Filed Pursuant to Rule 424(b)(3)
        Registration No. 333-255557

BROOKFIELD REAL ESTATE INCOME TRUST INC.
SUPPLEMENT NO. 13 DATED MARCH 18, 2024
TO THE PROSPECTUS DATED APRIL 11, 2023

This prospectus supplement (“Supplement”) is part of and should be read in conjunction with the prospectus of Brookfield Real Estate Income Trust Inc., dated April 11, 2023 (as supplemented to date, the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus. References herein to the “Company,” “we,” “us,” or “our” refer to Brookfield Real Estate Income Trust Inc. and its subsidiaries unless the context specifically requires otherwise.

The purposes of this Supplement are as follows:
•to provide updates on our investment portfolio;
•to disclose the transaction price for each class of our common stock sold in this public offering (the “Offering”) as of April 1, 2024;
•to disclose the calculation of our February 29, 2024 net asset value (“NAV”) per share for all share classes;
•to provide an update on the status of our Offering;
•to disclose an update to the “Experts” section of the Prospectus; and
•to provide our Annual Report on Form 10-K for the year ended December 31, 2023.
Investment Portfolio Updates
As of February 29, 2024, our portfolio, based on the net asset value of our investments, consisted of 73% real estate properties and 27% real estate-related loans and securities. Net asset value is measured as the fair value of our investments less any mortgages or debt obligations related to such investments.
As of February 29, 2024, our real estate properties, based on the total asset value of our properties measured at fair value, consisted of rental housing (65%), net lease (25%), logistics (6%) and office (4%).
As of February 29, 2024, our real estate-related loans and securities consisted of 76 investments with an aggregate fair value of approximately $245 million.
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April 1, 2024 Transaction Price
The transaction price for each share class of our common stock for subscriptions accepted as of April 1, 2024 (and repurchases as of March 31, 2024) is as follows:

Transaction Price (per share)
Class S	$11.3510
Class I	$11.4431
Class D	$11.5337
Class T	$11.4431
The April 1, 2024 transaction price for each of our share classes is equal to such class’s NAV per share as of February 29, 2024. A detailed calculation of the NAV per share is set forth below. The purchase price of our common stock for each share class equals the transaction price of such class, plus applicable upfront selling commissions and dealer manager fees. The repurchase price for each share class equals the transaction price of such class. The transaction price per Class T share is equal to our Class I transaction price since no Class T shares are outstanding.
February 29, 2024 NAV Per Share
NAV per share is calculated in accordance with the valuation guidelines that have been approved by our board of directors. Our NAV per share, which is updated as of the last calendar day of each month, is posted on our website at www.BrookfieldREIT.com and is made available on our toll-free, automated telephone line at (833) 625-7348. Please refer to “Net Asset Value Calculation and Valuation Guidelines” in the Prospectus for important information about how our NAV is determined. We have included a breakdown of the components of total NAV and NAV per share for February 29, 2024 along with the immediately preceding month.
Our total NAV presented in the following tables includes the NAV of our Class S, Class I, Class D, Class T, Class C and Class E shares of common stock, as well as partnership interests in the Operating Partnership held by parties other than the Company. The following table provides a breakdown of the major components of our total NAV as of February 29, 2024 ($ and shares/units in thousands):

Components of NAV	February 29, 2024
Investments in real estate	$1,683,250
Investments in real estate-related loans and securities	244,736
Investments in unconsolidated entities	77,521
Cash and cash equivalents	22,548
Restricted cash	17,074
Other assets	36,281
Debt obligations	(1,025,280)
Accrued stockholder servicing fees(1)	(271)
Management fee payable	(993)
Dividend payable	(5,061)
Subscriptions received in advance	(4,147)
Other liabilities	(43,023)
Non-controlling interests in joint ventures	(15,114)
Net asset value	$987,521
Number of shares/units outstanding	86,776
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(1)
Stockholder servicing fees only apply to Class S, Class T and Class D shares. For purposes of NAV, we recognize the stockholder servicing fee as a reduction of NAV on a monthly basis as such fee is paid. Under GAAP, we accrue the full cost of the stockholder servicing fee as an offering cost at the time we sell Class S, Class T and Class D shares of our common stock. As of February 29, 2024, we had accrued under GAAP approximately $24.6 million of stockholder servicing fees payable to the Dealer Manager related to the Class S and Class D shares sold (as of February 29, 2024, we had not sold any Class T shares).

The following table provides a breakdown of our total NAV and NAV per share/unit by class as of February 29, 2024 ($ and shares/units in thousands, except per share/unit data):

	Class S Shares	Class I Shares	Class D Shares	Class T Shares	Class C Shares(1)	Class E Shares(1)	Third-party Operating Partnership Units(2)	Total
Net asset value	$378,468	$468,530	$1,757	$—	$98,826	$39,021	$919	$987,521
Number of shares/units outstanding	33,342	40,945	152	—	8,843	3,414	80	86,776
NAV per share/unit as of February 29, 2024	$11.3510	$11.4431	$11.5337	$—	$11.1759	$11.4318	$11.4318

(1)	Class C and Class E shares of our common stock are offered to investors pursuant to private offerings.
(2)	Includes the units of the Operating Partnership held by parties other than the Company.

As of February 29, 2024, we had not sold any Class T shares.
Set forth below are the weighted averages of the key assumptions in the discounted cash flow methodology used in the February 29, 2024 valuations, based on property types.

Property Type	Discount Rate	Exit Capitalization Rate
Rental Housing	7.1%	5.7%
Net Lease	7.0%	6.1%
Office	9.0%	7.8%
Logistics	6.9%	5.9%

A change in these assumptions would impact the calculation of the value of our property investments. For example, assuming all other factors remained unchanged, the changes listed below would result in the following effects on our investment values:

Input	Hypothetical Change	Rental Housing Investment Values	Net Lease Investment Values	Office Investment Values	Logistics Investment Values
Discount Rate	.25% Decrease	1.8%	2.1%	1.9%	2.0%
(weighted average)	.25% Increase	(1.7)%	(2.1)%	(1.9)%	(1.8)%
Exit Capitalization Rate	.25% Decrease	2.9%	2.9%	2.0%	3.0%
(weighted average)	.25% Increase	(2.6)%	(2.6)%	(1.9)%	(2.5)%

The preceding tables do not include recently acquired properties, which are held at cost in accordance with our valuation guidelines.

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The following table provides a breakdown of the major components of our total NAV as of January 31, 2024 ($ and shares/units in thousands):

Components of NAV	January 31, 2024
Investments in real estate	$1,717,260
Investments in real estate-related loans and securities	246,563
Investments in unconsolidated entities	77,578
Cash and cash equivalents	16,012
Restricted cash	17,358
Other assets	55,259
Debt obligations	(1,034,576)
Accrued stockholder servicing fees(1)	(294)
Management fee payable	(1,033)
Dividend payable	(5,105)
Subscriptions received in advance	(5,314)
Other liabilities	(42,791)
Non-controlling interests in joint ventures	(15,425)
Net asset value	$1,025,492
Number of shares/units outstanding	87,753

(1)	Stockholder servicing fees only apply to Class S, Class T and Class D shares. For purposes of NAV, we recognize the stockholder servicing fee as a reduction of NAV on a monthly basis as such fee is paid. Under GAAP, we accrue the full cost of the stockholder servicing fee as an offering cost at the time we sell Class S, Class T and Class D shares of our common stock. As of January 31, 2024, we had accrued under GAAP approximately $25.3 million of stockholder servicing fees payable to the Dealer Manager related to the Class S and Class D shares sold (as of January 31, 2024, we had not sold any Class T shares).

The following table provides a breakdown of our total NAV and NAV per share/unit by class as of January 31, 2024 ($ and shares/units in thousands, except per share/unit data):

	Class S Shares	Class I Shares	Class D Shares	Class T Shares	Class C Shares(1)	Class E Shares(1)	Third-party Operating Partnership Units(2)	Total
Net asset value	$393,682	$485,196	$1,825	$—	$104,328	$39,523	$938	$1,025,492
Number of shares/units outstanding	33,771	41,291	154	—	9,087	3,370	80	87,753
NAV Per Share/Unit as of January 31, 2024	$11.6574	$11.7507	$11.8473	$—	$11.4815	$11.7274	$11.7399

(1)	Class C and Class E shares of our common stock are offered to investors pursuant to private offerings.
(2)	Includes the units of the Operating Partnership held by parties other than the Company.

As of January 31, 2024, we had not sold any Class T shares.
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Status of Our Offering
We are currently offering on a continuous basis up to $7.5 billion in shares of common stock, consisting of up to $6.0 billion in shares in our primary offering and up to $1.5 billion in shares pursuant to our distribution reinvestment plan. As of the date hereof, we have issued and sold (i) 29,394,596 shares of our common stock (consisting of 21,663,207 Class S shares, 7,564,750 Class I shares and 166,638 Class D shares; no Class T shares have been issued or sold) in our primary offering for total proceeds of $390,118,798 and (ii) 2,263,493 shares of our common stock (consisting of 1,993,142 Class S shares, 269,913 Class I shares and 438 Class D shares; no Class T shares had been issued or sold) pursuant to our distribution reinvestment plan for a total value of $29,218,774. We intend to continue selling shares in the Offering on a monthly basis.
Experts
The disclosure appearing in the “Experts” section of the Prospectus is supplemented with the following:
The financial statements of Brookfield Real Estate Income Trust Inc. as of December 31, 2023 and 2022, and for each of the three years in the period ended December 31, 2023, included in this Prospectus from Brookfield Real Estate Income Trust Inc.’s Annual Report on Form 10-K for the year ended December 31, 2023, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are included in reliance upon the report of such firm given their authority as experts in accounting and auditing.
Annual Report on Form 10-K
We have filed with the SEC our Annual Report on Form 10-K for the year ended December 31, 2023. The report (without exhibits) is attached to this Supplement as Appendix A.
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APPENDIX A

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 10-K
 (Mark One)

☒	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 FOR THE FISCAL YEAR ENDED DECEMBER 31, 2023

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 FOR THE TRANSITION PERIOD FROM ____ TO _____
Commission File Number: 000-56428

 Brookfield Real Estate Income Trust Inc.
(Exact name of registrant as specified in its charter)

Maryland	82-2365593
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
250 Vesey Street, 15th Floor
New York, NY 10281
(Address of principal executive offices) (Zip Code)
(212) 417-7000
(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act: None

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Securities registered pursuant to Section 12(g) of the Act:
Title of Each Class
Class I Common Stock, $0.01 par value per share
Class S Common Stock, $0.01 par value per share
Class D Common Stock, $0.01 par value per share
Class T Common Stock, $0.01 par value per share
Class C Common Stock, no par value per share
Class E Common Stock, no par value per share

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.
Yes ☐ No X
Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act.
Yes ☐ No X
Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.  Yes  X    No  ☐
Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files).  Yes  X    No  ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	X	Smaller reporting company	☐

		Emerging growth company	X
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  Yes  ☐    No  X
Indicate by check mark whether the registrant has filed a report on and attestation to its management’s assessment of the effectiveness of its internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act (15 U.S.C. 7262(b)) by the registered public accounting firm that prepared or issued its audit report. Yes ☐ No X
If securities are registered pursuant to Section 12(b) of the Act, indicate by check mark whether the financial statements of the registrant included in the filing reflect the correction of an error to previously issued financial statements.  ☐
Indicate by check mark whether any of those error corrections are restatements that required a recovery analysis of incentive-based compensation received by any of the registrant’s executive officers during the relevant recovery period pursuant to §240.10D-1(b). ☐
Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).
Yes  ☐   No X
The aggregate market value of the common stock held by non-affiliates of the registrant: No established market exists for the registrant’s common stock.
The number of the registrant’s outstanding shares of common stock as of February 29, 2024 was 86,695,188, consisting of 40,944,387 Class I shares, par value $0.01 per share, 33,342,309 Class S shares, par value $0.01 per share, 152,351 Class D shares, par value $0.01 per share, no Class T shares, par value $0.01 per share, 8,842,761 Class C shares, no par value per share, and 3,413,380 Class E shares, no par value per share.

DOCUMENTS INCORPORATED BY REFERENCE

Part III of this annual report on Form 10-K incorporates information by reference from the registrant’s definitive proxy statement with respect to its 2024 annual meeting of stockholders to be filed with the Securities and Exchange Commission within 120 days after the close of the registrant’s fiscal year.

WEBSITE DISCLOSURE
Investors and others should note that we use our website, www.BrookfieldREIT.com, to announce material information to investors and the marketplace. While not all of the information that we post on our website is of a material nature, some information could be deemed to be material. Accordingly, we encourage investors, the media, and others interested in us to review the information that we share on our website. Information contained on, or available through, our website is not incorporated by reference into this document.

PART I.
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This Annual Report on Form 10-K contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements include statements about our business, including, in particular, statements about our plans, strategies and objectives. You can generally identify forward-looking statements by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue” or other similar words. These statements include our plans and objectives for future operations, including plans and objectives relating to future growth and availability of funds, and are based on current expectations that involve numerous risks and uncertainties. Assumptions relating to these statements involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to accurately predict and many of which are beyond our control. Although we believe the assumptions underlying the forward-looking statements, and the forward-looking statements themselves, are reasonable, any of the assumptions could be inaccurate and, therefore, there can be no assurance that these forward-looking statements will prove to be accurate and our actual results, performance and achievements may be materially different from that expressed or implied by these forward-looking statements. In light of the significant uncertainties inherent in these forward-looking statements, the inclusion of this information should not be regarded as a representation by us or any other person that our objectives and plans, which we consider to be reasonable, will be achieved.
You should carefully review Item 1A - “Risk Factors” section of this Annual Report on Form 10-K for a discussion of the risks and uncertainties that we believe are material to our business, operating results, prospects and financial condition. Except as otherwise required by federal securities laws, we do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SUMMARY RISK FACTORS
An investment in shares of our common stock involves significant risks and is intended only for investors with a long-term investment horizon and who do not require immediate liquidity or guaranteed income. If we are unable to effectively manage the impact of these risks, we may not meet our investment objectives. Some of the more significant risks relating to an investment in shares of our common stock include:
•You will not have the opportunity to evaluate our future investments before we make them, which makes an investment in our common stock more speculative.
•Since there is no public trading market for shares of our common stock, repurchase of shares by us will likely be the only way to dispose of your shares. Our share repurchase plan will provide stockholders with the opportunity to request that we repurchase their shares on a monthly basis, but we are not obligated to repurchase any shares and may choose to repurchase only some, or even none, of the shares that have been requested to be repurchased in any particular month in our discretion. In addition, repurchases will be subject to available liquidity and other significant restrictions. Further, our board of directors may modify or suspend our share repurchase plan if it deems such action to be in our best interest and the best interest of our stockholders. As a result, our shares should be considered as having only limited liquidity and at times may be illiquid.
•We cannot guarantee that we will make distributions, and if we do, we may fund such distributions from sources other than cash flow from operations, and we have no limits on the amounts we may pay from such sources.
•The purchase and repurchase price for shares of our common stock will generally be based on our prior month’s net asset value (“NAV”) and will not be based on any public trading market. While there will be independent annual appraisals of our properties, the appraisal of properties is inherently subjective, and our NAV may not accurately reflect the actual price at which our assets could be liquidated on any given day.
•We have no employees and are dependent on Brookfield REIT Adviser LLC (the “Adviser”) to conduct our operations. The Adviser will face conflicts of interest as a result of, among other things, the allocation of investment opportunities among us and Other Brookfield Accounts (as defined below), the allocation of time of its investment professionals and the substantial fees that we will pay to the Adviser.
•Our shares are being offering pursuant to a “best efforts” offering. If we are not able to raise a substantial amount of capital in the near term, our ability to achieve our investment objectives could be adversely affected.
•Principal and interest payments on any borrowings will reduce the amount of funds available for distribution or investment in additional real estate assets. Borrowing also increases our risk of loss and exposure to negative economic effects.
•There are limits on the ownership and transferability of our shares.

•Investing in commercial real estate assets involves certain risks, including but not limited to: tenants’ inability to pay rent; increases in interest rates and lack of availability of financing; tenant turnover and vacancies; and changes in supply of or demand for similar properties in a given market.
•Our operating results will be affected by global and national economic and market conditions generally and by the local economic conditions where our properties are located, including changes with respect to rising interest rates, inflation, rising vacancy rates or decreasing market rental rates, fluctuations in the average occupancy, inability to lease space on favorable terms, bankruptcies, financial difficulties or lease defaults by our tenants, and changes in government rules, regulations and fiscal policies, such as property taxes, zoning laws, limitations on rental rates, and compliance costs with respect to environmental and other laws.
•If we fail to maintain our qualifications as a real estate investment trust (“REIT”) and no relief provisions apply, our NAV and cash available for distribution to our stockholders could materially decrease as a result of being subject to corporate income tax.

ITEM 1. BUSINESS
References herein to “Brookfield Real Estate Income Trust,” the “Company,” “we,” “us,” or “our” refer to Brookfield Real Estate Income Trust Inc., a Maryland corporation, and its subsidiaries unless the context specifically requires otherwise.
History and Development of the Company
Brookfield Real Estate Income Trust was formed on July 27, 2017 as a Maryland corporation and has elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended, (the “Code”) for U.S. federal income tax purposes beginning with the taxable year ended December 31, 2019. We seek to invest in well-located, high quality real estate properties that generate strong current cash flow and could further appreciate in value through proactive, best-in-class asset management. Our real estate-related debt strategy seeks to achieve high current income and superior risk-adjusted returns. We are structured as an umbrella partnership real estate investment trust (“UPREIT”), which means that we own substantially all of our assets through our operating partnership, Brookfield REIT Operating Partnership L.P. (the “Operating Partnership”), a Delaware limited partnership, of which we are the sole general partner.
We are externally managed by our Adviser, an affiliate of Brookfield Asset Management Ltd. (together with its affiliates, “Brookfield”). On November 2, 2021, we consummated a series of related transactions and actions that we refer to collectively as the “Adviser Transition,” including, but not limited to, the following:
•the engagement of the Adviser as our external manager and the resignation of our prior adviser, Oaktree Fund Advisors, LLC (the “Sub-Adviser”);
•the engagement of the Sub-Adviser to (i) manage certain of our real estate properties and real estate-related debt investments and (ii) select and manage certain of our liquid assets;
•our entry into an option investments purchase agreement with Oaktree Capital Management, L.P. (together with its affiliates, “Oaktree”) whereby they have the right to purchase certain investments that were acquired by us prior to the Adviser Transition (the“Option Investments Purchase Agreement”); and
•the engagement of Brookfield Oaktree Wealth Solutions LLC (the “Dealer Manager”) as the dealer manager for the Offering.
On April 30, 2018, the Securities and Exchange Commission (the “SEC”), declared effective our registration statement on Form S-11 (File No. 333-223022) for our initial public offering of up to $1,600,000,000 in shares in our primary offering and up to $400,000,000 in shares pursuant to our distribution reinvestment plan (the “Initial Public Offering”).
On November 2, 2021, the SEC declared effective our registration statement on Form S-11 (File No. 333-255557) for our follow-on public offering of up to $6,000,000,000 in shares in our primary offering and up to $1,500,000,000 in shares pursuant to our distribution reinvestment plan (the “Follow-On Public Offering” or the “Offering”). The Initial Public Offering terminated upon the commencement of the Follow-On Public Offering.
Pursuant to the Follow-On Public Offering, we are offering to sell any combination of four classes of shares of our common stock, Class T shares, Class S shares, Class D shares and Class I shares, with a dollar value up to the maximum offering amount. The share classes have different upfront selling commissions and ongoing stockholder servicing fees. The purchase price per share for each class of common stock in the Follow-On Public Offering will vary and will generally equal our prior month’s NAV per share, as determined monthly, plus applicable upfront selling commissions and dealer manager fees.
As of March 15, 2024, we have issued and sold 29,394,596 shares of our common stock (consisting of 21,663,207 Class S shares,7,564,750 Class I shares and 166,638 Class D shares; no Class T shares have been issued or sold) in our primary offering for total proceeds of $390,118,798 and (ii) 2,263,493 shares of our common stock (consisting of 1,993,141.77 Class S shares,

269,913 Class I shares and 438 Class D shares; no Class T shares had been issued or sold) pursuant to our distribution reinvestment plan for a total value of $29,218,774. We have contributed the net proceeds from our public offerings to the Operating Partnership in exchange for a corresponding number of Class S, Class D and Class I units (no Class T units had been issued). The Operating Partnership has primarily used the net proceeds to make investments in real estate, real estate-related debt and securities and for other general corporate purposes (including to fund repurchase requests under our share repurchase plan from time to time). We intend to continue selling shares of our common stock on a monthly basis through our continuous public offering and private offerings.

Business Overview
Our investment objectives are to invest in assets that will enable us to:
•provide sustainable, stable income in the form of regular cash distributions to our stockholders;
•protect and preserve stockholders’ invested capital;
•generate appreciation from asset and market selection and hands-on, proactive asset management to grow property cash flows; and
•provide an investment alternative for stockholders seeking to allocate a portion of their long-term investment portfolios to high-quality commercial and residential real estate with lower volatility than publicly traded real estate companies.
Our investment strategy is to invest in a diversified portfolio of:
•Income-producing real estate: High-quality properties in desirable locations – primarily income-producing U.S. commercial real estate with upside potential through active asset management;
•Real estate-related debt: Performing real estate debt, primarily commercial first mortgages and mezzanine loans; and
•Real estate-related securities: Real estate-related securities, structured products and cash equivalents for purposes of liquidity management.
We anticipate approximately 80% of our portfolio (potentially ranging between 65% and 90%) will be comprised of income-producing real estate, and approximately 20% of our portfolio (potentially ranging between 10% and 35%) will be comprised of real estate-related debt and securities.
We seek to achieve attractive risk-adjusted returns through investments in real estate assets with an emphasis on stable current income and long-term growth potential. Consistent with Brookfield’s and Oaktree’s shared investment philosophy, we seek to achieve attractive returns and mitigate downside risk by identifying price discounts relative to intrinsic value and replacement cost.
Our investment strategy seeks to capitalize on Brookfield’s deep expertise as an owner and operator of real assets with a long-standing history of creating value and delivering strong risk-adjusted returns across market cycles. We also seek to benefit from Brookfield’s disciplined investment approach, as well as its scale and ability to identify and acquire our target investments at attractive pricing. Brookfield is a leading global alternative asset manager with over $900 billion of assets under management across real estate, infrastructure, renewable power and transition, private equity, and credit as of December 31, 2023. Brookfield invests client capital for the long-term and offers a range of alternative investment products to investors around the world — including public and private pension plans, endowments and foundations, sovereign wealth funds, financial institutions, insurance companies and private wealth investors.
Investments in Real Estate
We invest primarily in stabilized, income-generating real estate across various segments, including rental housing, net lease, office, logistics, and alternative property types. The majority of our portfolio is concentrated in the United States, but we may selectively invest in large global cities where our sponsor, Brookfield, has comprehensive capabilities, such as Toronto, London, Sydney and Seoul.
We do not designate specific geography or sector allocations for the portfolio; rather we invest in regions or asset classes where we see the best opportunities that support our investment objectives.
As of December 31, 2023, we owned a diversified portfolio of 18 properties, 486 single-family rental homes and one unconsolidated interest in a real estate joint venture. Our real estate properties consisted of rental housing (56%), net lease (26%), single-family rental (7%), office (6%) and logistics (5%) based on the asset value of our real estate investments.

Investments in Real Estate-Related Debt and Securities
Our real estate-related debt and securities strategy seeks to achieve high current income and superior risk-adjusted returns. Our real estate-related debt investments focus on performing real estate-related debt, primarily commercial first mortgages and mezzanine loans, where the investment strategy is not intended to result in real estate ownership. Our investments in real estate-related securities include commercial mortgage-backed securities (“CMBS”), residential mortgage-backed securities (“RMBS”), and real estate-related corporate debt. In addition to serving our investment purposes, our investments in real estate-related securities will also provide a source of liquidity for our share repurchase plan and cash management.
As of December 31, 2023, our real estate-related debt and securities consisted of 75 investments with an aggregate fair value of approximately $241.2 million.
Leverage
We use financial leverage to provide additional funds to support our investment activities. This allows us to make more investments than would otherwise be possible, resulting in a broader portfolio of investments. Subject to the limitation on indebtedness for money borrowed in our charter described below, our target leverage ratio is 50% to 60%. Our leverage ratio is measured by dividing (i) the consolidated property-level and entity-level debt, excluding any third-party interests in such debt, net of cash, loan-related restricted cash, and trading securities by (ii) the gross asset value of real estate equity investments (calculated using the greater of fair value and cost of gross real estate assets), excluding any third-party interests in such investments, plus our equity in real estate-related debt investments. We have no indebtedness on our real estate-related debt investments.
We have limits in our charter prohibiting us from borrowing more than 300% of our net assets, which approximates borrowing 75% of the cost of our investments. We may exceed this limit if a majority of our independent directors approves each borrowing in excess of the limit and we disclose the justification for doing so to our stockholders.
Financing a portion of the purchase price of our assets will allow us to broaden our portfolio by increasing the funds available for investment. Financing a portion of the purchase price is not free from risk, however, as using debt requires us to pay interest and principal, referred to as “debt service,” all of which decrease the amount of cash available for distribution to our stockholders or other purposes. We may also be unable to refinance the debt at maturity on favorable or equivalent terms, if at all, exposing us to the potential risk of loss with respect to assets pledged as collateral for loans. Certain of our debt is floating rate and the effective interest rates on such debt will increase when the relevant interest benchmark increases.
Taxation of the Company
We qualified as a REIT under the Code for U.S. federal income tax purposes beginning with the taxable year ended December 31, 2019. We generally must distribute annually at least 90% of our taxable net income, subject to certain adjustments and excluding any net capital gain, in order for U.S. federal income tax not to apply to our earnings that we distribute. To the extent that we satisfy this distribution requirement but distribute less than 100% of our net taxable income, we will be subject to U.S. federal income tax on our undistributed taxable income. In addition, we will be subject to a 4% nondeductible excise tax if the actual amount that we pay out to our stockholders in a calendar year is less than a minimum amount specified under U.S. federal tax laws.
Regulation
As an owner of real estate, we are subject to various environmental, securities, tax, property, housing (including laws related to rent and tenant rights) and other laws of federal, state and local governments. Compliance with federal, state and local laws is not expected to have a material, adverse effect on our business, assets, results of operations, financial condition and ability to pay distributions, and we do not expect to incur material expenditures to comply with these laws and regulations.
Competition
The activity of identifying, completing and realizing attractive real estate and real estate-related investments is highly competitive. We face competition for investments from other real estate investment vehicles, as well as individuals and companies, publicly-traded REITs, financial institutions (such as mortgage banks and pension funds), hedge funds and investment funds affiliated with other financial sponsors or institutional real estate investors, private equity and debt investors, and credit vehicles. Further, over the past several years, many real estate funds and publicly traded REITs have been formed (and many such existing funds have grown in size) for the purpose of investing in real estate assets and real estate debt. In recent years, hedge funds and other participants have also become increasingly active in the private mezzanine market. Other Brookfield Accounts, particularly those with investment strategies that overlap with ours, may create competition for investment opportunities. Many of these entities may have greater access to capital to make investments than we have. In the face of this competition, we have access to our Adviser’s and Brookfield’s professionals and their industry expertise and relationships, which we believe provide us with a competitive advantage and help us source, evaluate and compete for potential investments. We believe these relationships will enable us to compete more effectively for attractive investment opportunities.

Human Capital
We do not currently have any employees and rely on our Adviser to provide us with investment advisory services. These services are provided by individuals who are employees of our Adviser or one of its affiliates and each of our officers is an employee of our Adviser or one of its affiliates. Our executive officers also serve as officers of our Adviser and certain of its affiliates.
Conflicts of Interest
We are subject to conflicts of interest arising out of our relationship with Brookfield, including the Adviser and its affiliates. See Item 1A — “Risk Factors — Risks Related to our Relationship with Brookfield.”
Available Information
Stockholders may obtain copies of our filings with the SEC, free of charge, from the website maintained by the SEC at www.sec.gov or from our website at www.BrookfieldREIT.com. We are providing the address to our website solely for the information of investors. The information on our website is not part of or incorporated by reference into this report.

ITEM 1A. RISK FACTORS
Risks Related to Our Organizational Structure
We have a history of net losses and an accumulated deficit.
For the year ended December 31, 2023 we had net losses attributable to stockholders under U.S. Generally Accepted Accounting Principles (“GAAP”) and an accumulated deficit. It is possible that we will continue to experience net losses and to accumulate additional deficits, which may negatively affect the value of our shares of common stock.
We have held several of our current investments for only a limited period of time and you will not have the opportunity to evaluate our future investments before we make them, which makes your investment more speculative.
We have not yet acquired or identified all of the investments we may make. We are not able to provide you with any information relating to any future properties, real estate debt or real estate-related equity securities that we may acquire. Because we have not held our current investments for a long period of time, it may be difficult for you to evaluate our success in achieving our investment objectives. We will continue to seek to invest substantially all of the future net offering proceeds from our offering, after the payment of fees and expenses, in the acquisition of or investment in interests in properties, real estate debt and real estate-related equity securities. However, because you are unable to evaluate the economic merit of our future investments before we make them, you have to rely entirely on the ability of the Adviser to select suitable and successful investment opportunities. Furthermore, the Adviser has broad discretion in selecting the types of properties we will invest in and the tenants of those properties, and you do not have the opportunity to evaluate potential investments. These factors increase the risk that your investment in our common stock may not generate returns comparable to other real estate investment alternatives.
The Adviser manages our portfolio pursuant to very broad investment guidelines and generally is not required to seek the approval of our board of directors for each investment, financing or asset allocation decision made by it, which may result in our making riskier investments and which could adversely affect our results of operations and financial condition.
Our board of directors has approved very broad investment guidelines that delegate to the Adviser the authority to execute acquisitions and dispositions of real estate properties and real estate-related investments on our behalf, in each case so long as such investments are consistent with the investment guidelines and our charter. There can be no assurance that the Adviser will be successful in applying any strategy or discretionary approach to our investment activities. Our current investments may not be representative of our future investments. A change in our investment strategy may, among other things, increase our exposure to real estate market fluctuations, default risk and interest rate risk, all of which could materially affect our results of operations and financial condition. Our board of directors (including our independent directors) will review our investment guidelines on an annual basis (or more often as it deems appropriate) and our investment portfolio periodically. The prior approval of our board of directors or a committee of independent directors will be required only as set forth in our charter (including for transactions with affiliates of the Adviser) or for the acquisition or disposition of assets that are not in accordance with our investment guidelines. In addition, in conducting periodic reviews, our directors will rely primarily on information provided to them by the Adviser. Furthermore, transactions entered into on our behalf by the Adviser may be costly, difficult or impossible to unwind when they are subsequently reviewed by our board of directors.
There is no public trading market for shares of our common stock; therefore, stockholders’ ability to dispose of our shares will likely be limited to repurchase by us. If stockholders do sell their shares to us, they may receive less than the price they paid.
There is no current public trading market for shares of our common stock, and we do not expect that such a market will ever develop. Therefore, repurchase of shares by us will likely be the only way for stockholders to dispose of their shares. We will repurchase shares at a price equal to the transaction price of the class of shares being repurchased on the date of repurchase (which will generally be equal to our prior month’s NAV per share), and not based on the price at which stockholders initially purchased their shares. Subject to limited exceptions, shares repurchased within one year of the date of issuance will be repurchased at 98% of the transaction price (the “Early Repurchase Deduction”). As a result, stockholders may receive less than the price they paid for their shares when they sell them to us pursuant to our share repurchase plan.
Repurchases through our share repurchase plan are limited. We may choose to repurchase fewer shares than have been requested to be repurchased, in our discretion at any time, and the amount of shares we may repurchase is subject to caps. Further, our board of directors may modify or suspend our share repurchase plan if it deems such action to be in our best interest and the best interest of our stockholders.
We may choose to repurchase fewer shares than have been requested in any particular month to be repurchased under our share repurchase plan, or none at all, in our discretion at any time. We may repurchase fewer shares than have been requested to be repurchased, or none at all, due to lack of readily available funds because of adverse market conditions beyond our control, the need to maintain liquidity for our operations or because we have determined that investing in real property or other illiquid investments is a better use of our capital than repurchasing our shares.
In addition, the total amount of shares that we will repurchase will be limited, in any calendar month, to shares whose aggregate value (based on the repurchase price per share on the date of the repurchase) is no more than 2% of our aggregate NAV as of the last day of the previous calendar month and, in any calendar quarter, to shares whose aggregate value is no more than 5% of our aggregate NAV as of the last day of the previous calendar quarter. Further, our board of directors may modify or suspend our share repurchase plan if it deems such action to be in our best interest and the best interest of our stockholders. If the full amount of all shares of our common stock requested to be repurchased in any given month is not repurchased, funds will be allocated pro rata based on the total number of shares of common stock being repurchased without regard to class and subject to the volume limitation. All unsatisfied repurchase requests must be resubmitted after the start of the next month or quarter, or upon the recommencement of the share repurchase plan, as applicable.
Furthermore, our board of directors may agree for the benefit of one or more of our stockholders to restrict repurchases in a manner that is intended to result in our being treated as a “domestically controlled” REIT within the meaning of Section 897(h)(4)(B) of the Code. Because we are not required to authorize the recommencement of the share repurchase plan within any specified period of time, we may effectively terminate the plan by suspending it indefinitely. As a result, stockholders’ ability to have their shares repurchased by us may be limited and at times stockholders may not be able to liquidate their investment.
Economic events that may cause our stockholders to request that we repurchase their shares may materially adversely affect our cash flow and our results of operations and financial condition.
Economic events affecting the U.S. economy, such as the general negative performance of the real estate sector, rising interest rates and inflation could cause our stockholders to seek to sell their shares to us pursuant to our share repurchase plan at a time when such events are adversely affecting the performance of our assets. Even if we decide to satisfy all resulting repurchase requests, our cash flow could be materially adversely affected. In addition, if we determine to sell assets to satisfy repurchase requests, we may not be able to realize the return on such assets that we may have been able to achieve had we sold at a more favorable time, and our results of operations and financial condition, including, without limitation, breadth of our portfolio by property type and location, could be materially adversely affected.
The amount and source of distributions we may make to our stockholders is uncertain, and we may be unable to generate sufficient cash flows from our operations to make distributions to our stockholders at any time in the future.
We have not established a minimum distribution payment level, and our ability to make distributions to our stockholders may be adversely affected by a number of factors, including the risk factors described in this report. Our board of directors (or a duly authorized committee of our board of directors) will make determinations regarding distributions based upon, among other factors, our financial performance, debt service obligations, debt covenants, REIT qualification and other tax considerations, Investment Company Act of 1940, as amended (the “Investment Company Act”) exemptions, capital expenditure requirements and applicable law. Among the factors that could impair our ability to make distributions to our stockholders are:
•the size of our portfolio;
•our inability to invest the proceeds from sales of our shares on a timely basis;
•our inability to realize attractive risk-adjusted returns on our investments;
•high levels of expenses or reduced revenues that reduce our cash flow or non-cash earnings; and
•defaults in our investment portfolio or decreases in the value of our investments.
As a result, we may not be able to make distributions to our stockholders at any time in the future, and the level of any distributions we do make to our stockholders may not increase or even be maintained over time, any of which could materially and adversely affect the value of our shares.
We may pay distributions and fund share repurchases from sources other than our cash flow from operations and we have no limits on the amounts we may pay from such sources.
We may not generate sufficient cash flow from operations to fully fund distributions to stockholders, particularly during the early stages of our operations. Therefore, we may fund distributions to our stockholders or share repurchases from sources other than cash flow from operations. The extent to which we pay distributions and fund share repurchases from sources other than cash flow from operations will depend on various factors, including the level of participation in our distribution reinvestment plan, level of share repurchase requests, the extent to which the Adviser elects to receive its management or performance fees in shares of our common stock or units of the Operating Partnership, how quickly we invest the proceeds from the Offering and any future offering and the performance of our investments along with tax and Investment Company Act considerations relating thereto.

Funding distributions and share repurchases from the proceeds of the sale of properties and other real estate-related assets that we acquire, the repayment of loans that we acquire or originate, borrowings, return of capital or proceeds of the Offering will result in a reduction of assets available to acquire properties or other real estate-related investments. As a result, the return stockholders realize on their investment may be reduced. Doing so may also negatively impact our ability to generate cash flows. Likewise, funding distributions from the sale of additional securities will dilute existing stockholder’ interest in us on a percentage basis and may impact the value of stockholders’ investments, especially if we sell these securities at prices less than the price they paid for their shares. Funding share repurchases from the sale of additional securities will impact the value of stockholders' investments if we sell these securities at prices less than the price at which we repurchase shares. We may be required to continue to fund our regular distributions and share repurchases from a combination of some of these sources if our investments fail to perform, if expenses are greater than our revenues or due to numerous other factors. We have not established a limit on the amount of our distributions or repurchases that may be paid from any of these sources. We believe that the likelihood that we pay distributions and fund share repurchases from sources other than cash flow from operations will be higher in the early stages of the Offering.
To the extent we borrow funds to pay distributions or fund repurchases, we would incur borrowing costs and these borrowings would require a future repayment. The use of these sources for distributions and the ultimate repayment of any liabilities incurred could adversely impact our ability to pay distributions or fund repurchases in future periods, decrease our NAV, decrease the amount of cash we have available for operations and new investments and adversely impact the value of our shares.
In addition, as noted above, we may defer operating expenses or pay expenses (including the fees of the Adviser) with shares of our common stock in order to preserve cash flow for the payment of distributions. The ultimate repayment of these deferred expenses could adversely affect our operations and reduce the future return on our shares. The payment of expenses in shares of our common stock will dilute stockholders’ ownership interest in our portfolio of assets. There is no guarantee any of our operating expenses will be deferred and the Adviser is under no obligation to receive fees in shares of our common stock or Operating Partnership units and may elect to receive such amounts in cash.
Purchases and repurchases of shares of our common stock may not be made based on the current NAV per share of our common stock.
Generally, our offering price per share and the price at which we make repurchases of our shares will equal the NAV per share of the applicable class as of the last calendar day of the prior month, plus, in the case of our offering price, applicable upfront selling commissions and dealer manager fees. The NAV per share as of the date on which an investor makes a subscription request or repurchase request may be significantly different than the offering price such investor pays or the repurchase price such investor receives. In addition, we may, but are not obligated to, offer and repurchase shares at a price that we believe reflects the NAV per share of such stock more appropriately than the prior month’s NAV per share, including by updating a previously disclosed offering price, in cases where we believe there has been a material change (positive or negative) to our NAV per share since the end of the prior month. In such cases, the offering price and repurchase price will not equal our NAV per share as of any time.
Valuations and appraisals of our properties and real estate-related investments are estimates of fair value and may not necessarily correspond to realizable value.
For the purposes of calculating our monthly NAV, our properties will initially be valued at cost, which we expect to represent fair value at that time. Thereafter, the calculation of our monthly NAV will be determined by the Adviser based in part on annual appraisals of each of our properties by independent third-party appraisal firms that are reviewed by our independent valuation advisor and updated appraisals prepared by our independent valuation advisor of our properties in any month that does not include appraisals by an independent third-party appraisal firm for such properties. Our investments in real estate securities will initially be valued at cost, and thereafter will be valued monthly by the Adviser using quotations from third party pricing vendors. The independent valuation advisor will prepare monthly appraisals of our real estate related debt investments and property-level debt liabilities.
Although monthly valuations of each of our real properties will be prepared by our independent valuation advisor, such valuations are based on asset and portfolio level information provided by the Adviser, including historical operating revenues and expenses of the properties, lease agreements on the properties, budgeted revenues and expenses of the properties, information regarding recent or planned capital expenditures and any other information relevant to valuing the real estate property, which information will be reviewed and professional skepticism applied as to its reasonableness but will not be independently verified by our independent valuation advisor.
Within the parameters of our valuation guidelines, the valuation methodologies used to value our properties will involve subjective judgments and projections and may not be accurate. Valuation methodologies will also involve assumptions and opinions about future events, which may or may not turn out to be correct. Valuations and appraisals of our properties and real estate-related investments will be only estimates of fair value. Ultimate realization of the value of an asset depends to a great extent on economic, market and other conditions beyond our control and the control of the Adviser and our independent valuation advisor. Further, valuations do not necessarily represent the price at which an asset would sell, since market prices of assets can only be determined by negotiation between a willing buyer and seller. As such, the carrying value of an asset may not reflect the price at which the asset could be sold in the market, and the difference between carrying value and the ultimate sales price could be material. In addition, accurate valuations are more difficult to obtain in times of low transaction volume because there are fewer market transactions that can be considered in the context of the appraisal. There will be no retroactive adjustment in the valuation of such assets, the offering price of our shares of common stock, the price we paid to repurchase shares of our common stock or NAV-based fees we paid to the Adviser and the Dealer Manager to the extent such valuations prove to not accurately reflect the realizable value of our assets. Because the price stockholders will pay for shares of our common stock in our offering, and the price at which their shares may be repurchased by us pursuant to our share repurchase plan are generally based on our prior month’s NAV per share, investors may pay more than realizable value or receive less than realizable value for their investments.
Our NAV per share amounts may change materially if the appraised values of our properties materially change from prior appraisals or the actual operating results for a particular month differ from what we originally budgeted for that month.
We anticipate that appraisals for a portion of our portfolio of properties will be conducted at least once per month. Annual appraisals of our properties will be conducted by an independent third-party appraisal firm on a rolling basis, such that properties may be appraised at different times but each property (other than single-family rental properties) would be appraised by an independent third-party appraisal firm at least once per year. In any month where an independent third-party appraisal firm does not prepare an appraisal for a property, our independent valuation advisor will prepare an appraisal for such property (other than international properties, which the Adviser prepares monthly update appraisals that are reviewed by our independent valuation advisor). When these appraisals are reflected in our NAV calculations, there may be a material change in our NAV per share amounts for each class of our common stock from those previously reported. In addition, actual operating results for a given month may differ from what we originally budgeted for that month, which may cause a material increase or decrease in the NAV per share amounts. We will not retroactively adjust the NAV per share of each class reported for the previous month. Therefore, because a new monthly appraisal may differ materially from the prior appraisal or the actual results from operations may be better or worse than what we previously budgeted for a particular month, the adjustment to reflect the new appraisal or actual operating results may cause the NAV per share for each class of our common stock to increase or decrease, and such increase or decrease will occur on the day the adjustment is made.
It may be difficult to reflect, fully and accurately, material events that may impact our monthly NAV.
The Adviser’s and the Sub-Adviser’s determination of our monthly NAV per share will be based in part on annual appraisals of each of our properties by independent third-party appraisal firms in individual appraisal reports reviewed by our independent valuation advisor or appraisals provided directly by our independent valuation advisor in accordance with valuation guidelines approved by our board of directors. As a result, our published NAV per share in any given month may not fully reflect any or all changes in value that may have occurred since the most recent appraisal or valuation. The Adviser and the Sub-Adviser, as applicable, will review appraisal reports and monitor our properties and real estate-related investments, and is responsible for notifying the independent valuation advisor of the occurrence of any property-specific or market-driven event it believes may cause a material change in the real estate valuation, but it may be difficult to reflect fully and accurately rapidly changing market conditions or material events that may impact the value of our properties and real estate-related investments or liabilities between valuations, or to obtain quickly complete information regarding any such events. For example, an unexpected termination or renewal of a material lease, a material increase or decrease in vacancies or an unanticipated structural or environmental event at a property may cause the value of a property to change materially, yet obtaining sufficient relevant information after the occurrence has come to light or analyzing fully the financial impact of such an event may be difficult to do and may require some time. As a result, the NAV per share may not reflect a material event until such time as sufficient information is available and analyzed, and the financial impact is fully evaluated, such that our NAV may be appropriately adjusted in accordance with our valuation guidelines. Depending on the circumstance, the resulting potential disparity in our NAV may be in favor of either stockholders who repurchase their shares, or stockholders who buy new shares, or existing stockholders.
NAV calculations are not governed by governmental or independent securities, financial or accounting rules or standards.
The methods used by the Adviser, the Sub-Adviser and State Street Bank and Trust Company (“State Street”) to calculate our NAV, including the components used in calculating our NAV, are not prescribed by rules of the SEC or any other regulatory agency. Further, there are no accounting rules or standards that prescribe which components should be used in calculating NAV, and our NAV is not audited by our independent registered public accounting firm. We calculate and publish NAV solely for purposes of establishing the price at which we sell and repurchase shares of our common stock. The components and methodology used in calculating our NAV may differ from those used by other companies now or in the future.

In addition, calculations of our NAV, to the extent that they incorporate valuations of our assets and liabilities, are not prepared in accordance with generally accepted accounting principles. These valuations may differ from actual values that could be realized in the event that we were forced to sell assets.
Additionally, errors may occur in calculating our NAV, which could impact the price at which we sell and repurchase shares of our common stock and the amount of the Adviser’s management and performance fees.
If we are unable to continue to raise substantial funds, we will be limited in the number and type of investments we make, and the value of our shares of common stock will be more dependent on the performance of any of the specific assets we acquire.
Our Offering is being made on a “best efforts” basis, meaning that the Dealer Manager is only required to use its best efforts to sell our shares and has no firm commitment or obligation to purchase any shares. As a result, the amount of proceeds we raise in our Offering may be substantially less than the amount we would need to achieve a broader portfolio of investments. If we are unable to raise substantially more than the minimum offering amount, we will make fewer investments, resulting in less diversity in terms of the type, number, geography and size of investments that we make. In that case, the likelihood that any single asset’s performance would adversely affect our profitability will increase. There is a greater risk that our stockholders will lose money in their investment if we have less diversity in our portfolio. Further, we will have certain fixed operating expenses, including expenses of being a public reporting company, regardless of whether we are able to raise substantial funds. Our inability to raise substantial funds would increase our fixed operating expenses as a percentage of gross income, reducing our net income and limiting our ability to make distributions. Further, our board of directors has approved a share repurchase arrangement whereby we will offer to repurchase shares or Operating Partnership units held by one or more affiliates of Brookfield (individually or collectively, as the context may require, the “Brookfield Investor”), provided that no such repurchase will be made during any month in which the full amount of all shares requested to be repurchased under our share repurchase plan is not repurchased. As a result of this share repurchase arrangement, it is expected that our aggregate NAV will not grow as quickly as it otherwise might as a result of our continuous offering and we may not have capital to make new investments until the shares and Operating Partnership units owned by the Brookfield Investor are fully repurchased, which will exacerbate the risks described above.
We face risks associated with the deployment of our capital.
In light of the nature of our continuous offering and our investment strategy and the need to be able to deploy capital quickly to capitalize on potential investment opportunities, we may from time to time hold cash pending deployment into investments, which may at times be significant, particularly at times when we are receiving high amounts of offering proceeds and/or times when there are few attractive investment opportunities. Such cash may be held in an account for the benefit of our stockholders that may be invested in money market accounts or other similar temporary investments. In the event we are unable to find suitable investments such cash may be maintained for longer periods which would be dilutive to overall investment returns. It is not anticipated that the temporary investment of such cash into money market accounts or other similar temporary investments pending deployment into investments will generate significant interest, and investors should understand that such low interest payments on the temporarily invested cash may adversely affect overall returns.
Our board of directors may, in the future, adopt certain measures under Maryland law without stockholder approval that may have the effect of making it less likely that a stockholder would receive a “control premium” for his or her shares.
Corporations organized under Maryland law with a class of registered securities and at least three independent directors are permitted to elect to be subject, by a charter or bylaw provision or a resolution of its board of directors and notwithstanding any contrary charter or bylaw provision, to any or all of five provisions:
•staggering the board of directors into three classes;
•requiring a two-thirds vote of stockholders to remove directors;
•providing that only the board of directors can fix the size of the board;
•providing that all vacancies on the board, regardless of how the vacancy was created, may be filled only by the affirmative vote of a majority of the remaining directors in office and for the remainder of the full term of the class of directors in which the vacancy occurred; and
•providing for a majority requirement for the calling by stockholders of a special meeting of stockholders.
These provisions may discourage an extraordinary transaction, such as a merger, tender offer or sale of all or substantially all of our assets, all of which might provide a premium price for stockholders’ shares. In our charter, we have elected that vacancies on our board of directors be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred. Through other provisions in our charter and bylaws, we vest in our board of directors the exclusive power to fix the number of directorships, provided that the number is not less than three. In addition, for so long as the

Advisory Agreement is in effect, the Adviser has the right to nominate, subject to the approval of such nomination by our board of directors, four affiliated directors to the slate of directors to be voted on by the stockholders at our annual meeting of stockholders; provided, however, that such number of director nominees shall be reduced as necessary by a number that will result in a majority of directors being independent directors. Our board of directors must also consult with the Adviser in connection with (i) its selection of each independent director for nomination to the slate of directors to be voted on at the annual meeting of stockholders, and (ii) filling any vacancies created by the removal, resignation, retirement or death of any director. These and other provisions in our charter and bylaws could make it more difficult for stockholders or potential acquirers to obtain control of our board of directors or initiate actions that are opposed by our then-current board of directors, including a merger, tender offer or proxy contest involving our company. We have not elected to be subject to any of the other provisions described above, but our charter does not prohibit our board of directors from opting into any of these provisions in the future.
Further, under the Maryland Business Combination Act, we may not engage in any merger or other business combination with an “interested stockholder” (which is defined as (1) any person who beneficially owns, directly or indirectly, 10% or more of the voting power of our outstanding voting stock and (2) an affiliate or associate of ours who, at any time within the two-year period prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of our then outstanding voting stock) or any affiliate of that interested stockholder for a period of five years after the most recent date on which the interested stockholder became an interested stockholder. A person is not an interested stockholder if our board of directors approved in advance the transaction by which he or she would otherwise have become an interested stockholder. In approving a transaction, our board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms or conditions determined by our board of directors. After the five-year period ends, any merger or other business combination with the interested stockholder or any affiliate of the interested stockholder must be recommended by our board of directors and approved by the affirmative vote of at least:
•80% of all votes entitled to be cast by holders of outstanding shares of our voting stock; and
•two-thirds of all of the votes entitled to be cast by holders of outstanding shares of our voting stock other than those shares owned or held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.
These super-majority voting requirements do not apply if, among other things, our stockholders receive a minimum price (as set forth in the Maryland General Corporation Law (the “MGCL”)) for their common stock and the consideration is received in cash or in the same form as previously paid by the interested stockholder.
The statute permits various exemptions from its provisions, including business combinations that are exempted by our board of directors prior to the time the interested stockholder becomes an interested stockholder. Our board of directors has adopted resolutions exempting any business combination involving us and any person, including Brookfield, the Adviser, Oaktree and the Sub-Adviser from the provisions of this law, provided that such business combination is first approved by our board of directors.
Our charter permits our board of directors to authorize us to issue preferred stock on terms that may subordinate the rights of the holders of our current common stock or discourage a third party from acquiring us.
Our board of directors is permitted, subject to certain restrictions set forth in our charter, to authorize the issuance of shares of preferred stock without stockholder approval. Further, our board of directors may classify or reclassify any unissued shares of common or preferred stock into other classes or series of stock and establish the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms or conditions of redemption of the stock and may amend our charter from time to time to increase or decrease the aggregate number of shares or the number of shares of any class or series that we have authority to issue without stockholder approval. Thus, our board of directors could authorize us to issue shares of preferred stock with terms and conditions that could subordinate the rights of the holders of our common stock or have the effect of delaying, deferring or preventing a change in control of us, including an extraordinary transaction such as a merger, tender offer or sale of all or substantially all of our assets, that might provide a premium price for holders of our common stock.
Maryland law limits, in some cases, the ability of a third party to vote shares acquired in a “control share acquisition.”
The Maryland Control Share Acquisition Act provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved by stockholders by a vote of two-thirds of the votes entitled to be cast on the matter. Shares of stock owned by the acquirer, by officers or by employees who are directors of the corporation, are excluded from shares entitled to vote on the matter. “Control shares” are voting shares of stock which, if aggregated with all other shares of stock owned by the acquirer or in respect of which the acquirer can exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within specified ranges of voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval or shares acquired directly from the corporation. A “control share acquisition” means the acquisition of issued and outstanding control shares. The control share acquisition statute does not apply: (1) to shares acquired in a merger, consolidation or share exchange if the Maryland corporation is a party to the transaction; or (2) to acquisitions approved or exempted by the charter or bylaws of the Maryland corporation. Our bylaws contain a provision exempting from the Control Share Acquisition Act any and all acquisitions of our stock by any person. There can be no assurance that this provision will not be amended or eliminated at any time in the future.
Maryland law and our organizational documents limit our rights and the rights of our stockholders to recover claims against our directors and officers, which could reduce stockholders’ and our recovery against them if they cause us to incur losses.
Maryland law provides that a director will not have any liability as a director so long as he or she performs his or her duties in accordance with the applicable standard of conduct. In addition, our charter generally limits the personal liability of our directors and officers for monetary damages subject to the limitations of the North American Securities Administrators Association’s Statement of Policy Regarding Real Estate Investment Trusts, as revised and adopted on May 7, 2007 (the “NASAA REIT Guidelines”), and Maryland law. Moreover, our charter generally requires us to indemnify and advance expenses to our directors and officers for losses they may incur by reason of their service in those capacities unless their act or omission was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, they actually received an improper personal benefit in money, property or services or, in the case of any criminal proceeding, they had reasonable cause to believe the act or omission was unlawful. Further, we have entered into separate indemnification agreements with each of our directors. As a result, our stockholders and we may have more limited rights against our directors than might otherwise exist under common law, which could reduce our stockholders’ and our recovery from these persons if they act in a manner that causes us to incur losses. In addition, we are obligated to fund the defense costs incurred by our directors in some cases. However, our charter provides that we may not indemnify our directors or officers, or the Adviser and its affiliates, for any liability or loss suffered by them or hold our directors or officers, the Adviser and its affiliates harmless for any liability or loss suffered by us, unless they have determined, in good faith, that the course of conduct that caused the loss or liability was in our best interests, they were acting on our behalf or performing services for us, the liability or loss was not the result of negligence or misconduct by our non-independent directors, the Adviser and its affiliates, or gross negligence or willful misconduct by our independent directors, and the indemnification or agreement to hold harmless is recoverable only out of our net assets or the proceeds of insurance and not from the stockholders.
Maryland law limits our stockholders’ ability to amend our charter or dissolve us without the approval of our board of directors.
Although the NASAA REIT Guidelines published by the North American Securities Administrators Association (“NASAA”) indicate that stockholders are permitted to amend our charter or terminate us without the necessity for concurrence by our board of directors, we are required to comply with the MGCL, which provides that any amendment to our charter or any dissolution of our company must first be declared advisable by our board of directors. Therefore, our stockholders may vote to authorize the amendment of our charter or the dissolution of our company, but only after such action has been declared advisable by our board of directors. Accordingly, the only proposals to amend our charter or to dissolve our company that will be presented to our stockholders will be those that have been declared advisable by our board of directors and also require approval by our stockholders.
Your interest in us will be diluted if we issue additional shares.
Holders of our common stock will not have preemptive rights to any shares we issue in the future. Our charter authorizes us to issue up to 1,050,000,000 shares of capital stock, of which 1,000,000,000 shares are classified as common stock (of which 225,000,000 shares are classified as Class T shares, 225,000,000 shares are classified as Class S shares, 100,000,000 shares are classified as Class D shares, 100,000,000 shares are classified as Class C shares, 100,000,000 shares are classified as Class E shares and 250,000,000 shares are classified as Class I shares) and 50,000,000 shares are classified as preferred stock. In addition, our board of directors may amend our charter from time to time to increase or decrease the aggregate number of authorized shares of capital stock or the number of authorized shares of capital stock of any class or series without stockholder approval. Our board of directors may elect, without stockholder approval, to: (1) sell additional shares in the Offering or future public offerings (including using prices based on our NAV as of a different time than the applicable NAV used in our Offering); (2) issue equity interests in private offerings (including using prices based on our NAV as of a different time than the applicable NAV used in our Offering); (3) issue shares upon the exercise of the options we may grant to our independent directors or future employees; or (4) issue shares or our common stock or Operating Partnership units to the Adviser, or its respective successors or assigns, in payment of an outstanding obligation to pay fees for services rendered to us, or (5) issue shares to sellers of properties we acquire in connection with an exchange of limited partnership interests of the Operating Partnership. To the extent we issue additional shares, your percentage ownership interest in us will be diluted. Because we hold all of our assets through the Operating Partnership, to the extent we issue additional units of the Operating Partnership, stockholders’ percentage ownership interest in our assets will be diluted. Because certain classes of the units of the Operating Partnership may, in the discretion of our board of directors, be exchanged for shares of our common stock, any merger, exchange or conversion between the Operating Partnership and another entity ultimately could result in the issuance of a substantial number of shares of our common stock, thereby diluting the percentage ownership interest of other stockholders. Because of these and other reasons, you may experience substantial dilution in your percentage ownership of our shares or your interests in the underlying assets held by the Operating Partnership.
Payments to the Adviser in respect of any common stock or Operating Partnership units it elects to receive in lieu of fees will dilute future cash available for distribution to our stockholders.
The Adviser may choose to receive our common stock or Operating Partnership units, respectively, in lieu of certain fees. The holders of all Operating Partnership units are entitled to receive cash from operations pro rata with the distributions being paid to us and such distributions to the holder of the Operating Partnership units will reduce the cash available for distribution to us and to our stockholders. Furthermore, under certain circumstances the Operating Partnership units held by the Adviser are required to be repurchased, and there may not be sufficient cash to make such a repurchase payment; therefore, we may need to use cash from operations, borrowings, offering proceeds or other sources to make the payment, which will reduce cash available for distribution to you or for investment in our operations. Repurchases from the Adviser of our shares that were paid to the Adviser as management or performance fees are not subject to the monthly and quarterly volume limitations or the Early Repurchase Deduction, and such repurchases receive priority over other shares for which repurchase is requested during such period.
Our UPREIT structure may result in potential conflicts of interest with the Operating Partnership or limited partners in the Operating Partnership whose interests may not be aligned with those of our stockholders.
Conflicts of interest exist or could arise in the future as a result of the relationships between us and our affiliates, on the one hand, and the Operating Partnership or any partner thereof, on the other. Our directors and officers have duties to our company under applicable Maryland law in connection with their direction of the management of our company. At the same time, we are the sole member of the general partner of the Operating Partnership and have authority to make all decisions on behalf of such general partner. The general partner has duties to the Operating Partnership and to the limited partners under Delaware law in connection with the management of the Operating Partnership. Under Delaware law, the general partner of a Delaware limited partnership has fiduciary duties of care and loyalty, and an obligation of good faith, to the partnership and its partners. While these duties and obligations cannot be eliminated entirely in the limited partnership agreement, Delaware law permits the parties to a limited partnership agreement to specify certain types or categories of activities that do not violate the general partner’s duty of loyalty and to modify the duty of care and obligation of good faith, so long as such modifications are not unreasonable. These duties as general partner of the Operating Partnership to the partnership and its partners may come into conflict with the interests of our company. Under the partnership agreement of the Operating Partnership, upon the admission of a person other than one of our subsidiaries as a limited partner in the Operating Partnership, the limited partners of the Operating Partnership expressly agree that the general partner of the Operating Partnership is acting for the benefit of the Operating Partnership, our company and our stockholders, collectively. The general partner of the Operating Partnership is under no obligation to give priority to the separate interests of the limited partners in deciding whether to cause the Operating Partnership to take or decline to take any actions. If there is a conflict between our interests and the interests of our stockholders, on the one hand, and the interests of the limited partners of the Operating Partnership other than us or our subsidiaries, on the other, that cannot be resolved in a manner not adverse to either, the partnership agreement provides that such conflict will be resolved in favor of our stockholders, and the general partner of the Operating Partnership will not be liable for losses sustained by the limited partners in connection with such decisions provided it acted in good faith.
Additionally, the partnership agreement of the Operating Partnership expressly limits the general partner’s liability by providing that the general partner will not be liable to the Operating Partnership or its limited partners for errors in judgment or other acts or omissions not amounting to willful misconduct or gross negligence since provision has been made in the partnership agreement for exculpation of the general partner. In addition, the Operating Partnership is required to indemnify the general partner for liabilities the general partner incurs in dealings with third parties on behalf of the Operating Partnership. To the extent that the indemnification provisions purport to include indemnification of liabilities arising under the Securities Act, in the opinion of the SEC, such indemnification is contrary to public policy and therefore unenforceable.
The provisions of Delaware law that allow the fiduciary duties of a general partner to be modified by a partnership agreement have not been tested in a court of law, and we have not obtained an opinion of counsel covering the provisions set forth in the partnership agreement that purport to waive or restrict the general partner’s fiduciary duties.
Tax protection agreements could limit our ability to sell or otherwise dispose of property contributed to the Operating Partnership.
In connection with a contribution of property to the Operating Partnership, the Operating Partnership may enter into a tax protection agreement with the contributor of such property that provides that if we dispose of any interest in the contributed property in a taxable transaction within a certain time period, subject to certain exceptions, we may be required to indemnify the contributor for its tax liabilities attributable to the built-in gain that exists with respect to such property interests, and the tax liabilities incurred as a result of such tax protection payment. Therefore, although it may be in our stockholders’ best interests that we sell the contributed property, it may be economically prohibitive for us to do so because of these obligations.
Tax protection agreements may require the Operating Partnership to maintain certain debt levels that otherwise would not be required to operate our business.
Under a tax protection agreement, the Operating Partnership may provide the contributor of property the opportunity to guarantee debt or enter into a deficit restoration obligation. If we fail to make such opportunities available, we may be required to deliver to such contributor a cash payment intended to approximate the contributor’s tax liability resulting from our failure to make such opportunities available to that contributor and the tax liabilities incurred as a result of such tax protection payment. These obligations may require the Operating Partnership to maintain more or different indebtedness than we would otherwise require for our business.
Cash payments to redeem Operating Partnership interests will reduce cash available for distribution to our stockholders or to honor their repurchase requests under our share repurchase program.
The Operating Partnership’s limited partnership agreement provides that following any applicable waiting period, the holders of Operating Partnership units (other than us) generally have the right to cause the Operating Partnership to redeem all or a portion of their Operating Partnership units for, at the general partner’s sole discretion, shares of our common stock, cash, or a combination of both. An election to redeem Operating Partnership units for cash may reduce funds available for distribution to our stockholders or to honor our stockholders’ repurchase requests under our share repurchase program.
We will not be required to comply with certain reporting requirements, including those relating to auditor’s attestation reports on the effectiveness of our system of internal control over financial reporting, accounting standards and disclosure about our executive compensation, that apply to other public companies.
The Jumpstart Our Business Startups (“JOBS”) Act contains provisions that, among other things, relax certain reporting requirements for emerging growth companies, including certain requirements relating to accounting standards and compensation disclosure. We are classified as an emerging growth company. For as long as we are an emerging growth company, which may be up to five full fiscal years, unlike other public companies, we will not be required to (1) provide an auditor’s attestation report on the effectiveness of our system of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act, (2) comply with any new or revised financial accounting standards applicable to public companies until such standards are also applicable to private companies under Section 102(b)(1) of the JOBS Act, (3) comply with any new requirements adopted by the Public Company Accounting Oversight Board (“PCAOB”) requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer, (4) comply with any new audit rules adopted by the PCAOB after April 5, 2012 unless the SEC determines otherwise, (5) provide certain disclosure regarding executive compensation required of larger public companies or (6) hold stockholder advisory votes on executive compensation.
Once we are no longer an emerging growth company, so long as our shares of common stock are not traded on a securities exchange, we will be deemed to be a “non-accelerated filer” under the Exchange Act, and as a non-accelerated filer, we will be exempt from compliance with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. In addition, so long as we are externally managed by the Adviser and we do not directly compensate our executive officers, or reimburse the Adviser or its affiliates for salaries, bonuses, benefits and severance payments for persons who also serve as one of our executive officers or as an executive officer of the Adviser, we do not have any executive compensation, making the exemptions listed in (5) and (6) above generally inapplicable.
As noted above, under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards that have different effective dates for public and private companies until such time as those standards apply to private companies. We intend to take advantage of the extended transition period. Since we will not be required to comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies, our financial statements may not be comparable to the financial statements of companies that comply with public company effective dates. If we were to subsequently elect to comply with these public company effective dates, such election would be irrevocable pursuant to Section 107 of the JOBS Act.
Our results of operations may be adversely affected if we are required to register as an investment company under the Investment Company Act.
We intend to conduct our operations so that neither we, nor the Operating Partnership, or our respective subsidiaries are required to register as an investment company under the Investment Company Act. However, there can be no assurance that we will be able to successfully avoid operating as an investment company.
Under Section 3(a)(1)(A) of the Investment Company Act, a company is deemed to be an investment company if it is, or holds itself out as being, engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities. Under Section 3(a)(1)(C) of the Investment Company Act, a company is deemed to be an investment company if it is engaged, or proposes to engage, in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire “investment securities” having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. “Investment securities” exclude (A) U.S. government securities, (B) securities issued by employees’ securities companies and (C) securities issued by majority-owned subsidiaries which (i) are not investment companies and (ii) are not relying on the exception from the definition of investment company under Section 3(c)(1) or 3(c)(7) of the Investment Company Act.
With respect to Section 3(a)(1)(A), we do not intend to engage primarily or hold ourself out as being engaged primarily in the business of investing, reinvesting or trading in securities. Rather, we will be primarily engaged in the non-investment company businesses of our subsidiaries. With respect to Section 3(a)(1)(C), we expect that most of the entities through which we own assets will be wholly or majority-owned subsidiaries that are not themselves investment companies and are not relying on the exceptions from the definition of investment company under Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act and, thus, we do not expect to own a significant amount of investment securities.
We expect that we and most of our subsidiaries will comply with the requirements of Section 3(c)(5)(C) of the Investment Company Act. Section 3(c)(5)(C) is available for entities “primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.” The SEC staff has taken the position that this exemption, in addition to prohibiting the issuance of certain types of securities, generally requires that at least 55% of an entity’s assets must be comprised of mortgages and other liens on and interests in real estate, also known as “qualifying assets,” and at least another 25% of the entity’s assets must be comprised of additional qualifying assets or a broader category of assets that we refer to as “real estate-related assets” under the Investment Company Act (and no more than 20% of the entity’s assets may be comprised of miscellaneous assets). As a result of the foregoing restrictions, we will be limited in our ability to make certain investments.
We will classify our assets for purposes of our 3(c)(5)(C) exemption based upon no-action positions taken by the SEC staff and interpretive guidance provided by the SEC and its staff. These no-action positions are based on specific factual situations that may be substantially different from the factual situations we may face, and a number of these no-action positions were issued more than 20 years ago. No assurance can be given that the SEC or its staff will concur with our classification of our assets. In addition, the SEC or its staff may, in the future, issue further guidance that may require us to reclassify our assets for purposes of the Investment Company Act. If we are required to reclassify our assets, we may no longer be in compliance with the exemption from the definition of an investment company provided by Section 3(c)(5)(C) of the Investment Company Act.
Based on no-action letters issued by the SEC staff, we will treat our investments in any joint ventures that in turn invest in qualifying assets such as real property as qualifying assets, but only if we are active in the management and operation of the joint venture and have the right to approve major decisions by the joint venture; otherwise, they will be classified as real estate-related assets. We will not participate in joint ventures in which we do not have or share control to the extent that we believe such participation would potentially threaten our status as a non-investment company exempt from the Investment Company Act. This may prevent us from receiving an allocation with respect to certain investment opportunities that are suitable for both us and one or more Other Brookfield Accounts.
A change in the value of any of our assets could negatively affect our ability to maintain our exemption from regulation under the Investment Company Act. To maintain compliance with the applicable exemption under the Investment Company Act, we may be unable to sell assets we would otherwise want to sell and may need to sell assets we would otherwise wish to retain. In addition, we may have to acquire additional assets that we might not otherwise have acquired or may have to forgo opportunities to acquire assets that we would otherwise want to acquire and would be important to our investment strategy. For example, these restrictions may limit our and our subsidiaries’ ability to invest directly in mortgage-backed securities that represent less than the entire ownership in a pool of mortgage loans, debt and equity tranches of securitizations and certain asset-backed securities, non-controlling equity interests in real estate companies or in assets not related to real estate.
If we were required to register as an investment company but failed to do so, we would become subject to substantial regulation with respect to our capital structure (including our ability to use borrowings), management, operations, transactions with affiliated persons (as defined in the Investment Company Act), and portfolio composition, including disclosure requirements and restrictions with respect to diversification and industry concentration, and other matters. Compliance with the Investment Company Act would, accordingly, limit our ability to make certain investments and require us to significantly restructure our business plan, which could materially adversely affect our NAV and our ability to pay distributions to our stockholders.
Operational risks, including interruption of our information technology, communications systems or data services could disrupt our business, result in losses or limit our growth.
We rely heavily on Brookfield’s financial, accounting, communications and other data processing systems. If such systems do not operate properly, are disabled or are compromised, we could suffer financial loss, a disruption of our business, liability, regulatory intervention or reputational damage. Such information technology and communications systems are vulnerable to damage or disruption from fire, power loss, telecommunications failure, system malfunctions, epidemics or pandemics, natural disasters such as hurricanes, earthquakes and floods, acts of war or terrorism, employee errors or malfeasance, computer viruses, cyber-attacks, or other events which are beyond our and Brookfield’s control.
We depend on Brookfield’s New York office, where a substantial portion of Brookfield’s personnel are located, for the continued operation of our business. A natural disaster or a disruption in the infrastructure that supports our business, including a disruption involving electronic communications or other services used by us or third parties with whom we conduct business, or directly affecting our headquarters, could have a material adverse impact on our ability to continue to operate our business without interruption. Insurance and other safeguards might only partially reimburse us for our losses, if at all.
In addition, we rely on third-party service providers for certain aspects of our business, including software vendors for portfolio management and accounting software, outside financial institutions for back office processing, custody of securities and third-party broker-dealers for the execution of trades. An interruption or deterioration in the performance of these third parties or failures of their information systems and technology could cause system interruption, delays, loss, corruption or exposure of critical data or intellectual property, and impair the quality of our operations, which could impact our reputation and hence adversely affect our business.
Any such interruption or deterioration in Brookfield’s operations could result in substantial recovery and remediation costs and liability. While Brookfield has implemented disaster recovery plans and backup systems to lessen the risk of any material adverse impact, its disaster recovery planning may not be sufficient to mitigate the harm and cannot account for all eventualities, and a catastrophic event that results in the destruction or disruption of any data or critical business or information technology systems could severely affect our ability to conduct our business operations, and as a result, our future operating results could be materially adversely affected.
Cybersecurity failures and data security incidents could adversely affect our business by causing a disruption to our operations, a compromise or corruption of our confidential, personal or other sensitive information and/or damage to our business relationships or reputation, any of which could negatively impact our business, financial condition and operating results.
Cybersecurity failures or other security incidents may result in disrupted operations, misstated or unreliable financial data, fraudulent transfers or requests for transfers of money, fines or penalties, investigations, increased cybersecurity protection and insurance costs, litigation, and damage to our business relationships and reputation, causing our business and results of operations to suffer. We rely on the secure processing, storage and transmission of confidential and other information in our computer systems and networks, and in the computer systems and networks of third parties with whom we do business or communicate. Our information technology systems face ongoing cybersecurity threats and attacks, which could result in the failure of such infrastructure. Although we have implemented measures to protect the security of our computer systems and networks, and to prevent unauthorized access, use, disclosure, modification or damage of our data, software, hardware, telecommunications and other information technology assets, these measures may not be effective against all future threats. We may not be able to anticipate all types of security threats, nor may we be able to implement preventive measures effective against all such threats. The techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems change frequently and may be difficult to detect for extended periods of time. Hardware, software or applications we develop or procure from third parties may contain defects in design or manufacture or other problems that could unexpectedly compromise information security. Unauthorized parties may also attempt to gain access to our systems or facilities, or those of third parties with whom we do business, through fraud, trickery or other forms of deceiving our employees, contractors and temporary staff. In addition, we may experience operational disruptions or information security breaches at third-party vendors, counterparties, service providers or other entities that interact with our systems or that could otherwise affect our business. Such disruptions or breaches could result in the unauthorized acquisition, use, disclosure, modification or destruction of our confidential information or that of our clients, investors, portfolio companies or employees, litigation, regulatory investigations, remediation costs, increased cybersecurity protection costs, reputational damage, loss of business or potential liability.
Compliance with the SEC’s Regulation Best Interest may negatively impact our ability to raise capital in our Offering, which would harm our ability to achieve our investment objectives.
Broker-dealers must comply with Regulation Best Interest, which, among other requirements, establishes a standard of conduct for broker-dealers and their associated persons when making a recommendation of any securities transaction or investment strategy involving securities to a retail customer. Regulation Best Interest requires a broker-dealer or associated person, when making a recommendation of any securities transaction or investment strategy involving securities to a retail customer, to act in the best interest of the retail customer at the time the recommendation is made, without placing the financial or other interest of the broker- dealer or associated person ahead of the interest of the retail customer. Regulation Best Interest imposes a duty of care for broker-dealers to evaluate reasonably available alternatives in the best interests of their clients. There are likely alternatives to investing in our shares that are reasonably available to you, through your broker or otherwise, and those alternatives may be less costly or have a lower investment risk. Under Regulation Best Interest, broker- dealers participating in the Offering must consider such alternatives when evaluating the best interests of their clients. The impact of Regulation Best Interest on participating dealers cannot be determined at this time, and it may negatively impact whether participating dealers and their associated persons recommend the Offering to certain retail customers. If Regulation Best Interest reduces our ability to raise capital in the Offering, it would harm our ability to create a diversified portfolio of investments and ability to achieve our investment objectives.

General Risks Related to Investments in Real Estate
Our operating results will be affected by economic and regulatory changes that impact the real estate market in general.
We are subject to risks generally attributable to the ownership of real property, including:
•changes in global, national, regional or local economic, demographic, or capital market conditions;
•future adverse national real estate trends, including increasing vacancy rates, declining rental rates and general deterioration of market conditions;
•adverse economic conditions as a result of an epidemic, pandemic or other health-related issues in one or more markets where we own property;
•changes in supply of or demand for similar properties in a given market or metropolitan area, which could result in rising vacancy rates or decreasing market rental rates;
•vacancies, fluctuations in the average occupancy and room rates for hospitality properties or inability to lease space on favorable terms;
•increased competition for properties targeted by our investment strategy;
•bankruptcies, financial difficulties or lease defaults by our tenants;
•increases in interest rates and lack of availability of financing; and
•changes in government rules, regulations and fiscal policies, including increases in property taxes, changes in zoning laws, limitations on rental rates, and increasing costs to comply with environmental laws.
All of these factors are beyond our control. Any negative changes in these factors could affect our performance and our ability to meet our obligations and make distributions to stockholders.
Our success is dependent on general market and economic conditions.
Our activities and investments could be materially adversely affected by the instability in the U.S. or global financial markets, or changes in market, economic, political or regulatory conditions, such as interest rates, availability of credit, credit defaults, inflation rates, economic uncertainty, changes in laws (including laws relating to taxation of our investments), trade barriers and currency exchange controls, and national and international political, environmental and socioeconomic circumstances (including wars, terrorist acts or security operations) in respect of the countries in which we invest, as well as by numerous other factors outside the control of the Adviser or its affiliates. These factors may adversely affect the value of our assets and our profitability, impede the ability of our assets to perform under or refinance their existing obligations, and impair our ability to effectively deploy our capital or effectively exit or realize upon investments on favorable terms. In addition, general fluctuations in the market prices of securities and interest rates may affect our investment opportunities and the value of our investments. Any of the foregoing events could result in substantial or total losses to us in respect of certain investments, which losses will likely be exacerbated by the presence of leverage in our capital structure or a particular investment’s capital structure.
Any future financial market disruptions may force us to use a greater proportion of our Offering proceeds to finance our acquisitions and fund tenant improvements, reducing the cash available to make distributions and satisfy repurchase requests and reducing the number of acquisitions we would otherwise make.
Inflation may adversely affect our financial condition and results of operations.
An increase in inflation could have an adverse impact on our floating rate mortgages, credit facilities and general and administrative expenses, as these costs could increase at a rate higher than our rental and other revenue. Inflation could also have an adverse effect on consumer spending, which could impact our tenants’ revenues and, in turn, our percentage rents, where applicable. In addition, leases of long-term duration or which include renewal options that specify a maximum rate increase may result in below-market lease rates over time if we do not accurately estimate inflation or market lease rates. Provisions of our leases designed to mitigate the risk of inflation and unexpected increases in market lease rates, such as periodic rental increases, may not adequately protect us from the impact of inflation or unexpected increases in market lease rates. If we are subject to below- market lease rates on a significant number of our properties and our operating and other expenses are increasing faster than anticipated, our business, financial condition, results of operations, cash flows or our ability to satisfy our debt service obligations or to pay distributions on our common stock could be materially adversely affected.

Actions to reduce inflation, including raising interest rates, increase our cost of borrowing, which in turn could make it more difficult to obtain financing for our operations or investments on favorable terms.
Changes in laws or regulations governing our operations, changes in the interpretation thereof or newly enacted laws or regulations and any failure by us to comply with these laws or regulations, could require changes to certain of our business practices, negatively impact our operations, cash flow or financial condition, impose additional costs on us or otherwise adversely affect our business.
Certain of our investments may result in reporting and compliance obligations under the applicable regulations of the various jurisdictions in which we make investments. To the extent that we or our investments are or may become subject to regulation by various agencies in the United States, the European Union and other jurisdictions, the costs of compliance will be borne by us. In addition, our investments are or may become subject to regulation by various governmental agencies within or outside the United States. Any change in the laws or regulations governing our operations, changes in their interpretation, or newly enacted laws or regulations and any failure by us to comply with these laws or regulations, could require changes to certain of our business practices, negatively impact our operations, cash flow or financial condition, impose additional costs on us or otherwise adversely affect our business. We cannot predict whether new legislation or regulation will be enacted by legislative bodies or governmental agencies, nor can we predict what effect such legislation or regulation might have. There can be no assurance that new legislation or regulation, including changes to existing laws and regulations, will not have a material negative impact on our investment performance.
Moreover, the SEC and various other U.S. federal, state and local agencies may conduct examinations and inquiries into, and bring enforcement and other proceedings against us, the Adviser, the Sub-Adviser, Brookfield and any of their respective affiliates. We, the Adviser, the Sub-Adviser, Brookfield and any of their respective affiliates may receive requests for information or subpoenas from the SEC and other state, federal and non U.S. regulators from time to time in connection with such inquiries and proceedings and otherwise in the ordinary course of business. These requests may relate to a broad range of matters, including specific practices of the Adviser, the Sub-Adviser or Brookfield, the securities in which the Adviser or Sub-Adviser invests on behalf of its clients or industry wide practices. The costs of any such increased reporting, registration and compliance requirements may be borne by us and may furthermore place us at a competitive disadvantage to the extent that the Adviser, the Sub-Adviser, Brookfield or any of their respective affiliates are required to disclose sensitive business information.
Financial regulatory changes in the United States could adversely affect our business.
The financial services industry continues to be the subject of heightened regulatory scrutiny in the United States. There has been active debate over the appropriate extent of regulation and oversight of private investment funds and their managers. We may be adversely affected as a result of new or revised regulations imposed by the SEC or other U.S. governmental regulatory authorities or self-regulatory organizations that supervise the financial markets. We also may be adversely affected by changes in the interpretation or enforcement of existing laws and regulations by these governmental authorities and self-regulatory organizations. Further, new regulations or interpretations of existing laws may result in enhanced disclosure obligations, including with respect to climate change or environmental, social and governance factors, which could negatively affect us and materially increase our regulatory burden. Increased regulations generally increase our costs, and we could continue to experience higher costs if new laws require us to spend more time or buy new technology to comply effectively.
Any changes in the regulatory framework applicable to our business, including the changes described above, may impose additional compliance and other costs, increase regulatory investigations of the investment activities of our funds, require the attention of our senior management, affect the manner in which we conduct our business and adversely affect our profitability. The full extent of the impact on us of any new laws, regulations or initiatives that may be proposed is impossible to determine.
We may be subject to foreign currency risk and our risk management activities may adversely affect the performance of our operations.
While the majority of our portfolio is concentrated in the United States, we may selectively invest in large global cities where Brookfield has comprehensive capabilities, such as Toronto, London, Sydney and Seoul. As a result, some of our assets and operations may be in countries where the U.S. dollar is not the functional currency. These operations pay distributions in currencies other than the U.S. dollar which we must convert to U.S. dollars prior to making distributions on our units. A significant depreciation in the value of such foreign currencies may have a material adverse effect on our business, financial condition and results of operations.
When managing our exposure to such market risks, we may use forward contracts, options, swaps, caps, collars and floors or pursue other strategies or use other forms of derivative instruments. The success of any hedging or other derivative transactions that we enter into generally will depend on our ability to structure contracts that appropriately offset our risk position. As a result, while we may enter into such transactions in order to reduce our exposure to market risks, unanticipated market changes may result in poorer overall investment performance than if the transaction had not been executed. Such transactions may also limit the opportunity for gain if the value of a hedged position increases.

Our portfolio may be concentrated in a limited number of industries, geographies or investments.
Our portfolio may be heavily concentrated at any time in only a limited number of industries, geographies or investments, and, as a consequence, our aggregate return may be substantially affected by the unfavorable performance of even a single investment. To the extent the Adviser concentrates our investments in a particular type of asset or geography, our portfolio may become more susceptible to fluctuations in value resulting from adverse economic or business conditions affecting that particular type of asset or geography, as well as the negative consequences of a single corporate, economic, political or regulatory event. Investors have no assurance as to the degree of diversification in our investments, either by geographic region or asset type.
Competition in acquiring properties may reduce our profitability and our results of operations.
The activity of identifying, completing and realizing attractive real estate and real estate-related investments is highly competitive and involves a high degree of uncertainty and risk. We face competition for investments from other real estate investment vehicles, as well as individuals and companies, publicly-traded REITs, financial institutions (such as mortgage banks and pension funds), hedge funds and investment funds affiliated with other financial sponsors or institutional real estate investors, private equity and debt investors, and credit vehicles, some of which are likely a source of reasonable alternatives under Regulation Best Interest. Further, over the past several years, many real estate funds and publicly traded REITs have been formed (and many such existing funds have grown in size) for the purpose of investing in real estate assets and real estate debt. In recent years, hedge funds and other participants have also become increasingly active in the private mezzanine market. Other funds may have investment objectives that overlap with us, which may create competition for investment opportunities. Some competitors may have a lower cost of funds and access to funding sources that are not available to us, and may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of investments and establish more relationships. These competitive pressures could reduce the number of investment opportunities available to us and adversely affect the terms, including price, upon which investments can be made and we may not be able to take advantage of attractive investment opportunities. There can be no assurance that the Adviser will be able to locate, complete and exit investments which satisfy our objectives, or realize upon their values. These risks may be exaggerated as a result of the investment allocation policy adopted by Brookfield. Furthermore, disruptions and dislocations in the credit markets could have a material impact on the cost and availability of debt to finance real estate acquisitions. The lack of available debt on reasonable terms or at all could result in a further reduction of suitable investment opportunities and create a competitive advantage for other entities that have greater financial resources than we do. Competition may also cause us to acquire properties and other investments at higher prices or by using less-than-ideal capital structures, and in such case our returns will be lower and the value of our assets may not appreciate or may decrease significantly below the amount we paid for such assets. If such events occur, our results of operations may be adversely impacted.
We face risks associated with property acquisitions.
We intend to acquire properties and portfolios of properties, including large portfolios that could result in changes to our capital structure. Our acquisition activities and their success are subject to the following risks:
•we may be unable to complete an acquisition after making a non-refundable deposit and incurring certain other acquisition-related costs;
•we may be unable to obtain financing for acquisitions on commercially reasonable terms or at all;
•acquired properties may fail to perform as expected;
•acquired properties may be located in new markets in which we may face risks associated with a lack of market knowledge or understanding of the local economy, lack of business relationships in the area and unfamiliarity with local governmental and permitting procedures; and
•we may be unable to quickly and efficiently integrate new acquisitions, particularly acquisitions of portfolios of properties, into our existing operations.
In addition, we may acquire assets that require some amount of capital investment in order to be repositioned. These investments are generally subject to higher risk of loss than investments in stabilized real estate and there is no guarantee that any repositioning will be successful, or that the actual costs will not be greater than our estimates.
We have made and may continue to make joint venture investments, with both third parties and Other Brookfield Accounts. Joint venture investments could be adversely affected by our lack of sole decision-making authority, our reliance on the financial condition of our joint venture partners and disputes between us and our joint venture partners.
We have made joint venture investments with third parties and Other Brookfield Accounts and may, subject to the requirements in our charter, continue to co-invest with Other Brookfield Accounts or third parties through funds, joint ventures or other entities. Under our charter, we may invest in joint ventures with Brookfield or its affiliates, including the Adviser, only if a majority of our board of directors (including a majority of independent directors) not otherwise interested in the transaction approve such investment as being fair and reasonable to us and on substantially the same terms and conditions as, or more favorable than, those received by other joint venturers.
Joint venture investments may involve risks not present in investments where a third party is not involved, including the possibility that a co-venturer or partner may at any time have other business interests and investments other than the joint venture with us, may have economic or business goals different from ours, and may be in a position to take actions contrary to our policies or objectives. Our ability to exercise control or significant influence over management in these cooperative efforts will depend upon the nature of the joint venture arrangement. Such investments may have the potential risk of impasses on decisions, such as a sale, because neither we nor the joint venture partner has full control over the joint venture. In addition, the joint venture partner could have a right of first offer, tag-along rights, drag-along rights, consent rights or other similar rights in respect of any transfers of the ownership interests in the joint venture to third parties, which could have the effect of making such transfers more complicated or limiting or delaying us from selling our interest in the applicable investment or causing us to sell our investment in the joint venture at a time when it would not otherwise be in our best interest to do so. Our participation in investments in which a joint venture partner participates will be less than what our participation would have been had such other vehicle not participated. Joint venture partners might become bankrupt or fail to fund their required capital contributions. Consequently, actions by or disputes with joint venture partners might result in subjecting properties owned by the joint venture to additional risk. In addition, we may be liable for actions of its co-venturers or partners. Disputes between us and joint venture partners may result in litigation or arbitration that would increase our expenses and prevent our officers and directors from focusing their time and effort on our business.
Furthermore, we may have conflicting fiduciary obligations if we acquire properties with our affiliates or other related entities. As a result, in any such transaction, we may not have the benefit of arm’s-length negotiations of the type normally conducted between unrelated parties.
We may have difficulty selling our properties, which may limit our flexibility and ability to pay distributions.
Because real estate investments are relatively illiquid, it could be difficult for us to promptly sell one or more of our properties on favorable terms. This may limit our ability to change our portfolio quickly in response to adverse changes in the performance of any such property or economic or market trends. In addition, U.S. federal tax laws that impose a 100% excise tax on gains from sales of dealer property by a REIT (generally, property held for sale, rather than investment) could limit our ability to sell properties and may affect our ability to sell properties without adversely affecting returns to our stockholders. These restrictions could adversely affect our results of operations and financial condition.
We rely on property managers to operate our properties and leasing agents to lease vacancies in our properties.
The Adviser and the Sub-Adviser hire property managers to manage our properties and leasing agents to lease vacancies in our properties. These property managers may be our affiliates or partners in joint ventures that we enter into. We may also use portfolio entities owned by Brookfield to provide these property management, leasing and similar services. The property managers have significant decision-making authority with respect to the management of our properties. In cases where we use third party property managers, our ability to direct and control how our properties are managed on a day-to-day basis may be limited. Thus, the success of our business may depend in large part on the ability of our property managers to manage the day-to-day operations and the ability of our leasing agents to lease vacancies in our properties. In cases where we use one of Brookfield’s portfolio entities to provide property management services, we will directly incur the expenses of property management and the other costs and obligations associated with operating the portfolio entity, including the compensation of the portfolio entity employees. Any adversity experienced by, or problems in our relationship with, our property managers or leasing agents could adversely impact the operation and profitability of our properties.
We will depend on tenants for our revenue, and therefore our revenue will be dependent on the success and economic viability of our tenants. Our reliance on single or significant tenants in certain buildings may decrease our ability to lease vacated space.
Rental income from real property, directly or indirectly, constitutes a significant portion of our income. Delays in collecting accounts receivable from tenants could adversely affect our cash flows and financial condition. In addition, the inability of a single major tenant or a number of smaller tenants to meet their rental obligations would adversely affect our income. Therefore, our financial success will be indirectly dependent on the success of the businesses operated by the tenants in our properties or in the properties securing loans we may own. The weakening of the financial condition of or the bankruptcy or insolvency of a significant tenant or a number of smaller tenants and vacancies caused by defaults of tenants or the expiration of leases may adversely affect our operations and our ability to pay distributions.
Generally, under U.S. bankruptcy law, a debtor tenant has 120 days to exercise the option of assuming or rejecting the obligations under any unexpired lease for nonresidential real property, which period may be extended once by the bankruptcy court for an additional 90 days. If the tenant assumes its lease, the tenant must cure all defaults under the lease and may be required to provide adequate assurance of its future performance under the lease. If the tenant rejects the lease, we will have a claim against the tenant’s bankruptcy estate. Although rent owing for the period between filing for bankruptcy and rejection of the lease may be afforded administrative expense priority and paid in full, pre-bankruptcy arrears and amounts owing under the remaining term of the lease will be afforded general unsecured claim status (absent collateral securing the claim). Moreover, amounts owing under the remaining term of the lease will be capped. Other than equity and subordinated claims, general unsecured claims are the last claims paid in a bankruptcy and therefore funds may not be available to pay such claims in full.
We may be unable to renew leases as leases expire.
We may not be able to lease properties that are vacant or become vacant because a tenant decides not to renew its lease or by the continued default of a tenant under its lease. In addition, certain of the properties we acquire may have some level of vacancy at the time of acquisition. Certain other properties may be specifically suited to the particular needs of a tenant and may become vacant after we acquire them. Even if a tenant renews its lease or we enter into a lease with a new tenant, the terms of the new lease may be less favorable than the terms of the old lease. In addition, the resale value of the property could be diminished because the market value may depend principally upon the value of the property’s leases. If we are unable to promptly renew or enter into new leases, or if the rental rates are lower than expected, our results of operations and financial condition will be adversely affected. For example, following the termination or expiration of a tenant’s lease there may be a period of time before we will begin receiving rental payments under a replacement lease. During that period, we will continue to bear fixed expenses such as interest, real estate taxes, maintenance, security, repairs and other operating expenses. In addition, declining economic conditions may impair our ability to attract replacement tenants and achieve rental rates equal to or greater than the rents paid under previous leases. Increased competition for tenants may require us to make capital improvements to properties which would not have otherwise been planned. Any unbudgeted capital improvements that we undertake may divert cash that would otherwise be available for distributions or for satisfying repurchase requests. Ultimately, to the extent that we are unable to renew leases or re-let space as leases expire, decreased cash flow from tenants will result, which could adversely impact our operating results.
We may be required to expend funds to correct defects or to make improvements before a tenant can be found for a property at an attractive lease rate or an investment in a property can be sold. No assurance can be given that we will have funds available to correct those defects or to make those improvements. In acquiring a property, we may agree to lock-out provisions that materially restrict us from selling that property for a period of time or impose other restrictions, such as a limitation on the amount of debt that can be placed on that property. These factors and others that could impede our ability to respond to adverse changes in the performance of our properties could significantly affect our financial condition and operating results.
Our properties will face significant competition.
We may face significant competition from owners, operators and developers of properties. Substantially all of our properties will face competition from similar properties in the same market. This competition may affect our ability to attract and retain tenants and may reduce the rents we are able to charge. These competing properties may have vacancy rates higher than our properties, which may result in their owners being willing to lease available space at lower prices than the space in our properties. If one of our properties were to lose an anchor tenant, this could impact the leases of other tenants, who may be able to modify or terminate their leases as a result.
Our properties may be leased at below-market rates under long-term leases.
We may seek to negotiate longer-term leases to reduce the cash flow volatility associated with lease rollovers, provided that contractual rent increases are included. In addition, where appropriate, we will seek leases that provide for operating expenses, or expense increases, to be paid by the tenants. These leases may allow tenants to renew the lease with pre-defined rate increases. If we do not accurately judge the potential for increases in market rental rates, we may set the rental rates of these long-term leases at levels such that even after contractual rental increases, the resulting rental rates are less than then-current market rental rates. Further, we may be unable to terminate those leases or adjust the rent to then-prevailing market rates. As a result, our income and distributions to our stockholders could be lower than if we did not enter into long-term leases.
We may experience material losses or damage related to our properties and such losses may not be covered by insurance.
We may experience losses related to our properties arising from natural disasters such as extreme weather events, climate change, earthquakes or floods, and acts of God, vandalism or other crime, faulty construction or accidents, fire, outbreaks of an infectious disease, pandemic or any other serious public health concern, war, acts of terrorism or other catastrophes. We carry insurance covering our properties under policies the Adviser and the Sub-Adviser, as applicable, deem appropriate. The Adviser and the Sub-Adviser will select policy specifications and insured limits that it believes to be appropriate and adequate given the relative risk of loss, the cost of the coverage and industry practice. Insurance policies on our properties may include some coverage for losses that are generally catastrophic in nature, such as losses due to terrorism, earthquakes, typhoons and floods, though certain losses of a catastrophic nature may be uninsurable or insurable at such high rates that to maintain such coverage would cause an adverse impact to our profitability. Moreover, we cannot assure you that any insurance coverage we carry will be adequate to cover all losses and some of our policies will be insured subject to limitations involving large deductibles or co-

payments and policy limits that may not be sufficient to cover losses. In general, losses related to terrorism are becoming harder and more expensive to insure against. Some insurers are excluding terrorism coverage from their all-risk policies. In some cases, the insurers are offering significantly limited coverage against terrorist acts for additional premiums, which can greatly increase the total costs of casualty insurance for a property. As a result, not all investments may be insured against terrorism. A similar dynamic has been unfolding with respect to certain weather and fire events, with insurers excluding certain investments that have high risk of weather, earthquake or fire events. As the effects of climate change increase, we expect the frequency and impact of weather and climate related events and conditions could increase as well. If we or one or more of our tenants experience a loss that is uninsured or that exceeds policy limits, we could lose the capital invested in the damaged properties as well as the anticipated future cash flows from those properties. In addition, if the damaged properties are subject to recourse indebtedness, we would continue to be liable for the indebtedness, even if these properties were irreparably damaged. Certain of these events, such as war or an outbreak of an infectious disease, could have a broader negative impact on the global or local economy, thereby affecting us, the Adviser or the Sub-Adviser.
We could become subject to liability for environmental violations, regardless of whether we caused such violations.
We could become subject to liability in the form of fines or damages for noncompliance with environmental laws and regulations. These laws and regulations generally govern wastewater discharges, air emissions, the operation and removal of underground and above-ground storage tanks, the use, storage, treatment, transportation and disposal of solid hazardous materials, the remediation of contaminated property associated with the disposal of solid and hazardous materials and other health and safety-related concerns. Some of these laws and regulations may impose joint and several liability on tenants, owners or managers for the costs of investigation or remediation of contaminated properties, regardless of fault or the legality of the original disposal. Under various federal, state and local environmental laws, ordinances, and regulations, a current or former owner or manager of real property may be liable for the cost to remove or remediate hazardous or toxic substances, wastes, or petroleum products on, under, from, or in such property. These costs could be substantial and liability under these laws may attach whether or not the owner or manager knew of, or was responsible for, the presence of such contamination. Even if more than one person may have been responsible for the contamination, each liable party may be held entirely responsible for all of the clean-up costs incurred.
In addition, third parties may sue the owner or manager of a property for damages based on personal injury, natural resources, or property damage or for other costs, including investigation and clean-up costs, resulting from the environmental contamination. The presence of contamination on one of our properties, or the failure to properly remediate a contaminated property, could give rise to a lien in favor of the government for costs it may incur to address the contamination, or otherwise adversely affect our ability to sell or lease the property or borrow using the property as collateral. In addition, if contamination is discovered on our properties, environmental laws may impose restrictions on the manner in which the property may be used or businesses may be operated, and these restrictions may require substantial expenditures or prevent us from entering into leases with prospective tenants. There can be no assurance that future laws, ordinances or regulations will not impose any material environmental liability, or that the environmental condition of our properties will not be affected by the operations of the tenants, by the existing condition of the land or by operations in the vicinity of the properties. There can be no assurance that these laws, or changes in these laws, will not have a material adverse effect on our business, results of operations or financial condition.
Short-term leases associated with any rental housing properties may expose us to the effects of declining market rent and could adversely impact our ability to make cash distributions to our stockholders.
Substantially all of our leases in rental housing properties are on a short-term basis. Because these leases generally permit the residents to leave at the end of the lease term without penalty, our rental revenues may be impacted by declines in market rents more quickly than if our leases were for longer terms.
Increased levels of unemployment could adversely affect the occupancy and rental rates of any rental housing properties we acquire.
Increased levels of unemployment in markets where we are invested in rental housing and single-family rental properties could significantly decrease occupancy and rental rates. In times of increasing unemployment, occupancy and rental rates have historically been adversely affected by:
•oversupply or reduced demand for housing;
•rental residents deciding to share rental units and therefore rent fewer units;
•potential residents moving back into family homes or delaying leaving family homes;
•a reduced demand for higher-rent properties;
•a decline in household formation;

•persons enrolled in college delaying leaving college or choosing to proceed to or return to graduate school in the absence of available employment;
•rent control or rent stabilization laws, or other laws regulating housing, that could prevent us from raising rents sufficiently to offset increases in operating costs;
•the inability or unwillingness of residents to pay rent increases; and
•increased collection losses.
These factors generally have contributed to lower rental rates and our results of operations, financial condition and ability to make distributions to our stockholders may be adversely affected if these factors do not improve or worsen.
Rent control and other changes in applicable laws, or noncompliance with applicable laws, could adversely affect our rental housing properties.
Lower revenue growth or significant unanticipated expenditures may result from changes in rent control or rent stabilization laws or other residential landlord/tenant laws. Municipalities may implement, consider or be urged by advocacy groups to consider rent control or rent stabilization laws and regulations or take other actions that could limit our ability to raise rents based on market conditions. Any future enactments of rent control or rent stabilization laws or other laws regulating housing, as well as any lawsuits against us arising from such rent control or other laws, may reduce rental revenues or increase operating costs. Such laws and regulations may limit our ability to charge market rents, increase rents, evict tenants or recover increases in our operating costs and could make it more difficult for us to dispose of properties in certain circumstances. Expenses associated with investments in residential properties, such as debt service, real estate taxes, insurance and maintenance costs, are generally not reduced when circumstances cause a reduction in rental income from such properties.
The rental housing properties in which we invest must comply with the Fair Housing Amendment of 1988 (the “FHAA”).
The rental housing properties in which we invest domestically must comply with the FHAA which requires that rental housing properties first occupied after March 13, 1991 be accessible to handicapped residents and visitors. Compliance with the FHAA could require removal of structural barriers to handicapped access in a community, including the interiors of apartment units covered under the FHAA. Recently there has been heightened scrutiny of rental housing communities for compliance with the requirements of the FHAA and the Americans with Disabilities Act (the “ADA”) and an increasing number of substantial enforcement actions and private lawsuits have been brought against rental housing properties to ensure compliance with these requirements. Noncompliance with the FHAA and the ADA could result in the imposition of fines, awards of damages to private litigants, payment of attorneys’ fees and other costs to plaintiffs, substantial litigation costs and substantial costs of remediation.
We may be adversely affected by trends in the office real estate industry.
Sustained changes in client preferences and space utilization in office spaces, moving from full-time, collective in-person work environments to hybrid or remote work models and use of shared office and co-working spaces could decrease overall demand for office workspaces. This will in turn place downward pressure on occupancy, rental rates and property valuations which could have an adverse impact on our business, cash flow, financial condition and results of operations.
Our logistics tenants may be adversely affected by a decline in manufacturing activity in the United States.
Fluctuations in manufacturing activity in the United States may adversely affect our logistics tenants and therefore the demand for and profitability of our logistics properties. Trade agreements with foreign countries have given employers the option to utilize less expensive foreign manufacturing workers. Outsourcing manufacturing activities could reduce the demand for U.S. workers, thereby reducing the profitability of our logistics tenants and the demand for and profitability of our logistics properties.
Certain of our properties may be special use or build-to-suit and may be difficult to sell or relet upon tenant defaults or lease terminations.
Certain of our properties may include special use or build-to-suit properties. These types of properties are relatively illiquid compared to other types of real estate and financial assets and this illiquidity will limit our ability to quickly change our portfolio in response to changes in economic or other conditions. With such properties, if the current lease is terminated or not renewed, we may be required to renovate the property or to make rent concessions in order to lease the property to another tenant, finance the property or sell the property. In addition, in the event we are forced to sell the property, we may have difficulty selling it to a party other than the tenant or borrower due to the special purpose for which the property may have been designed. These and other limitations may affect our ability to sell or relet these properties and adversely affect our results of operations at such properties.

General Risks Related to Investments in Real Estate-Related Debt
Investments in real estate-related debt securities are subject to various risks, including creditor risks and early redemption features, which may materially adversely affect our results of operations and financial condition.
We invest in public and private debt investments and other obligations relating to real estate assets and real estate-related companies, including CMBS, RMBS and corporate bonds. The value of these debt investments and whether and to what extent such investments perform as expected will depend, in part, on the prevailing conditions in the market for real estate investment generally and, in particular, on the value of the underlying real estate asset collateral or real estate-related companies to which such debt investments relate. Real estate-related debt securities can also be very volatile and their value can change rapidly and dramatically, including in response to changes in interest rates and other market events.
Investments in real estate debt also involve many unique risks. For example, debt instruments may be “non-recourse” loans where the sole recourse for the repayment will be the underlying real estate-related asset. As a result, the ability of obligors to make payments is dependent upon the underlying real estate-related asset rather than upon the existence of independent income or assets of such obligors or any parent guarantees. The debt securities and instruments that we invest in may be subject to early redemption features, refinancing options, pre-payment options or similar provisions which, in each case, could result in obligors of such securities or loans repaying principal to us earlier than expected, resulting in a lower return to us than projected (even taking into consideration any make-whole or similar feature). In addition, certain of the debt securities and instruments in which we invest may be structured so that all or a substantial portion of the principal will not be paid until maturity, which increases the risk of default at that time.
We may invest in mortgages, real estate loans, securities and other relatively illiquid investments.
Subject to the limitations in our charter, we may invest in mortgages, real estate loans, securities and other relatively illiquid investments. All or a significant portion of our assets may consist of private investments, investments that are thinly-traded, investments for which no market exists or investments that are restricted as to their transferability under applicable securities laws or documents governing particular transactions. Some securities or instruments that were liquid at the time they were acquired may, for a variety of reasons which may not be in our control, later become illiquid. This factor may have the effect of limiting the availability of these securities or instruments for purchase by us and may also limit our ability to sell such investments at their fair market value in response to changes in the economy or the financial markets.
We may face risks in connection with frequent trading in and high portfolio turnover of our real estate-related debt portfolio and our liquid assets.
The different strategies used by the Adviser and the Sub-Adviser with respect to our real estate-related debt portfolio and our liquid assets may, from time to time, require frequent trading and a high portfolio turnover. The more frequently we trade, the higher the commission and transaction costs and certain other expenses involved in our operations. These costs will be borne by us regardless of the profitability of our investment and trading activities. In addition, a high portfolio turnover may increase the recognition of short-term, rather than long-term, capital gains.
Investments in subordinated debt carry greater risks than those associated with senior obligations.
The debt securities and instruments in which we may invest include secured or unsecured debt at various levels of an issuer’s capital structure. As part of our investment strategy, it is anticipated that we will invest in a range of mezzanine, junior tranches of debt securities in an issuer’s capital structure and pools or tranches of CMBS and RMBS comprised of securities that are subordinated or otherwise junior in an issuer’s capital structure. To the extent we invest in unsecured or relatively junior debt securities in an issuer’s capital structure, such investments may be subordinated to substantial amounts of senior secured indebtedness. Investments in subordinated debt securities involve greater credit risk of default than the more senior classes of such issuance or series. Subordinated or junior tranches in an issuer’s capital structure absorb losses from default before other more senior tranches to which such junior tranches are subordinate. As a result, to the extent we invest in such debt, we would potentially receive payments or interest distributions after, and must bear the effects of losses or defaults on the underlying mortgage loans before, the holders of other more senior tranches of debt.
The debt securities and instruments in which we may invest may not be protected by financial covenants or limitations upon additional indebtedness, may have limited liquidity and may not be rated by a credit rating agency. Debt investments are also subject to other creditor risks, including the possible invalidation of an investment transaction as a “fraudulent conveyance” under relevant creditors’ rights laws; so-called lender liability claims by the issuer of the obligations; and environmental liabilities that may arise with respect to collateral securing the obligations. Our investments may be subject to early redemption features, refinancing options, pre-payment options or similar provisions which, in each case, could result in the issuer repaying the principal on an obligation held by us earlier than expected and thereby limiting the amount of income earned by us from such investments. In addition, depending on fluctuations of the equity markets and other factors, warrants and other equity securities we receive may become worthless.

Certain risks associated with CMBS and RMBS securities may adversely affect our results of operations and financial condition.
We invest in pools or tranches of CMBS and RMBS which are subject to various risks and uncertainties, including credit, market, interest rate, structural and legal risks. These risks may be magnified by volatility in the credit and real estate markets. The investment characteristics of CMBS and RMBS differ from traditional debt securities in a number of respects, and are similar to the characteristics of structured credit products in which investors participate through a trust or other similar conduit arrangement. Mortgage loans are obligations of the borrowers thereunder and are not typically insured or guaranteed by any other person or entity. While we intend to analyze and underwrite our CMBS and RMBS investments from a fundamental real estate perspective, there can be no assurance that such underwriting practices will yield their desired results or that we will be able to effectively achieve our investment objectives.
The prospect of full repayment of the mortgage loans underlying CMBS depends on the ability of the commercial borrower to generate current income from its commercial property. The ability to generate current income from a commercial property is affected by a variety of factors. Such factors include differences in the management ability and track record of the commercial borrower, and geographic or industry concentration. Commercial borrowers may also lack the incentive to invest the funds necessary to maintain and attract tenants in the properties underlying the commercial mortgage loans to the extent the value of the mortgage exceeds the property value. Unlike residential mortgage loans, most commercial mortgage loans are not significantly amortized over the loans’ terms. Instead, with most commercial mortgage loans the bulk of the loan balance is payable at maturity with a one-time payment, commonly known as a “balloon payment.” Full satisfaction of the balloon payment by a commercial borrower is heavily dependent on the availability of subsequent financing, which can be negatively impacted by a difficult credit environment. Usually, a commercial borrower will seek out another loan to satisfy the balloon payment on a commercial mortgage loan. Therefore, full satisfaction of a commercial mortgage loan will be affected by a commercial borrower’s access to credit. In certain situations, including during periods of credit distress, the unavailability of real estate financing may lead to default by a commercial borrower.
Mortgage loans are usually non-recourse in nature. Therefore, if a borrower defaults on the mortgage loan underlying the CMBS or RMBS, the options for financial recovery are limited in nature. To the extent the underlying default rates with respect to the loans comprising a pool or tranche of CMBS or RMBS in which we invest increase, the performance of our investments related thereto may be adversely affected. Default rates and losses on mortgage loans underlying the CMBS or RMBS will be affected by a number of factors, including global, regional and local economic conditions in the area where the mortgage properties are located, the borrower’s equity in the mortgage property and the financial circumstances of the borrower. A decline in specific real estate markets and property valuations may result in higher delinquencies and defaults. In the event of default, the lender will have no right to assets beyond collateral attached to the mortgage loan. There can be no guarantee that our investments in CMBS and RMBS will not be adversely affected by such risks.
The value of CMBS and RMBS is subject to risk from possible geographic or industry concentration. In addition to investing in pools or tranches of CMBS and RMBS, we may in certain circumstances invest in securities relating to a single issuer or a handful of issuers, which involves a high degree of concentrated risk with no certainty of any return of capital. These risks may be further pronounced in cases where the CMBS or RMBS is secured by a relatively small or less diverse pool of underlying loans or real estate assets. Certain geographic regions or industries may be more adversely affected from economic pressures when compared to other geographic regions or industries. A pool of CMBS or RMBS by mortgage loans with a substantial geographic or industry concentration will be more susceptible to the economic environment of such concentrated geographic regions or industries, and therefore could be at greater risk for a substantial loss in value.
We may invest in structured products that may involve structural and legal risks.
We may invest in structured products, including debt securities issued by a private investment fund that invests, on a leveraged basis, in bank loans, high-yield debt or other asset groups, as well as certificates issued by a structured investment vehicle that holds pools of CMBS or RMBS. Our investments in structured products will be subject to a number of risks, including risks related to the fact that the structured products will be leveraged, and other structural and legal risks related thereto. Utilization of leverage is a speculative investment technique and will generally magnify the opportunities for gain and risk of loss borne by an investor in the subordinated debt securities issued by a structured product. Many structured products contain covenants designed to protect the providers of debt financing to such structured products. A failure to satisfy those covenants could result in the untimely liquidation of the structured product and a complete loss of our investment therein. In addition, if the particular structured product is invested in a security in which we are also invested, this would tend to increase our overall exposure to the credit of the issuer of such securities, at least on an absolute, if not on a relative basis. The value of an investment in a structured product will depend on the investment performance of the assets in which the structured product invests and will, therefore, be subject to all of the risks associated with an investment in those assets. These risks include the possibility of a default by, or bankruptcy of, the issuers of such assets or a claim that the pledging of collateral to secure any such asset constituted a fraudulent conveyance or preferential transfer that can be subordinated to the rights of other creditors of the issuer of such asset or nullified under applicable law.

We may enter into swap transactions, which involve a variety of significant risks.
We may enter into long and short positions in all types of derivative transactions and credit-linked securities, including total return swaps, rate of return swaps, credit default swaps (including index-related credit default swaps), interest rate swaps, and credit-linked notes and deposits. Credit-linked securities, including credit default swaps, are bilateral over the counter agreements between two parties that transfer a defined credit risk from one party to another.
Swap transactions, like other financial transactions, involve a variety of significant risks. The specific risks presented by a particular swap transaction necessarily depend upon the terms of the transaction and our circumstances. In general, however, all swap transactions involve some combination of market risk, credit risk, counterparty credit risk, funding risk, liquidity risk and operational risk. Highly customized swap transactions in particular may have increased liquidity risk. Highly leveraged transactions may experience substantial gains or losses in value as a result of relatively small changes in the value or level of an underlying or related market factor. In evaluating the risks and contractual obligations associated with a particular swap transaction, it is important to consider that a swap transaction may be modified or terminated only by mutual consent of the original parties and subject to agreement on individually negotiated terms. Therefore, it may not be possible for us to modify, terminate or offset our obligations under a swap or our exposure to the risks associated with a swap prior to its scheduled termination date.
We expect that we will be operated pursuant to an exemption or exclusion from the registration requirements under the Commodity Futures Trading Commission (“CFTC”) regulations.
It is expected that we will be operated pursuant to an exemption or exclusion from the registration requirements under the CFTC regulations, including pursuant to certain no-action relief with respect to equity REITs. Therefore, neither the Adviser, the Sub-Adviser or Oaktree will be required to provide prospective investors with a CFTC compliant disclosure document, nor will they be required to provide investors with periodic account statements or certified annual reports that satisfy the requirements of CFTC rules applicable to registered commodity pool operators, in connection with any offerings of shares.

Risks Related to Debt Financing
We use mortgage indebtedness and other borrowings, which increases our business risks, could hinder our ability to make distributions and could decrease the value of our stock.
Subject to maintaining our REIT qualification and the limitations in our charter, we have and may continue to use leverage for our investments on a recourse or non-recourse basis or otherwise engage in certain investment activities that involve the use of leverage, including through credit default swaps or total return swaps. The use of leverage involves a high degree of financial risk and will increase the exposure of the investments to adverse economic factors such as rising interest rates, downturns in the economy or deteriorations in the condition of the investments. Any event that adversely affects the value of one of our investments would be magnified to the extent leverage is used. To the extent that we engage in any leveraging, we will be subject to the risks normally associated with debt financing, including those relating to the ability to refinance and the insufficiency of cash flow to meet principal and interest payments, which could significantly reduce or even eliminate the value of our equity in real estate investments. Leveraging our capital structure will mean that third parties, such as banks, may be entitled to the cash flow generated by such investments prior to us or our investors receiving a return. Additionally, if one of our assets is mortgaged or otherwise used as collateral to secure repayment of indebtedness and such payments are not made, the asset could be foreclosed upon by or otherwise transferred to the lender.
Under our charter, we have a limitation that precludes us from borrowing in excess of 300% of our net assets, which approximates borrowing 75% of the cost of our investments (unless a majority of our independent directors approves any borrowing in excess of the limit and we disclose the justification for doing so to our stockholders), but such restriction does not restrict the amount of indebtedness we may incur with respect to any single investment. To the extent that we do not employ long-term leverage (or employs less leverage than originally anticipated), our investment returns may be lower than those that might have been achieved using long-term leverage.
No assurance can be given that financing will be available throughout the life of us or any individual investment, or that long-term replacement financing can be obtained as intended by the Adviser or the Sub-Adviser, as applicable. If we are unable to obtain financing, including on favorable terms that reflect its underlying investments, this may have a material adverse effect on our ability to achieve our investment objectives and the return on invested capital. There are also financing costs associated with leverage. Such costs will be borne by us and therefore may adversely affect the rate of returns we obtain. In addition, each leveraged investment will involve interest rate risk to the extent that financing charges for such leveraged investment are based on a predetermined interest rate.
Although the use of borrowed funds will increase investment returns if the leveraged portfolio investment earns a return greater than the cost of our borrowed funds, investment returns will decrease if the leveraged portfolio investment fails to earn a return equal to the cost of our borrowed funds. The extent to which we use borrowed funds may have important consequences to our stockholders, including greater fluctuations in our net assets, use of cash flow for debt service, rather than for additional investments, distributions, or other purposes, and in certain circumstances we may be required to prematurely divest investments to service its debt obligations. All of these risks are magnified by the use of long-term leverage in excess of unfunded commitments.
If we default on secured indebtedness, the lender may foreclose and we could lose our entire investment in the collateral for such loan. If we become subject to a liability, parties seeking to have the liability satisfied may have recourse to our assets generally and not be limited to any particular asset, such as the investment giving rise to the liability. No assurance can be given that financing for our investments will be obtained by us, or obtained on favorable or acceptable terms, including terms which reflect the financing provided by us. A foreclosure may also have substantial adverse tax consequences for us.
Many of these same issues also apply to credit facilities which are expected to be in place at various times as well. For example, the loan documents for such facilities may include various asset coverage ratios, the continued compliance with which may not be completely within our control. If such coverage ratios are not met, the lenders under such credit facilities may declare any unfunded commitments to be terminated and declare any amounts outstanding to be due and payable.
If we draw on a line of credit to pay distributions, fund repurchases or for any other reason, our financial leverage ratio could increase beyond our target.
We have entered into an uncommitted line of credit from an affiliate of Brookfield (the “Credit Agreement”) and may seek to obtain additional lines of credit in an effort to provide for a ready source of liquidity for any business purpose, including to pay distributions or fund repurchases of shares of our common stock in the event that repurchase requests exceed our operating cash flow and/or net proceeds from our continuous offering. There can be no assurances that we will be able to borrow under the line of credit, that the lender will issue a loan or extend or renew the line of credit, or that we will be able to obtain additional lines of credit on financially reasonable terms. In addition, we may not be able to obtain a line of credit of an appropriate size for our business until such time as we have a substantial portfolio, or at all. If we borrow under a line of credit to pay distributions or fund repurchases of shares of our common stock, our financial leverage will increase and may exceed our target leverage ratio. Our leverage may remain at the higher level until we receive additional net proceeds from our Offering or generate sufficient operating cash flow or proceeds from asset sales to repay outstanding indebtedness.
Increases in interest rates could increase the amount of our loan payments and adversely affect our ability to make distributions to our stockholders.
A number of our assets are interest rate sensitive: increases in long-term interest rates will, absent all else, increase our interest rate expense, impacting profitability, and decrease the value of these assets by reducing the present value of the cash flows expected to be produced by the asset. Interest we pay on our loan obligations will reduce cash available for distributions. If we obtain variable rate loans, increases in interest rates would increase our interest costs, which would reduce our cash flows and our ability to make distributions to our stockholders. In addition, if we need to repay existing loans during periods of rising interest rates, we could be required to liquidate one or more of our investments at times that may not permit realization of the maximum return on such investments. We cannot predict factors which may or may not affect interest rates.
Volatility in the financial markets and challenging economic conditions could adversely affect our ability to secure debt financing on attractive terms and our ability to service any future indebtedness that we may incur.
If the overall cost of borrowing increases, either by increases in the index rates or by increases in lender spreads, the increased costs may result in future acquisitions generating lower overall economic returns and potentially reducing future cash flow available for distribution. Disruptions in the debt markets negatively impact our ability to borrow monies to finance the purchase of, or other activities related to, real estate assets. If we are unable to borrow monies on terms and conditions that we find acceptable, we likely will have to reduce the number of properties we can purchase, and the return on the properties we do purchase may be lower. In addition, we may find it difficult, costly or impossible to refinance indebtedness that is maturing.
Lenders may require us to enter into restrictive covenants relating to our operations, which could limit our ability to make distributions to our stockholders.
When providing financing, a lender may impose restrictions on us that affect our distribution and operating policies and our ability to obtain additional loans. Loan documents we enter into may contain covenants that limit our ability to further mortgage or dispose of the property or discontinue insurance coverage. In addition, loan documents may limit our ability to enter into or terminate certain operating or lease agreements related to the property. These or other limitations may adversely affect our flexibility and our ability to make distributions to our stockholders and the value of our shares.
Failure to hedge effectively against interest rate changes may materially adversely affect our results of operations and financial condition.
Subject to any limitations required to maintain qualification as a REIT, we may engage in interest rate hedging or other hedging strategies in order to manage risk and return trade-offs. These agreements involve risks, such as the risk that counterparties may fail to honor their obligations under these arrangements and that these arrangements may not be effective in reducing our exposure to interest rate changes. These interest rate hedging arrangements may create additional assets or liabilities from time to time that may be held or liquidated separately from the underlying property or loan for which they were originally established. Moreover, it may not be possible to hedge against currency exchange rate, interest rate or public security price fluctuations at a price sufficient to provide protection from the decline in the value of the portfolio position. Hedging may also reduce the overall returns on our investments. Failure to hedge effectively against interest rate changes may materially adversely affect our results of operations and financial condition.

Risks Related to our Relationship with Brookfield
We depend on the Adviser to select our investments and otherwise conduct our business, and any material adverse change in its financial condition or our relationship with the Adviser could have a material adverse effect on our business and ability to achieve our investment objectives.
Our success is dependent upon our relationship with, and the performance of, the Adviser in the acquisition and management of our real estate portfolio, and our corporate operations. The Adviser may suffer or become distracted by adverse financial or operational problems in connection with Brookfield’s business and activities unrelated to us and over which we have no control. The Adviser may also resign or our board of directors may determine to replace the Adviser with a different investment adviser, and there is no guarantee that we will be able to find a replacement investment adviser or that any replacement will be suitable. Should the Adviser fail to allocate sufficient resources to perform its responsibilities to us for any reason or should the Adviser resign or be replaced, we may be unable to achieve our investment objectives or to pay distributions to our stockholders.
The Adviser’s inability to retain the services of key real estate professionals could hurt our performance.
Our success depends to a significant degree upon the skill, acumen and contributions of certain key real estate and other professionals employed by the Adviser, each of whom would be difficult to replace. There is ever increasing competition among alternative asset firms, financial institutions, private equity firms, investment advisors, investment managers, real estate investment companies, real estate investment trusts and other industry participants for hiring and retaining qualified investment professionals and there can be no assurance that such professionals will continue to be associated with us or the Adviser, particularly in light of our perpetual-life nature, or that replacements will perform well. If any of these persons were to cease their association with us, our operating results could suffer. Our future success depends, in large part, upon the Adviser’s ability to attract and retain highly skilled managerial, operational and marketing professionals. If the Adviser loses or is unable to obtain the services of highly skilled professionals, our ability to implement our investment strategies could be delayed or hindered.
The Adviser has engaged the Sub-Adviser to select and manage our liquid investments and to manage certain of our real estate properties and real estate-related debt investments. The Adviser relies on the performance of the Sub-Adviser in implementing the liquid investments portion of our investment strategy and the management of the real estate properties and real estate-related debt investments for which it is responsible.
The Adviser has engaged the Sub-Adviser to select and manage our liquid investments and to manage certain of our real estate properties and real estate-related debt investments pursuant to sub-advisory agreements between the Adviser and the Sub-Adviser. The Sub-Adviser has and will continue to have substantial discretion, within our investment guidelines, to make decisions related to the acquisition, management and disposition of our liquid assets and the management of the real estate properties and real estate-related debt investments for which it is responsible. If the Sub-Adviser does not succeed in managing the liquid investments portion of our investment strategy or successfully managing the real estate properties and real estate-related debt investments for which it is responsible, our performance will suffer. In addition, even though the Adviser has the ability to terminate the Sub-Adviser at any time, it may be difficult and costly to terminate and replace the Sub-Adviser.
The success of our Offering is dependent, in part, on the ability of the Dealer Manager to retain key employees and to successfully build and maintain a network of licensed broker-dealers.
The dealer manager for the Offering is Brookfield Oaktree Wealth Management Solutions LLC, an affiliate of the Adviser. The success of the Offering and our ability to implement our business strategy is dependent upon the ability of our Dealer Manager to retain key employees and to build and maintain a network of licensed securities broker- dealers and other agents to distribute shares in the Offering. If the Dealer Manager is unable to do so, we may not be able to raise adequate proceeds through the Offering to meet our investment objectives. In addition, the Dealer Manager serves as dealer manager for other issuers, including Other Brookfield Accounts and other accounts of Oaktree (“Other Oaktree Accounts”). As a result, the Dealer Manager may experience conflicts of interest in allocating its time between the Offering and such other issuers, which could adversely affect our ability to raise adequate proceeds through the Offering and implement our investment strategy. Further, the participating broker-dealers retained by the Dealer Manager may have numerous competing investment products, some with similar or identical investment strategies and areas of focus as us, which they may elect to emphasize to their retail clients.
Various potential and actual conflicts of interest will arise, and these conflicts may not be identified or resolved in a manner favorable to us.
Various potential and actual conflicts of interest will arise as a result of our overall investment activities and the overall investment activities of Brookfield, Oaktree, the Dealer Manager, the Adviser, the Sub-Adviser and their affiliates. The following risk factors enumerate certain but not all potential conflicts of interest that should be carefully evaluated before making an investment in us. Brookfield and Brookfield personnel may in the future engage in further activities that may result in additional conflicts of interest not addressed below. If any matter arises that we and our affiliates (including the Adviser, the Sub-Adviser and the Dealer Manager) determine in our good faith judgment constitutes an actual conflict of interest, we and our affiliates (including the Adviser, the Sub-Adviser and the Dealer Manager) may take such action as we determine in good faith may be necessary or appropriate to ameliorate the conflict. Transactions between us and Brookfield, Oaktree or their respective affiliates will require approval by our board of directors, including a majority of our independent directors. There can be no assurance that our board of directors, Brookfield or Oaktree will identify or resolve all conflicts of interest in a manner that is favorable to us.
The Adviser’s management and performance fees may not create proper incentives or may induce the Adviser and its affiliates to make certain investments, including speculative investments, that increase the risk of our real estate portfolio.
We will pay the Adviser a management fee regardless of the performance of our portfolio. The Adviser’s entitlement to a management fee, which is not based upon performance metrics or goals, might reduce its incentive to devote its time and effort to seeking investments that provide attractive risk-adjusted returns for our portfolio. We may be required to pay the Adviser a management fee in a particular period despite experiencing a net loss or a decline in the value of our portfolio during that period. The Adviser, however, has a fiduciary duty to us. If the Adviser fails to act in our best interests, then it will have violated this duty. The Advisory Agreement may be terminated by us or the Adviser on 60 days’ notice. The existence of the performance fee, which is based on our total distributions plus the change in NAV per share, may create an incentive for the Adviser to make riskier or more speculative investments on our behalf or cause us to use more leverage than it would otherwise make in the absence of such performance based compensation. In addition, the change in NAV per share will be based on the value of our investments on the applicable measurement dates and not on realized gains or losses. As a result, the Adviser may receive distributions based on unrealized gains in certain assets at the time of such distributions and such gains may not be realized when those assets are eventually disposed of.
Each of the Adviser and the Sub-Adviser will face a conflict of interest because the fees they will receive for services performed are based in part on our NAV, which the Adviser and the Sub-Adviser are ultimately responsible for determining.
Each of the Adviser and the Sub-Adviser will be paid fees for their services based on our NAV, which will be calculated by State Street, based on valuations provided by the Adviser and the Sub-Adviser. In addition, a component of the management and performance fees payable to the Adviser is based in part upon the Operating Partnership’s net assets (which is a component of our NAV). The calculation of our NAV includes certain subjective judgments with respect to estimating, for example, the value of our portfolio and our accrued expenses, net portfolio income and liabilities, and therefore, our NAV may not correspond to realizable value upon a sale of those assets. The Adviser or the Sub-Adviser, as applicable, may benefit by us retaining ownership of our assets at times when our stockholders may be better served by the sale or disposition of our assets in order to avoid a reduction in our NAV. If our NAV is calculated in a way that is not reflective of our actual NAV, then the purchase price of shares of our common stock or the price paid for the repurchase of shares of common stock on a given date may not accurately reflect the value of our portfolio, and shares may be worth less than the purchase price or more than the repurchase price.
Certain Other Brookfield Accounts have similar or overlapping investment objectives and guidelines, and we will not be allocated certain opportunities and may be allocated only opportunities with lower relative returns.
Brookfield manages other funds and accounts, which present the possibility of overlapping investments, and thus the potential for conflicts of interest. Brookfield has adopted certain procedures intended to ensure fair and consistent access to appropriate investment opportunities among the Other Brookfield Accounts. Some of the investments targeted by us may be appropriate for certain Other Brookfield Accounts, and in retrospect or at different points in the market cycle, investments that were made by us may seem more appropriate for an Other Brookfield Account, and vice versa. Investors will have no ability to challenge such allocation so long as it was made in good faith in accordance with Brookfield’s allocation procedures. Such procedures give Brookfield broad authority to allocate investment opportunities, notwithstanding the potential conflicts of interest that may exist. For example, management fees, incentive fees and liquidity provisions may differ significantly between us and the Other Brookfield Accounts, creating an economic incentive for Brookfield to allocate investments that may be appropriate for a lower fee or more liquid strategy to a higher fee or less liquid strategy. If any matter arises that the Adviser determines in its good faith judgment constitutes an actual conflict of interest, the Adviser may take such actions as may be necessary or appropriate to prevent or reduce the conflict.
We may make investments in different parts of the capital structure of companies in which Other Brookfield Accounts already hold an investment. If any conflict were to arise, Brookfield will be permitted to take certain actions that, in the absence of such conflict, it would not take, such as causing us to remain passive, investing in the same class of securities to align interests, divesting investments or taking other actions to reduce adversity, which may have the effect of benefiting Other Brookfield Accounts and not our company.
In addition, Brookfield may determine the suitability of investments for our company or Other Brookfield Accounts based in part on the basis of financial projections and there is no guarantee that the conditions on which such projections are based will materialize or otherwise be applicable to our investments. Accordingly, Other Brookfield Accounts may be allocated investment opportunities that ultimately turn out to have been more appropriate for our company, and we may be allocated investment opportunities that turn out to have been more appropriate for Other Brookfield Accounts. In addition, events or conditions, including changes in general market conditions, which may not have been anticipated or which are otherwise not foreseeable, may occur and have a significant impact on the actual rate of return received with respect to our investments or the investments of Other Brookfield Accounts.
Under certain circumstances, we may be offered an opportunity to make an investment in a transaction in which one or more Other Brookfield Accounts is expected to make an investment, or in a company in which one or more Other Brookfield Accounts already has made, or concurrently will make, an investment, subject to the limitations set forth in our charter and any approvals by our board of directors required under our charter. As a result, we and the Other Brookfield Accounts may have conflicting interests in negotiating the terms of such investments. In that regard, actions may be taken for the Other Brookfield Accounts that are adverse to us. There can be no assurance that any such conflict will be resolved in our favor and Brookfield may be required to take action where it will have conflicting loyalties between its duties to us and to Other Brookfield Accounts, which may adversely impact us. Such conflicts may also exist in the negotiations of amendments or waivers or in a workout or bankruptcy. It is possible that in a bankruptcy proceeding, our interests may be subordinated or otherwise adversely affected by virtue of such Other Brookfield Accounts’ involvement and actions relating to their investments. Brookfield will seek to manage such conflicts in good faith and in a manner consistent with its duties to us and the other Brookfield Accounts.
In addition, we may be competing bidders from time to time with Other Brookfield Accounts for a specific investment opportunity. At the time such transaction is priced and at certain other times, certain personnel of Brookfield who are not engaged in our management may be restricted from disclosing information they receive about such investment from Other Brookfield Accounts to us.
Brookfield personnel will work on other projects and conflicts may arise in the allocation of personnel between us and other projects.
The Adviser and its affiliates will devote such time as they deem necessary to conduct our business affairs in an appropriate manner. However, a core group of real estate professionals devote substantially all of their business time not only to our activities but also to the activities of several Other Brookfield Accounts (and their investments) and their related entities (which may include separate accounts, dedicated managed accounts or investment funds formed for specific geographical areas or investments). Consequently, conflicts are expected to arise in the allocation of personnel, and we may not receive the level of support and assistance that we otherwise might receive if we were internally managed. The Adviser and its affiliates are not restricted from entering into other investment advisory relationships or from engaging in other business activities.
Brookfield or Oaktree may acquire confidential or material non-public information or be restricted from initiating transactions in certain securities, as a result of which we may not be able to initiate a transaction or sell an investment that may otherwise have been initiated or sold.
By reason of their responsibilities in connection with us and other activities of Other Brookfield Accounts or Other Oaktree Accounts, personnel of Brookfield or Oaktree may acquire confidential or material non-public information or be restricted from initiating transactions in certain securities. We will not be free to act upon any such information. Due to these restrictions, we may not be able to initiate a transaction that it otherwise might have initiated and may not be able to sell an investment that it otherwise might have sold.
Notwithstanding the foregoing, Brookfield or Oaktree may determine, in their sole discretion at any time, that such information could impair its ability to effect certain transactions on behalf of us, whether for legal, contractual, or other reasons. Accordingly, Brookfield or Oaktree may elect not to receive such information. Lack of access to any such information may adversely affect our investments that in some cases may have been avoided had Brookfield or Oaktree, as applicable, had such information.

We may purchase assets from or sell assets to the Adviser, the Sub-Adviser and their respective affiliates, and such transactions may cause conflicts of interest.
We may purchase assets from or sell assets to the Adviser, the Sub-Adviser and their respective affiliates or clients. These purchases and sales may cause conflicts of interest, including with respect to the consideration offered and the obligations of such affiliates. These purchases and sales will be subject to the approval of a majority of directors (including a majority of our independent directors) not otherwise interested in the transaction.
We may make investments at different times or on different terms than Other Brookfield Accounts, ultimately realizing different investment returns than such Other Brookfield Accounts.
Other Brookfield Accounts may make investments at different times or on different terms or exit any of such investments at different times and/or on different terms compared to such investment made on our behalf. Therefore, we may realize different investment returns than Other Brookfield Accounts, with respect to any investment made alongside some or all of such entities.
Brookfield shall have sole discretion in determining what investments we will be offered to pursue. As a result, there is no guarantee that we will be offered the opportunity to invest in any particular investments or type of investments alongside any Other Brookfield Accounts. The terms, conditions and the time of investment and disposition of investments held by us may be materially different from those of any Other Brookfield Accounts.
Brookfield’s or Oaktree’s existing relationships may influence the Adviser’s or the Sub-Adviser’s decision-making and the Adviser or Sub-Adviser may take the existence and development of such relationships into consideration in managing us and our investments.
Brookfield and Oaktree each have long-term relationships with a significant number of companies and their respective senior management. Brookfield and Oaktree also have relationships with numerous investors, including institutional real estate investors and their senior management. The existence and development of these relationships may influence whether or not the Adviser undertakes a particular investment on behalf of us and, if so, the form and level of such investment. Similarly, the Adviser or the Sub-Adviser, as applicable, may take the existence and development of such relationships into consideration in its management of us and our investments. Without limiting the generality of the foregoing, there may, for example, be certain strategies involving the management or realization of particular investments that the Adviser or the Sub-Adviser will not employ on our behalf in light of these relationships.
The Adviser and the Sub-Adviser may face conflicts of interest in choosing our service providers and financing sources, and certain service providers may provide services to the Adviser, Brookfield, Other Brookfield Accounts, the Sub-Adviser, Oaktree or Other Oaktree Accounts on more favorable terms than those payable by us.
Conflicts of interest may exist with respect to the Adviser’s and Sub-Adviser’s selection of brokers, dealers and transaction agents and counterparties (collectively, “Broker Dealers”) and financing sources for the execution of transactions by us. When engaging the services of such Broker Dealers and financing sources, the Adviser or the Sub-Adviser may, subject to best execution, take into consideration a variety of factors, including, to the extent applicable, the ability to achieve prompt and reliable execution, competitive pricing, transaction costs, operational efficiency with which transactions are effected, access to deal flow and precedent transactions, and the financial stability and reputation of the particular Broker Dealers, as well as other factors that the Adviser or the Sub-Adviser, as applicable, deems appropriate to consider under the circumstances. Broker Dealers and financing sources may provide other services that are beneficial to the Adviser, Brookfield, the Sub-Adviser, Oaktree and their respective affiliates, but that are not necessarily beneficial to us, including capital introductions, other marketing assistance, client and personnel referrals, consulting services, and research-related services. These other services and items may influence the Adviser’s and the Sub-Adviser’s selection of Broker Dealers and financing sources.
Conflicts of interest may also arise in connection with service providers retained by Brookfield. For example, Brookfield and/or the Adviser may from time to time retain consultants or transition former employees to consultant status to provide assistance with deal sourcing, industry insight or due diligence, offer financial and structuring advice and perform other services for us, Other Brookfield Accounts or their respective portfolio companies (“Senior Advisors”). Such services may be provided on an exclusive basis. Our share of any retainers or other fees charged by Senior Advisors (“Senior Advisor Fees”) will be treated as an expense borne by us (whether paid by us directly, by a portfolio company or by the Adviser or Brookfield and subsequently reimbursed by us). While such Senior Advisor Fees are believed to be reasonable and generally at market rates for the relevant service provided, because of the exclusive arrangements Senior Advisor Fees may not always be comparable to costs, fees and expenses charged for such services by other third parties. In addition to such fees, we will also generally bear our share of any travel costs or other out-of-pocket expenses incurred by Senior Advisors in connection with the provision of their services. Office, accounting, network, administration and other support benefits may be provided by Brookfield to Senior Advisors without charge. Senior Advisors may also be granted the right to participate alongside us in transactions that they source or for which they provide advice. Such co-investment rights may result in us investing less capital than we otherwise would have in such transactions. In addition, such Senior Advisors may invest directly in us as stockholders.

Moreover, services that Brookfield has historically performed in-house for Other Brookfield Accounts may for certain reasons, including efficiency considerations, be outsourced in whole or in part to third parties in the discretion of Brookfield or the Adviser in connection with our operation. Such outsourced services may include, without limitation, asset management, accounting, tax, compliance, trade settlement, information technology or legal services. Outsourcing may not occur uniformly for all Other Brookfield Accounts and, accordingly, certain costs may be incurred by us through the use of third-party service providers that are not incurred for comparable services used by Other Brookfield Accounts. The decision by the Adviser to initially perform particular services in-house for us will not preclude a later decision to outsource such services, or any additional services, in whole or in part to third parties. The costs, fees or expenses of any such third-party service providers will be treated expenses borne by us.
Certain advisors and other service providers (including, without limitation, accountants, administrators, lenders, bankers, brokers, attorneys, consultants, title agents, investment or commercial banking firms, developers or property managers and certain other advisors and agents) to us, Brookfield or certain entities in which we have an investment, or affiliates of such advisors or service providers, may also provide goods or services to or have business, personal, political, financial or other relationships with Brookfield, its affiliates, Other Brookfield Accounts or their portfolio companies. Such advisors or service providers (or their employees) may be investors in us or Other Brookfield Accounts, Brookfield or their respective affiliates, sources of investment opportunities, co-investors or commercial counterparties or entities in which Brookfield or Other Brookfield Accounts have an investment, and payments by us or such portfolio companies may indirectly benefit Brookfield or such Other Brookfield Accounts. Additionally, certain Brookfield employees may have family members or relatives employed by advisors and service providers. These service providers and their affiliates may contract or enter into any custodial, financial, banking, advising or brokerage, placement agency or other arrangement or transaction with us, the Adviser, Brookfield or any investor in us or any portfolio company in which we have made an investment. These relationships may influence the Adviser or Brookfield in deciding whether to select or recommend such a service provider to perform services for us or a portfolio company (the cost of which will generally be borne directly or indirectly by us). Advisors and service providers often charge different rates or have different arrangements for specific types of services. For example, the fee for a particular type of service may vary based on the complexity of the matter as well as the expertise required and demands placed on the service provider. Therefore, to the extent the types of services used by us are different from those used by Brookfield, Other Brookfield Accounts, their portfolio companies or their respective affiliates, any of the foregoing may pay different amounts or rates than those paid by us with respect to any particular advisor or service provider.
We may co-invest with Brookfield affiliates in real estate-related investments and such investments may be in different parts of the capital structure of an issuer and may otherwise involve conflicts of interest.
Other Brookfield Accounts hold a number of existing real estate-related investments and may in the future make further such investments. To the extent permitted by our charter and, as required, subject to approval by our board of directors, we may make investments either in those same assets or in related assets. In addition, we anticipate that we may make investments in entities or assets in which an Other Brookfield Account holds an investment in a different class of the debt or equity securities of such entities or such assets. For example, we may make investments in the equity of entities or assets in which Other Brookfield Accounts have made or will make investments in various tranches of CMBS securitizations or other debt instruments.
In the foregoing circumstances, to the extent we hold securities that are different (including with respect to relative seniority) than those held by such Other Brookfield Accounts, Brookfield could have conflicting loyalties between its duties to us and such other Brookfield fund. In order to mitigate any such conflicts of interest, we may recuse ourselves from participating in any decisions relating to or with respect to such securities held by such Other Brookfield Accounts (notwithstanding that if such Other Brookfield Accounts maintain voting rights with respect to the securities they hold) or, if we do not recuse ourselves Brookfield may be required to take action where it will have conflicting loyalties between its duties to us and to such Other Brookfield Accounts, which may adversely impact us.
Brookfield, including the Adviser, may face conflicts of interest associated with the Brookfield Investor’s investments in us and the related share repurchase arrangement.
The Brookfield Investor was issued a combination of Class E shares of our common stock and Class E units of the Operating Partnership in connection with its contribution of certain assets to the Operating Partnership in connection with the Adviser Transition. Our board of directors, including a majority of independent directors, has adopted an arrangement to repurchase securities held by the Brookfield Investor. Because this arrangement is with an affiliate of Brookfield, the terms were not negotiated at arm’s length. Brookfield may face conflicts of interest in conducting the share repurchase arrangement with the Brookfield Investor. Also, because the Brookfield Investor owns a significant amount of shares of our common stock and Operating Partnership units, the Adviser may face conflicts of interest in managing our investment activities.

There may be conflicts of interest related to our uncommitted line of credit with an affiliate of Brookfield.
We have entered into the Credit Agreement with an affiliate of Brookfield, pursuant to which we may borrow up to $125 million at an interest rate equal to the lowest then-current interest rate offered by a third-party lender to us for a similar credit product, or, if no such rate is available, SOFR plus a 0.10% credit adjustment and a 2.25% margin. There can be no assurances that we will be able to borrow under the Credit Agreement, or that the Brookfield lender will issue a loan or extend or renew the Credit Agreement. Because this Credit Agreement is with an affiliate of Brookfield, the terms of the agreement were not negotiated at arm’s length. The Adviser may face conflicts of interest in connection with any borrowings or disputes under this Credit Agreement.
Our board of directors has adopted resolutions that renounce our interest or expectancy with respect to certain business opportunities and competitive activities.
Our board of directors has adopted resolutions that provide that none of Brookfield, Oaktree or their respective affiliates, our directors or any person our directors control are required to refrain directly or indirectly from engaging in any business opportunities, including any business opportunities in the same or similar business activities or lines of business in which we or our affiliates may from time to time be engaged or propose to engage, or from competing with us, and that renounce our interest or expectancy in, or in being offered an opportunity to participate in, any such business opportunities, unless those opportunities are offered to such person in his or her capacity as our director or officer and intended exclusively for us or any of our subsidiaries.
We may be subject to additional potential conflicts of interests with portfolio companies of Brookfield and Other Brookfield Accounts, as well as affiliates of Oaktree.
We may be subject to additional potential conflicts of interests with portfolio companies of Brookfield and Other Brookfield Accounts. For example, a portfolio company of an Other Brookfield Account may be a competitor, customer, service provider or supplier of one or more of our investments. There may also be circumstances where a tenant or a prospective tenant in connection with one of our investments may also be interested in or eligible to be a tenant or prospective tenant at a property owned by an Other Brookfield Account. In such circumstances, such Other Brookfield Account or portfolio company thereof may take actions that have adverse consequences for us or one of our investments, such as seeking to increase its market share at the investment’s detriment, withdrawing business from the investment in favor of a competitor that offers the same product or service at a more competitive price, or increasing prices of its products in its capacity as a supplier of the investment or commencing litigation against the investment. In addition, in such circumstances, the Adviser may not pursue certain such actions on our behalf, which could result in a benefit to an Other Brookfield Account or to our company. Brookfield has implemented policies and procedures designed to mitigate such potential conflicts of interest. Such policies and procedures could reduce the business activity among the portfolio companies of Other Brookfield Accounts, which could negatively affect one or more of our investments and, therefore, us as a whole. An Other Brookfield Account or portfolio company thereof may nonetheless continue to take such actions that have adverse consequences for us or our investments, and Brookfield will not have any obligation or duty in this regard.
In addition, Oaktree and its affiliates currently manage and may in the future manage Other Oaktree Accounts. We may be subject to additional potential conflicts of interests with portfolio companies of Oaktree and Other Oaktree Accounts.
We are a party to the Option Investments Purchase Agreement with Oaktree.
Pursuant to the terms of the Adviser Transition Agreement, we entered into the Option Investments Purchase Agreement with Oaktree, pursuant to which Oaktree will have the right to purchase the Operating Partnership’s entire interest in certain of our real estate properties (the “Equity Option Investments”) or real estate-related debt investments (the “Debt Option Investments”), or both, that were acquired prior to the consummation of the Adviser Transition, for a period of 12 months following the earlier of (i) 18 months after the date upon which the Adviser Transition is completed and (ii) the date on which we notify Oaktree that we have issued in the aggregate $1 billion of our common stock to non-affiliates after the date the Adviser Transition is completed (such 12-month period, the “Option Period”) at price equal to the fair value of the applicable Option Investments, as determined in connection with our most recently determined NAV immediately prior to the closing of such purchase. Because this Option Investments Purchase Agreement is with Oaktree, an affiliate of Brookfield, the terms of the agreement were not negotiated at arm’s length. In addition, because of the Option Investments Purchase Agreement, we would be precluded from selling the Equity Option Investments or the Debt Option Investments to a third party, prior to the expiration of the Option Period, without the consent of Oaktree, even if our Adviser determines that it would be in our best interest to dispose of one or more of the Oaktree Option Investments in order to rebalance our portfolio or for liquidity needs to fund share repurchases. In addition, the purchase price payable by Oaktree for the Oaktree Option Investments pursuant to the Option Investments Purchase Agreement is fixed at the current appraised value as of the date of sale, which would preclude us from realizing any premium to appraised value that a third party may be willing to pay during the Option Period.

Risks Related to our REIT Status and Certain Other Tax Items
If we do not maintain our qualification as a REIT, we will face serious tax consequences that could substantially reduce the funds available to satisfy our obligations, to implement our business strategy and to make distributions to our stockholders for each of the years involved.
We expect to continue to operate so as to qualify as a REIT under the Code. However, qualification as a REIT involves the application of highly technical and complex Code provisions for which only a limited number of judicial or administrative interpretations exist. Notwithstanding the availability of cure provisions in the Code, various compliance requirements could be failed and could jeopardize our REIT status. Furthermore, new tax legislation, administrative guidance or court decisions, in each instance potentially with retroactive effect, could make it more difficult or impossible for us to qualify as a REIT. If we fail to qualify as a REIT in any tax year, then:
•we would be taxed as a regular domestic corporation, which under current laws, among other things, means being unable to deduct distributions to stockholders in computing taxable income and being subject to federal income tax on our taxable income at regular corporate income tax rates;
•any resulting tax liability could be substantial and could have a material adverse effect on our book value;
•unless we were entitled to relief under applicable statutory provisions, we would be required to pay taxes, and thus, our cash available for distribution to stockholders would be reduced for each of the years during which we did not qualify as a REIT and for which we had taxable income; and
•we generally would not be eligible to requalify as a REIT for the subsequent four full taxable years.
To maintain our REIT status, we may have to borrow funds on a short-term basis during unfavorable market conditions.
To qualify as a REIT, we generally must distribute annually to our stockholders a minimum of 90% of our net taxable income, determined without regard to the dividends-paid deduction and excluding net capital gain. We will be subject to regular corporate income taxes on any undistributed REIT taxable income each year, including any undistributed capital gain. Additionally, we will be subject to a 4% nondeductible excise tax on any amount by which distributions paid by us in any calendar year are less than the sum of 85% of our ordinary income, 95% of our capital gain net income and 100% of our undistributed income from previous years. Payments we make to our stockholders under our share repurchase plan will not be taken into account for purposes of these distribution requirements. If we do not have sufficient cash to make distributions necessary to preserve our REIT status for any year or to avoid taxation, we may be forced to borrow funds or sell assets even if the market conditions at that time are not favorable for these borrowings or sales. These options could increase our cost and our leverage and reduce the value of our investments.
Compliance with REIT requirements may cause us to forego otherwise attractive opportunities, which may hinder or delay our ability to meet our investment objectives and reduce our overall return.
To qualify as a REIT, we are required at all times to satisfy tests relating to, among other things, the sources of our income, the nature and diversification of our assets, the ownership of our stock and the amounts we distribute to our stockholders. Compliance with the REIT requirements may impair our ability to operate solely on the basis of maximizing profits. For example, we may be required to make distributions to stockholders at disadvantageous times or when we do not have funds readily available for distribution.
Compliance with REIT requirements may force us to liquidate or restructure otherwise attractive investments.
To qualify as a REIT, at the end of each calendar quarter, at least 75% of the value of our assets must consist of cash, cash items, government securities and qualified real estate assets. The remainder of our investments in securities (other than qualified real estate assets and government securities) generally cannot include more than 10% of the voting securities (other than securities that qualify for the straight debt safe harbor) of any one issuer or more than 10% of the value of the outstanding securities of any one issuer unless we and such issuer jointly elect for such issuer to be treated as a “taxable REIT subsidiary” under the Code. Debt will generally meet the “straight debt” safe harbor if the debt is a written unconditional promise to pay on demand or on a specified date a certain sum of money, the debt is not convertible, directly or indirectly, into stock, and the interest rate and the interest payment dates of the debt are not contingent on profits, the borrower’s discretion, or similar factors.
Additionally, no more than 5% of the value of our assets (other than government securities and qualified real estate assets) can consist of the securities of any one issuer, and no more than 20% of the value of our assets may be represented by securities of one or more taxable REIT subsidiaries. If we fail to comply with these requirements, we must dispose of a portion of our assets within 30 days after the end of the calendar quarter in order to avoid losing our REIT status and suffering adverse tax consequences. In order to satisfy these requirements, we may be forced to liquidate assets from our portfolio or not make otherwise attractive investments.

Our charter does not permit any person or group to own more than 9.9%, in value or by number of shares, whichever is more restrictive, of our outstanding common stock or of our outstanding stock of all classes or series, and attempts to acquire our common stock or our stock of all other classes or series in excess of these 9.9% limits would not be effective without an exemption (which may apply prospectively or retroactively) from these limits by our board of directors.
For us to qualify as a REIT under the Code, not more than 50% of the value of our outstanding stock may be owned directly or indirectly, by five or fewer individuals (including certain entities treated as individuals for this purpose) during the last half of a taxable year. For the purpose of assisting our qualification as a REIT for U.S. federal income tax purposes, among other purposes, our charter prohibits beneficial or constructive ownership by any person or group of more than 9.9%, in value or by number of shares, whichever is more restrictive, of the outstanding shares of our common stock or 9.9%, in value or by number of shares, whichever is more restrictive, of the outstanding shares of all classes or series of our stock, which we refer to as the “ownership limit.” The constructive ownership rules under the Code and our charter are complex and may cause shares of the outstanding common stock owned by a group of related persons to be deemed to be constructively owned by one person. As a result, the acquisition of less than 9.9% of our outstanding common stock or our capital stock by a person could cause another person to own constructively in excess of 9.9% of our outstanding common stock or our capital stock, respectively, and thus violate the ownership limit. There can be no assurance that our board of directors, as permitted in the charter, will not decrease this ownership limit in the future. Any attempt to own or transfer shares of our common stock or capital stock in excess of the ownership limit without the consent of our board of directors will result either in the shares in excess of the limit being transferred by operation of the charter to a charitable trust, and the person who attempted to acquire such excess shares will not have any rights in such excess shares, or in the transfer being void.
The ownership limit may have the effect of precluding a change in control of us by a third party, even if such change in control would be in the best interests of our stockholders or would result in receipt of a premium to the NAV of our common stock (and even if such change in control would not reasonably jeopardize our REIT status). The exemptions to the ownership limit granted to date may limit our board of directors’ power to increase the ownership limit or grant further exemptions in the future.
Non-U.S. holders may be required to file U.S. federal income tax returns and pay U.S. federal income tax upon their receipt of certain distributions from us or upon their disposition of shares of our common stock.
In addition to any potential withholding tax on ordinary dividends, a non-U.S. holder, other than a “qualified shareholder” or a “qualified foreign pension fund,” that disposes of a “U.S. real property interest” (“USRPI”) (which includes shares of stock of a U.S. corporation whose assets consist principally of USRPIs), or that receives a distribution from a REIT that is attributable to gains from such a disposition, is generally subject to U.S. federal income tax under the Foreign Investment in Real Property Tax Act of 1980, as amended (“FIRPTA”), on the amount received from (or, in the case of a distribution, to the extent attributable to gains from) such disposition. Subject to certain exceptions, FIRPTA gains must be reported on U.S. federal income tax returns and are taxable at regular U.S. federal income tax rates. Such tax does not apply, however, to gain on the distribution of stock in a REIT that is “domestically controlled.” Generally, a REIT is domestically controlled if less than 50% of its stock, by value, has been owned directly or indirectly by non-U.S. persons during a continuous five-year period ending on the date of disposition or, if shorter, during the entire time period of the REIT’s existence. We cannot assure you that we will qualify as a domestically controlled REIT. If we fail to qualify, amounts received by a non-U.S. holder on certain dispositions of shares of our common stock (including repurchases) would be subject to tax under FIRPTA, unless (1) our shares of common stock were regularly traded on an established securities market and (2) the non-U.S. holder did not, at any time during a specified testing period, hold more than 10% of our common stock. We do not expect our shares to be regularly traded on an established securities market. Proposed Treasury regulations issued on December 29, 2022 (the “Proposed Regulations”) would modify the existing Treasury regulations relating to the determination of whether we are a domestically controlled REIT by providing a look through rule for our stockholders that are non-publicly traded partnerships, REITs, regulated investment companies or domestic “C” corporations owned 25% or more directly or indirectly by foreign persons (“foreign owned domestic corporations”) and by treating “qualified foreign pension funds” as foreign persons for this purpose. Although the Proposed Regulations are intended to be effective a year after they are finalized, the preamble to the Proposed Regulations states that the IRS may challenge contrary positions that are taken before the Proposed Regulations are finalized. Moreover, the Proposed Regulations as currently drafted would apply to determine whether a REIT was domestically controlled for the entire five-year testing period prior to any disposition of our common stock, rather than applying only to the portion of the testing period beginning after the Proposed Regulations are finalized. The Proposed Regulations relating to foreign owned domestic corporations is inconsistent with prior tax guidance. We cannot predict if or when or in what form the Proposed Regulations will be finalized or what our composition of investors that are treated as domestic under these final regulations will be at the time of enactment.
Even if we are domestically controlled, a non-U.S. holder, other than a “qualified shareholder” or a “qualified foreign pension fund,” that receives a distribution from us that is attributable to gains from the disposition of a USRPI as described above, including in connection with a repurchase of our common stock, is generally subject to U.S. federal income tax under FIRPTA to the extent such distribution is attributable to gains from such disposition, regardless of whether the difference between the fair market value and the tax basis of the USRPI giving rise to such gains is attributable to periods prior to or during such non-U.S. holder’s ownership of our common stock, unless the relevant class of stock is regularly traded on an established securities market in the United States and such non-U.S. holder did not own more than 10% of such class at any time during the one-year period ending on the date of such distribution. In addition, a repurchase of our common stock, to the extent not treated as a sale or exchange, may be subject to withholding as an ordinary dividend.
We may incur tax liabilities that would reduce our cash available for distribution to our stockholders.
Even if we qualify and maintain our status as a REIT, we may become subject to U.S. federal income taxes and related state, local and foreign taxes. For example, net income from the sale of properties that are “dealer” properties (properties held for sale in the ordinary course of a trade or business and not for investment) sold by a REIT (a “prohibited transaction” under the Code) will be subject to a 100% tax. We may not make sufficient distributions to avoid excise taxes applicable to REITs. Similarly, if we were to fail an income test (and did not lose our REIT status because such failure was due to reasonable cause and not willful neglect) we would be subject to tax on the income that does not meet the income test requirements. We also may decide to retain net capital gain we earn from the sale or other disposition of our investments and pay income tax directly on such income. In that event, we may elect to cause our stockholders to be treated as if they earned that income and paid the tax on it directly. However, stockholders that are tax-exempt, such as charities or qualified pension plans, would have no benefit from their deemed payment of such tax liability unless they file U.S. federal income tax returns and thereon seek a refund of such tax. We also may be subject to state and local taxes on our income or property, including franchise, payroll, mortgage recording and transfer taxes, either directly or at the level of the other companies through which we indirectly own our assets, such as our taxable REIT subsidiaries, which are subject to full U.S. federal, state, local and foreign corporate-level income taxes. Any taxes we pay directly or indirectly will reduce our cash available for distribution to our stockholders.
Our board of directors is authorized to revoke our REIT election without stockholder approval, which may cause adverse consequences to our stockholders.
Our charter authorizes our board of directors to revoke or otherwise terminate our REIT election, without the approval of our stockholders, if it determines that changes to U.S. federal income tax laws and regulations or other considerations mean it is no longer in our best interests to qualify as a REIT. Our board of directors has fiduciary duties to us and our stockholders and could only cause such changes in our tax treatment if it determines in good faith that such changes are in our best interests and in the best interests of our stockholders. In this event, we would become subject to U.S. federal income tax on our taxable income and we would no longer be required to distribute most of our net taxable income to our stockholders, which may cause a reduction in the total return to our stockholders.
Stockholders may have current tax liability on distributions they elect to reinvest in our common stock.
Stockholders that participate in our distribution reinvestment plan will be deemed to have received, and for U.S. federal income tax purposes will be taxed on, the amount reinvested in shares of our common stock to the extent the amount reinvested was not a tax-free return of capital. Therefore, unless such stockholders are tax-exempt entities, they may be forced to use funds from other sources to pay their tax liability on the reinvested dividends.
Generally, ordinary dividends payable by REITs do not qualify for reduced U.S. federal income tax rates.
Currently, the maximum tax rate applicable to qualified dividend income payable to certain non-corporate U.S. stockholders is 20% (excluding the 3.8% Net Investment Income Tax). Dividends payable by REITs, however, generally are not eligible for the reduced rate. Although this does not adversely affect the taxation of REITs or dividends payable by REITs, the more favorable rates applicable to regular corporate qualified dividends could cause certain non-corporate investors to perceive investments in REITs to be relatively less attractive than investments in the shares of non-REIT corporations that pay dividends, which could adversely affect the value of the shares of REITs, including our common stock. However, under current law, through 2025, individual taxpayers may be entitled to claim a deduction in determining their taxable income of 20% of “ordinary” REIT dividends (i.e., dividends other than capital gain dividends and qualified dividend income), which temporarily reduces the effective tax rate on such dividends.
We may be subject to adverse legislative or regulatory tax changes.
At any time, the tax laws or regulations governing REITs or the administrative interpretations of those laws or regulations may be amended. Although REITs generally receive certain tax advantages compared to entities taxed as regular corporations, it is possible that future legislation would result in a REIT having fewer tax advantages, and it could become more advantageous for a company that invests in real estate to elect to be treated for U.S. federal income tax purposes as a corporation. Our charter authorizes our board of directors to revoke or otherwise terminate our REIT election, without the approval of our stockholders, if it determines that it is no longer in our best interests to qualify as a REIT. We cannot predict when or if any new law, regulation or administrative interpretation, or any amendment to any existing law, regulation or administrative interpretation, will be adopted, promulgated or become effective and any such law, regulation or interpretation may take effect retroactively.

We and our stockholders could be adversely affected by any such change in, or any new, tax law, regulation or administrative interpretation.
Additional changes to tax laws are likely to occur and we cannot assure you that any such changes will not adversely affect the taxation of our stockholders. Any such changes could have an adverse effect on an investment in our shares or on the market value or the resale potential of our assets. Stockholders are urged to consult with their tax advisors with respect to the status of legislative, regulatory or administrative developments and proposals and their potential effect on an investment in our shares.
The failure of a mezzanine loan to qualify as a real estate asset could adversely affect our ability to qualify as a REIT.
We may acquire mezzanine loans, for which the U.S. Internal Revenue Service (the “IRS”) has provided a safe harbor but not rules of substantive law. Pursuant to the safe harbor, if a mezzanine loan meets certain requirements, it will be treated by the IRS as a real estate asset for purposes of the REIT asset tests, and interest derived from the mezzanine loan will be treated as qualifying mortgage interest for purposes of the REIT 75% income test. We may acquire mezzanine loans that do not meet all of the requirements of this safe harbor. In the event we own a mezzanine loan that does not meet the safe harbor, the IRS could challenge such loan’s treatment as a real estate asset for purposes of the REIT asset and income tests and, if such a challenge were sustained, we could fail to qualify as a REIT.
Investments outside the United States may subject us to additional taxes and could present additional complications to our ability to satisfy the REIT qualification requirements.
Non-U.S. investments may subject us to various non-U.S. tax liabilities, including withholding taxes. In addition, operating in functional currencies other than the U.S. dollar and in environments in which real estate transactions are typically structured differently than they are in the United States or are subject to different legal rules may present complications to our ability to structure non-U.S. investments in a manner that enables us to satisfy the REIT qualification requirements. Even if we maintain our status as a REIT, entities through which we hold investments in assets located outside the United States may be subject to income taxation by jurisdictions in which such assets are located or in which our subsidiaries that hold interests in such assets are located. Any such taxes could adversely affect our business, results of operations, cash flows or financial condition, and our cash available for distribution to our stockholders will be reduced by any such non-U.S. income taxes.
If the Operating Partnership failed to qualify as a partnership or is not otherwise disregarded for U.S. federal income tax purposes, we would cease to qualify as a REIT.
If the IRS were to successfully challenge the status of the Operating Partnership as a partnership or disregarded entity for U.S. federal income tax purposes, it would be taxable as a corporation. In the event that this occurs, it would reduce the amount of distributions that the Operating Partnership could make to us. This would also result in our failing to qualify as a REIT and becoming subject to a corporate-level tax on our income, which would substantially reduce our cash available to pay distributions and the yield on shares of our common stock.
Restrictions on the deduction of all of our interest expense could prevent us from satisfying the REIT distribution requirements and avoiding the incurrence of income or excise taxes.
Our ability (and the ability of entities that are not treated as disregarded entities for U.S. federal income tax purposes and in which we hold an interest) to deduct interest expense may be limited. Under Section 163(j) of the Code, the deduction for business interest expense may be limited to the amount of the taxpayer’s business interest income plus 30% of the taxpayer’s “adjusted taxable income” unless the taxpayer’s gross receipts do not exceed $25 million per year during the applicable testing period or the taxpayer qualifies to elect and elects to be treated as an “electing real property trade or business.”
A taxpayer’s adjusted taxable income starts with its taxable income and adds back items of non-business income and expense, business interest income and business interest expense, net operating losses and any deductions for “qualified business income.” A taxpayer that is exempt from the interest expense limitations as an electing real property trade or business is ineligible for certain expensing benefits and is subject to less favorable depreciation rules for real property. The rules for business interest expense apply to us and at the level of each entity in which or through which we invest that is not a disregarded entity for U.S. federal income tax purposes. To the extent that our interest expense is not deductible, our taxable income will be increased, as will our REIT distribution requirements and the amounts we need to distribute to avoid incurring income and excise taxes.
Our taxable REIT subsidiaries are subject to special rules that may result in increased taxes.
We may conduct certain activities or invest in assets through one or more taxable REIT subsidiaries. A taxable REIT subsidiary is a corporation other than a REIT in which a REIT directly or indirectly holds stock and that has made a joint election with such REIT to be treated as a taxable REIT subsidiary. Other than some activities relating to management of hotel and healthcare properties, a taxable REIT subsidiary may generally engage in any business, including the provision of customary or non-customary services to tenants of its parent REIT. A domestic taxable REIT subsidiary is subject to U.S. federal income tax as a regular C corporation.

No more than 20% of the value of a REIT’s total assets may consist of stock or securities of one or more taxable REIT subsidiaries. This requirement limits the extent to which we can conduct our activities through taxable REIT subsidiaries. The values of some of our assets, including assets that we hold through taxable REIT subsidiaries, may not be subject to precise determination, and values are subject to change in the future. In addition, as a REIT, we must pay a 100% penalty tax on IRS adjustments to certain payments that we make or receive if the economic arrangements between us and any of our taxable REIT subsidiaries are not comparable to similar arrangements between unrelated parties. We intend to structure transactions with any taxable REIT subsidiary on terms that we believe are arm’s length to avoid incurring the 100% excise tax described above. However, the IRS may successfully assert that the economic arrangements of any of our intercompany transactions are not comparable to similar arrangements between unrelated parties.
Complying with REIT requirements may limit our ability to hedge effectively and may cause us to incur tax liabilities.
The REIT provisions of the Code may limit our ability to hedge our assets and operations. Under these provisions, any income that we generate from hedging transactions will be excluded from gross income for purposes of the 75% and 95% REIT gross income tests if: (i) the instrument (A) hedges interest rate risk or foreign currency exposure on liabilities used to carry or acquire real estate assets, (B) hedges risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income tests or (C) hedges a position entered into pursuant to clause (A) or (B) after the extinguishment of such liability or disposition of the asset producing such income; and (ii) such instrument is properly identified under applicable Treasury Regulations. Income from hedging transactions that do not meet these requirements will generally constitute non-qualifying income for purposes of both the 75% and 95% gross income tests. As a result of these rules, we may have to limit our use of hedging techniques that might otherwise be advantageous or implement those hedges through a taxable REIT subsidiary. This could increase the cost of our hedging activities because our taxable REIT subsidiary would be subject to tax on gains or expose us to greater risks associated with changes in interest rates than we would otherwise want to bear. In addition, losses in our taxable REIT subsidiary will generally not provide any tax benefit, except for being carried forward against future taxable income in the taxable REIT subsidiary.
We may choose to pay dividends in a combination of cash and our own common stock, in which case stockholders may be required to pay income taxes in excess of the cash dividends they receive.
Under IRS Revenue Procedure 2017-45, as a publicly offered REIT, we may give stockholders a choice, subject to various limits and requirements, of receiving a dividend in cash or in our common stock. As long as at least 20% of the total dividend is available in cash and certain other requirements are satisfied, the IRS will treat the stock distribution as a dividend (to the extent applicable rules treat such distribution as being made out of our earnings and profits). As a result, U.S. stockholders may be required to pay income taxes with respect to such dividends in excess of the cash dividends they receive. In the case of non-U.S. stockholders, we generally will be required to withhold tax with respect to the entire dividend, which withholding tax may exceed the amount of cash such non-U.S. stockholder would otherwise receive.
The “taxable mortgage pool” rules may increase the taxes that we or our stockholders may incur, and may limit the manner in which we effect future securitizations.
Securitizations could result in the creation of taxable mortgage pools for U.S. federal income tax purposes. As a REIT, so long as we own 100% of the equity interests in a taxable mortgage pool, we generally would not be adversely affected by the characterization of the securitization as a taxable mortgage pool. Certain categories of stockholders, however, such as foreign stockholders eligible for treaty or other benefits, stockholders with net operating losses, and certain tax-exempt stockholders that are subject to unrelated business income tax, could be subject to increased taxes on a portion of their dividend income from us that is attributable to the taxable mortgage pool. Because we hold substantially all of our assets through the Operating Partnership, which is treated as a partnership for U.S. federal income tax purposes, the foregoing rules would not apply if the Operating Partnership was, or owned equity interests in, a taxable mortgage pool. Any such taxable mortgage pool would be treated as a corporation for U.S. federal income tax purposes and could prevent us from qualifying as a REIT.
If the leases of our properties are not respected as true leases for U.S. federal income tax purposes, we may fail to qualify as a REIT.
To qualify as a REIT, we must annually satisfy two gross income tests, under which specified percentages of our gross income must be derived from certain sources, such as “rents from real property.” In order for rents paid to the Operating Partnership pursuant to leases of our properties to qualify as “rents from real property” for purposes of the gross income tests, the leases must be respected as true leases for U.S. federal income tax purposes and not be treated as service contracts, financing arrangements, joint ventures or some other type of arrangement. If our leases are not respected as true leases for U.S. federal income tax purposes, we may fail to qualify as a REIT.

Sales of our properties at gains are potentially subject to the prohibited transaction tax, which could reduce the return on a stockholder’s investment.
Our ability to dispose of property is restricted as a result of our REIT status. Under applicable provisions of the Code regarding prohibited transactions by REITs, we will be subject to a 100% tax on any gain realized on the sale or other disposition of any property (other than foreclosure property) we own, directly or through a subsidiary entity, including the Operating Partnership, but excluding our taxable REIT subsidiaries, that is deemed to be inventory or property held primarily for sale to customers in the ordinary course of trade or business unless a safe harbor applies under the Code. Whether property is inventory or otherwise held primarily for sale to customers in the ordinary course of a trade or business depends on the particular facts and circumstances surrounding each property. We intend to avoid this 100% “prohibited transaction” tax by (1) conducting activities that may otherwise be considered prohibited transactions through a taxable REIT subsidiary, (2) conducting our operations in such a manner so that no sale or other disposition of an asset we own, directly or through any subsidiary other than a taxable REIT subsidiary, will be treated as a prohibited transaction, or (3) structuring certain dispositions of our properties to comply with certain safe harbors available under the Code. However, no assurance can be given that any particular property will not be treated as inventory or property held primarily for sale to customers in the ordinary course of a trade or business or that a safe harbor will apply.
Recharacterization of sale-leaseback transactions may cause us to lose our REIT status.
We may purchase real properties and lease them back to the sellers of such properties. We cannot guarantee that the IRS will not challenge our characterization of any sale-leaseback transactions. In the event that any such sale-leaseback transaction is challenged and recharacterized as a financing transaction or loan for federal income tax purposes, deductions for depreciation and cost recovery relating to such property would be disallowed. If a sale-leaseback transaction were so recharacterized, we might fail to satisfy the REIT qualification “asset tests” or the “gross income tests” and, consequently, lose our REIT status. Alternatively, the amount of our REIT taxable income could be recalculated, which might also cause us to fail to meet the distribution requirements for a taxable year.

Retirement Plan Risks
If the fiduciary of an employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”), fails to meet the fiduciary and other standards under ERISA, the Code or common law as a result of an investment in our stock, the fiduciary could be subject to civil penalties.
There are special considerations that apply to investing in our shares on behalf of a trust, pension, profit sharing or 401(k) plans, health or welfare plans, trusts, individual retirement accounts (“IRAs”), or Keogh plans. If an investor is investing the assets of any of the entities identified in the prior sentence in our common stock, investors should satisfy themselves that:
•the investment is consistent with their fiduciary obligations under applicable law, including common law, ERISA and the Code;
•the investment is made in accordance with the documents and instruments governing the trust, plan or IRA, including a plan’s investment policy;
•the investment satisfies the prudence and diversification requirements of Sections 404(a)(1)(B) and 404(a)(1)(C) of ERISA and other applicable provisions of ERISA and the Code;
•the investment will not impair the liquidity of the trust, plan or IRA;
•the investment will not produce “unrelated business taxable income” for the plan or IRA;
•our stockholders will be able to value the assets of the plan annually in accordance with ERISA requirements and applicable provisions of the plan or IRA; and
•the investment will not constitute a non-exempt prohibited transaction under Title I of ERISA or Section 4975 of the Code.
Failure to satisfy the fiduciary standards of conduct and other applicable requirements of ERISA, the Code, or other applicable statutory or common law may result in the imposition of civil penalties, and can subject the fiduciary to equitable remedies. In addition, if an investment in our shares constitutes a non-exempt prohibited transaction under Title I of ERISA or Section 4975 of the Code, the fiduciary that authorized or directed the investment may be subject to the imposition of excise taxes with respect to the amount invested.

If our assets at any time are deemed to constitute “plan assets” under ERISA, that may lead to the rescission of certain transactions, tax or fiduciary liability and our being held in violation of certain ERISA and Code requirements.
If our assets are deemed to constitute “plan assets” of stockholders that are ERISA Plans (as defined below) (a) certain transactions that we might enter into in the ordinary course of our business might have to be rescinded and may give rise to certain excise taxes and fiduciary liability under Title I of ERISA and/or Section 4975 of the Code; (b) our management, as well as various providers of fiduciary or other services to us (including the Adviser), and any other parties with authority or control with respect to us or our assets, may be considered fiduciaries or otherwise parties in interest or disqualified persons for purposes of the fiduciary responsibility and prohibited transaction provisions of Title I of ERISA and Section 4975 of the Code; and (c) the fiduciaries of stockholders that are ERISA Plans would not be protected from “co-fiduciary liability” resulting from our decisions and could be in violation of certain ERISA requirements.
Accordingly, investors that are (a) “employee benefit plans” (within the meaning of Section 3(3) of ERISA), which are subject to Title I of ERISA; (b) “plans” defined in Section 4975 of the Code, which are subject to Section 4975 of the Code (including Keogh plans and IRAs); or (c) entities whose underlying assets are deemed to include plan assets within the meaning of Section 3(42) of ERISA and the regulations thereunder (e.g., an entity of which 25% or more of the total value of any class of equity interests is held by “benefit plan investors”) (each such plan, account and entity described in clauses (a), (b) and (c) we refer to as “ERISA Plans”) should consult with their own legal, tax, financial and other advisors to review these implications in light of such investor’s particular circumstances. The sale of our common stock to any ERISA Plan is in no respect a representation by us or any other person associated with the offering of our shares of common stock that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

ITEM 1B. UNRESOLVED STAFF COMMENTS
None.

ITEM 1C. CYBERSECURITY
Risk Management and Strategy
As an externally advised company, our day-to-day operations are managed by our Adviser and our executive officers under the oversight of our board of directors. We rely on our Adviser’s cybersecurity program for assessing, identifying, and managing material risks from cybersecurity threats to us. This cybersecurity program is designed to protect the integrity and availability of our information and technology. This program addresses security governance, security awareness, employee training, relevant access and end-point security, vulnerability management, penetration testing, security monitoring and incident response. Our Adviser’s practices align with the National Institute of Standards and Technology (NIST) Cybersecurity Framework.
Our Adviser’s cybersecurity program includes a comprehensive policy framework, reviewed and updated annually; security awareness training for all employees, completed annually; technology risk assessments for critical information systems and applications, performed annually and following all changes to these systems; monthly vulnerability scans; quarterly technology risk assessments and the use of software to protect the confidentiality, integrity and availability of our systems, including the use of anti-malware applications and the use of programs that log, monitor and audit system activities. The effectiveness of our Adviser’s cybersecurity programs is evaluated regularly through both internal and third-party audits. We may also engage third parties to conduct risk assessments.
Our Adviser’s Chief Information Security Officer (“CISO”) utilizes a variety of processes and systems to manage cybersecurity risks including third-party risk. This includes operational compliance monitoring processes within our information technology service management program, a security operations center managed by a security services provider; and periodic assessments and tests conducted by external parties or internal audit and compliance functions. We also regularly monitor cybersecurity and data privacy risks of investments in our portfolio. Additionally, our vendor governance framework includes monitoring of vendors’ compliance with contractual terms and their cybersecurity risk profile. A risk assessment is conducted for each violation identified, which includes an assessment of the impact from a financial, operational, reputational, regulatory compliance, and client service perspective, to determine its materiality. Regular reporting includes information on material security incidents and policy breaches.
No risks from cybersecurity threats, including as a result of any previous cybersecurity incidents, have materially affected us, our business strategy, results of operations or financial condition. However, we can provide no assurance that we will not experience any material cybersecurity threats or incidents in the future. See “Item 1.A. Risk Factors — Cybersecurity failures and data security incidents could adversely affect our business by causing a disruption to our operations, a compromise or corruption of our confidential, personal or other sensitive information and/or damage to our business relationships or reputation, any of which could negatively impact our business, financial condition and operating results.”
Governance
The audit committee of our board of directors (the “Audit Committee”) is responsible for overseeing risk management strategies that are specific to us, including reviewing management’s assessment of the current and emerging risks and related mitigation strategies across financial and non-financial risks, including cybersecurity risks. Regular reports and updates on material security incidents and cybersecurity risks are made to senior management and the Audit Committee by the Adviser.
The Adviser has a dedicated cybersecurity team, led by the CISO, which manages and monitors our data protection, privacy and cybersecurity program. In addition, our Adviser has established a Security Governance Committee, led by the CISO, that is responsible for, among other things, communicating information security status and needs to all stakeholders; overseeing that appropriate communication channels about cybersecurity risk occur at all levels and to executive management, including our management and the Audit Committee; and overseeing that appropriate action is being taken and monitored where information risks are identified.
The CISO and other members of the Security Governance Committee are selected from the Adviser’s business groups. The CISO has over 20 years of cybersecurity and technology management experience.

ITEM 2. PROPERTIES
For an overview of our real estate investments, see Item 7 — “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
Our principal executive and administrative offices are located at 250 Vesey Street, 15th Floor New York, NY 10281. We consider these facilities to be suitable for the management and operations of our business.

ITEM 3. LEGAL PROCEEDINGS
From time to time, we may be involved in various claims and legal actions arising in the ordinary course of business. As of December 31, 2023, we were not involved in any material legal proceedings.

ITEM 4. MINE SAFETY DISCLOSURES
Not applicable.

PART II.
ITEM 5. MARKET FOR REGISTRANT’S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES
Offering of Common Stock
The Offering consists of four classes of shares of our common stock, Class S shares, Class T shares, Class D shares and Class I shares. The share classes have different upfront selling commissions and dealer manager fees, and different ongoing stockholder servicing fees. Other than the differences in upfront selling commissions, dealer manager fees and ongoing stockholder servicing fees, each class of common stock has the same economics and voting rights. Shares of our common stock are not listed for trading on a stock exchange or other securities market, and there is no established public trading market for our common stock. As of March 15, 2024, there were 2,622 holders of record of our Class S common stock, 424 holders of record of our Class I common stock, and 44 holders of record of our Class D common stock. As of March 15, 2024, we have not sold any Class T shares. Class C and Class E shares are not offered or sold in the Offering. These figures do not include the number of stockholders that hold shares in “street name” through banks or broker-dealers. The following table details the selling commissions, dealer manager fees and stockholder servicing fees for each applicable share class being offered and sold in the Offering as of December 31, 2023:

	Class S Shares	Class T Shares	Class D Shares	Class I Shares
Selling commissions and dealer manager fees (% of transaction price)	up to 3.5%	up to 3.5%	up to 0.5%	—
Stockholder servicing fee (% of NAV)	0.85%	0.85%	0.25%	—
For Class S shares sold in the Offering, investors will pay upfront selling commissions of up to 3.5% of the transaction price. For Class T shares sold in the Offering, investors will pay upfront selling commissions of up to 3.0% of the transaction price and upfront dealer manager fees of 0.5% of the transaction price, however such amounts may vary at certain participating broker-dealers, provided that the sum will not exceed 3.5% of the transaction price. For Class D shares sold in the Offering, investors will pay upfront selling commissions of up to 0.5% of the transaction price. There are no upfront selling commissions or dealer manager fees with respect to Class I shares.
The Dealer Manager, a registered broker-dealer affiliated with the Adviser, serves as the dealer manager for the Offering and is entitled to receive stockholder servicing fees of 0.85% per annum of the aggregate NAV for Class S shares and Class T shares. For Class T shares such stockholder servicing fee includes an advisor stockholder servicing fee of 0.65% per annum, and a dealer stockholder servicing fee of 0.20% per annum, of the aggregate NAV for the Class T shares, however, with respect to Class T shares sold through certain participating broker-dealers, the advisor stockholder servicing fee and the dealer stockholder servicing fee may be other amounts, provided that the sum of such fees will always equal 0.85% per annum of the NAV of such shares. For Class D shares, the Dealer Manager is entitled to a stockholder servicing fee equal to 0.25% per annum of the aggregate NAV for the Class D shares. There is no stockholder servicing fee with respect to Class I shares.
For the year ended December 31, 2023, the costs of raising equity capital, which represent all upfront selling commissions, upfront dealer manager fees, stockholder servicing fees and organization and offering costs, was approximately 0.57% of the gross amount of equity capital raised, inclusive of equity capital raised from private offerings.

The following table presents our monthly NAV per share for each of the six classes of shares from January 31, 2021 through December 31, 2023:

	Class S Shares	Class I Shares	Class D Shares	Class T Shares (1)	Class C Shares (2)	Class E Shares (2)
January 31, 2021	$10.5020	$10.6220	$—	$—	$—	$—
February 28, 2021	10.5287	10.6480	—	—	—	—
March 31, 2021	10.6138	10.7307	—	—	10.7093	—
April 30, 2021	10.6751	10.7861	—	—	10.7230	—
May 31, 2021	10.7562	10.8583	—	—	10.8046	—
June 30, 2021	10.8558	10.9475	—	—	10.8933	—
July 31, 2021	10.9087	10.9868	—	—	10.9288	—
August 31, 2021	11.1222	11.2011	—	—	11.1424	—
September 30, 2021	11.8772	11.9684	—	—	11.9007	—
October 31, 2021	11.8843	11.9793	—	—	11.8990	—
November 30, 2021	12.2120	12.3099	—	—	12.2272	12.3577
December 31, 2021	12.4506	12.4858	—	—	12.4285	12.5880
January 31, 2022	12.5735	12.6154	—	—	12.5240	12.7185
February 28, 2022	12.9453	12.9919	—	—	12.8738	13.1675
March 31, 2022	13.0702	13.1344	—	—	12.9693	13.3421
April 30, 2022	13.6326	13.6925	—	—	13.5045	14.0147
May 31, 2022	13.7789	13.8601	—	—	13.5772	14.2549
June 30, 2022	13.7215	13.8110	13.7139	—	13.5231	14.1412
July 31, 2022	13.8200	13.9101	13.8117	—	13.6245	14.2684
August 31, 2022	13.8555	13.9499	13.7712	—	13.6556	14.3219
September 30, 2022	13.8660	13.9594	13.8145	—	13.6629	14.3442
October 31, 2022	13.8702	13.9636	13.8034	—	13.6667	14.3613
November 30, 2022	13.5418	13.6332	13.4806	—	13.3424	13.9833
December 31, 2022	13.2712	13.3602	13.2204	—	13.0716	13.6732
January 31, 2023	13.2112	13.3019	13.2957	—	13.0050	13.2742
February 28, 2023	13.1299	13.2192	13.2047	—	12.9231	13.1923
March 31, 2023	12.8583	12.9469	12.9538	—	12.6584	12.9215
April 30, 2023	12.8531	12.9465	12.9928	—	12.6617	12.9087
May 31, 2023	12.7076	12.8002	12.8466	—	12.5181	12.7723
June 30, 2023	12.4704	12.5603	12.6073	—	12.2839	12.5345
July 31, 2023	12.4159	12.5063	12.5746	—	12.2284	12.4806
August 31, 2023	12.2713	12.3597	12.4305	—	12.0856	12.3356
September 30, 2023	12.2754	12.3651	12.4373	—	12.0879	12.3397
October 31, 2023	12.2236	12.3138	12.3859	—	12.0361	12.2887
November 30, 2023	11.9828	12.0743	12.1459	—	11.8006	12.0471
December 31, 2023	11.6835	11.7742	11.8483	—	11.5092	11.7522

(1)	No Class T shares have been sold to date.
(2)	Class C and Class E shares of our common stock are offered to investors pursuant to private offerings.

Net Asset Value
Our board of directors, including a majority of our independent directors, has adopted valuation guidelines that contain a comprehensive set of methodologies to be used by the Adviser and our independent valuation advisor in connection with estimating the values of our assets and liabilities for purposes of our NAV calculation. The calculation of our NAV is intended to be a calculation of the fair value of our assets less our outstanding liabilities as described below and will likely differ from the book value of our equity reflected in our financial statements. As a public company, we are required to issue financial statements based on historical cost in accordance with GAAP, which are subject to an annual independent audit.
To calculate our NAV for the purpose of establishing a purchase and repurchase price for our shares, we have adopted a model that adjusts the value of our assets and liabilities from historical cost to fair value generally in accordance with the GAAP principles set forth in Financial Accounting Standards Board (FASB) Accounting Standards Codification Topic 820, Fair Value Measurements and Disclosures. However, our valuation procedures and our NAV are not subject to an independent audit. Because the fair value calculations of our real estate properties involve significant professional judgment in the application of both observable and unobservable inputs, the calculated fair value of our assets may differ from their actual realizable value or future fair value. While we believe our NAV calculation methodologies are consistent with standard industry practices, there is no rule or regulation that requires we calculate NAV in a certain way. As a result, other public REITs may use different methodologies or assumptions to determine NAV. In addition, NAV is not a measure used under GAAP and the valuations of, and certain adjustments made to, our assets and liabilities used in the determination of NAV will differ from GAAP.
With the approval of our board of directors, including a majority of the independent directors, we have engaged Altus Group U.S. Inc. to serve as our independent valuation advisor. We receive annual appraisals conducted by independent third-party appraisal firms for each of our properties on a rolling basis, such that properties may be appraised at different times, but each property (other than single-family rental properties) is appraised by an independent third-party appraisal firm at least once per year. In any month where an independent third-party appraisal firm does not prepare an appraisal for a property, our independent valuation advisor prepares an appraisal for such property (other than international properties, for which the Adviser prepares a monthly valuation that is reviewed by our independent valuation advisor as to its reasonableness). Single-family rental properties are valued monthly by an independent third-party appraisal firm other than our independent valuation advisor. While our independent valuation advisor performs an important role with respect to our property valuations, our independent valuation advisor is not responsible for, and does not calculate, our NAV. The Adviser is ultimately responsible for the determination of our NAV.
The following valuation methods are used for purposes of calculating our NAV:
•Investments in Real Estate: Our independent valuation advisor and independent third-party appraisal firms value our properties using the discounted cash flow methodology (income approach) as the primary methodology, whereby a property’s value is calculated by discounting the estimated cash flows and the anticipated terminal value of the subject property by the assumed market supported discount and terminal capitalization rate. Consistent with industry practices, the income approach also incorporates subjective judgments regarding comparable rental and operating expense data, capitalization and discount rates, and projections of future rent and expenses based on appropriate market evidence as well as the residual value of the asset as components in determining value. The valuations of our properties also incorporate historical operating revenues and expenses of the properties, lease agreements on the properties, budgeted revenues and expenses of the properties, information regarding recent or planned capital expenditures and any other information relevant to valuing the real estate property. Other methodologies that may also be used to value properties include sales comparison and replacement cost approaches. We believe that the key assumptions utilized in the discounted cash flow methodology are the discount rate and exit capitalization rate. The weighted average discount rates and exit capitalization rates, as well as the effect a change in these assumptions would have on the value of our properties, are disclosed for each of our property types below.
•Investments in Real Estate-Related Loans and Securities: Our real estate-related loans and securities are valued monthly using market quotations from third-party pricing vendors and, in cases when market quotations are not readily available, valuations prepared by independent third-party valuation providers. In determining the fair value of a particular investment, third-party pricing vendors may use broker-dealer quotations, reported trades or valuation estimates from their internal pricing models to determine the reported price. The pricing service providers’ internal models for real estate-related securities generally consider the attributes applicable to the particular class of the security (e.g. credit rating, seniority), current market data, estimated cash flows for such security and specific collateral performance, as applicable. Certain real estate-related loan investments, such as private real estate loans, are unlikely to have market quotations. Such investments are valued monthly by a third-party valuation provider using generally accepted valuation methodologies to value such investments. Generally, the third-party valuation provider’s analysis will utilize a discounted cash flow methodology and will consider the underlying collateral real estate, the investment’s yield, and the current market yield. Market yield is estimated based on a variety of inputs regarding the collateral asset’s performance, debt yield or loan-to-value ratios, local or macro real estate performance, and capital market conditions. For further details on our investments in real estate-related securities reported at fair value for GAAP, see Valuation of Assets and Liabilities Measured at Fair Value in Note 2 — “Summary of Significant Accounting Policies” to our consolidated financial statements in this annual report on Form 10-K.
•Liabilities: We include the fair value of our liabilities as part of our NAV calculation. These liabilities include the fees payable to the Adviser (including any accrued performance fees) and the Dealer Manager, accounts payable, accrued operating expenses, and our debt obligations, such as our mortgage loans and secured credit facility. Other than our debt obligations, we include the cost basis of our liabilities as part of NAV, which approximates fair value due to the liquid and short-term nature of the liabilities. For NAV, our debt liabilities are valued by an independent third-party valuation provider utilizing the discounted cash flow methodology, which calculates the fair value of a loan utilizing the estimated cash flows required by the applicable debt agreement and discounting them back to the present value using an estimated market yield. The determination of the current market yield considers current market rates and conditions for similar borrowing agreements with comparable loan-to-value and credit profiles. For both GAAP and NAV, our derivative financial instruments are reported at fair value. For further details on our derivative financial instruments reported at fair value for GAAP, see Valuation of Assets and Liabilities Measured at Fair Value in Note 2 — “Summary of Significant Accounting Policies” to our consolidated financial statements in this annual report on Form 10-K.
•Investments in Unconsolidated Entities: Our unconsolidated properties held through joint ventures are valued in a manner that is consistent with the methodologies described above. After the fair value of the assets and liabilities are determined, we apply our ownership percentage to the net asset value and reflect this amount as our investments in unconsolidated entities. For further details on our investments in unconsolidated entities reported at fair value for GAAP, see Valuation of Assets and Liabilities Measured at Fair Value in Note 2 — “Summary of Significant Accounting Policies” to our consolidated financial statements in this annual report on Form 10-K.
In accordance with our valuation guidelines, our fund administrator calculates our NAV per share for each class as of the last calendar day of each month, using a process that reflects several components (each as described above), including the estimated fair value of (1) each of our properties, (2) our real estate-related debt investments and real estate-related securities, (3) our other real estate-related investments, if any, and (4) our other assets and liabilities. Operating Partnership units are valued in the same fashion. Each class of Operating Partnership units is economically equivalent to our corresponding class of shares.
At the end of each month, our change in NAV for each share class is calculated as follows:
•Effective on the first day of each month, shares are issued for each class of common stock for subscriptions and distribution reinvestments, to the extent each class of common stock receives subscriptions and distribution reinvestments in the current month. The subscription and distribution reinvestment proceeds received by each share class are added to each share class’s prior month ending aggregate NAV, resulting in an aggregate NAV per share class effective on the first day of the current month (“NAV for Allocation”).
•Each share class is then allocated its proportionate share of the current month’s NAV appreciation (whether an increase or decrease) based on its relative percentage of the total NAV for Allocation. NAV appreciation includes net portfolio income from investments, interest expense, realized and unrealized net real estate appreciation, general and administrative expenses, and reimbursements paid to the Adviser for previously advanced organization and offering costs. Unrealized net real estate appreciation includes any changes in the fair market value of our investments in real estate, investments in real estate-related loans, and debt liabilities, which are presented at their carrying value in our GAAP consolidated financial statements. NAV appreciation excludes straight-line rental revenue, depreciation and amortization, which are recognized as components of net income under GAAP.
•Following the proportionate allocation of NAV appreciation, the aggregate NAV of each share class is reduced by the net distributions declared during the month. The net distribution per share will differ by share class due to the allocation of class-specific expenses, including stockholder servicing fees, management fees and performance fees, which are reduced from the gross distribution as discussed below.
•Class-specific expenses are then allocated to certain share class as follows:
◦Stockholder servicing fees are payable monthly on Class T, Class S, and Class D common shares. For purposes of calculating NAV, the stockholder servicing fee is recognized as reduction of NAV on a monthly basis as such fee becomes payable. Under GAAP, we accrue the full cost of the stockholder servicing fee payable over the life of each share (assuming such share remains outstanding the length of time required to pay the maximum stockholder servicing fee) as an offering cost at the time such share is sold. The stockholder servicing fee is calculated as a percentage of the aggregate NAV for such class of shares.

◦Management fees are accrued monthly in an amount equal to 1/12 of 1.25% of the NAV of our Class C, Class D, Class I, Class S and Class T common shares on the last day of the month, prior to giving effect to distributions, accrued stockholder servicing fees, and accrued performance fees.
◦Performance fees are accrued monthly based on the total return of our Class C, Class D, Class I, Class S and Class T common shares. Total return is defined as distributions paid or accrued plus the change in NAV of our Class C, Class D, Class I, Class S and Class T common shares, adjusted for subscriptions and repurchases.
•Lastly, the aggregate NAV of each share class is reduced by repurchases of common stock effective on the last day of the month.
•The NAV per share for each class is calculated by dividing such class’s aggregate NAV at the end of each month by the number of shares outstanding for that class at the end of such month.
Our total NAV presented in the following tables includes the NAV of our Class S, Class I, Class T, Class D, Class C and Class E shares of common stock, as well as partnership interests in the Operating Partnership held by parties other than us. The following table provides a breakdown of the major components of our NAV as of December 31, 2023 ($ and shares/units in thousands):

Components of NAV	December 31, 2023
Investments in real estate	$1,717,150
Investments in real estate-related loans and securities	241,188
Investments in unconsolidated entities	78,569
Cash and cash equivalents	24,272
Restricted cash	16,429
Other assets	63,629
Debt obligations	(1,035,300)
Accrued stockholder servicing fees(1)	(306)
Management fee payable	(1,046)
Dividend payable	(5,138)
Subscriptions received in advance	(3,003)
Other liabilities	(42,538)
Non-controlling interests in joint ventures	(15,462)
Net asset value	$1,038,444
Number of shares/units outstanding	88,676

(1)
Stockholder servicing fees only apply to Class S, Class T and Class D shares. For purposes of NAV, we recognize the stockholder servicing fee as a reduction of NAV on a monthly basis as such fee is paid. Under GAAP, we accrue the full cost of the stockholder servicing fee as an offering cost at the time we sell Class S, Class T and Class D shares of our common stock. As of December 31, 2023, we have accrued under GAAP approximately $25.5 million of stockholder servicing fees payable to the Dealer Manager related to the Class S and Class D shares sold (as of December 31, 2023, we had not sold any Class T shares).

The following table provides a breakdown of our total NAV and NAV per share/unit by class as of December 31, 2023 ($ and shares/units in thousands, except per share/unit data):

NAV Per Share/Unit	Class S Shares	Class I Shares	Class D Shares	Class T Shares	Class C Shares(1)	Class E Shares(1)	Third-party Operating Partnership Units(2)	Total
Net asset value	$400,091	$488,680	$1,757	$—	$107,580	$39,403	$933	$1,038,444
Number of shares/units outstanding	34,244	41,504	148	—	9,347	3,353	80	88,676
NAV Per Share/Unit as of December 31, 2023	$11.6835	$11.7742	$11.8483	$—	$11.5092	$11.7522	$11.7522

(1)	Class C and Class E shares of our common stock are offered to investors pursuant to private offerings.
(2)	Includes the units of the Operating Partnership held by parties other than us.
As of December 31, 2023, we had not sold any Class T shares.

The following table details the weighted average discount rate and exit capitalization rate, which are the key assumptions in the discounted cash flow methodology, by property type as of December 31, 2023:

Property Type	Discount Rate	Exit Capitalization Rate
Rental Housing	7.1%	5.7%
Net Lease	7.0%	5.5%
Office	8.4%	7.2%
Logistics	7.0%	5.9%

These assumptions are determined by our independent valuation advisor and our independent third-party appraisal firms (other than international properties, which are determined by the Adviser and reviewed by our independent valuation advisor). A change in these assumptions would impact the calculation of the value of our property investments. For example, assuming all other factors remain unchanged, the changes listed below would result in the following effects on our investment values:

Input	Hypothetical Change	Rental Housing Investment Values	Net Lease Investment Values	Office Investment Values	Logistics Investment Values
Discount Rate	.25% Decrease	1.8%	2.3%	1.9%	2.1%
(weighted average)	.25% Increase	(1.8)%	(2.2)%	(1.9)%	(2.0)%
Exit Capitalization Rate	.25% Decrease	2.8%	3.2%	2.3%	2.8%
(weighted average)	.25% Increase	(2.6)%	(2.9)%	(2.1)%	(2.7)%

The following table reconciles Stockholders’ Equity per our Consolidated Balance Sheets to our NAV ($ in thousands):

Reconciliation of Stockholders’ Equity to NAV	December 31, 2023
Stockholders’ equity under U.S. GAAP	$814,909
Redeemable non-controlling interest	933
Total partners’ capital of Operating Partnership under GAAP	815,842
Adjustments:
Accrued stockholder servicing fee	25,201
Deferred rent	(5,058)
Advanced organizational and offering costs	9,760
Unrealized net real estate appreciation	80,973
Accumulated depreciation and amortization	111,726
NAV	$1,038,444

The following details the adjustments to reconcile stockholders’ equity under GAAP to our NAV:
•Accrued stockholder servicing fee represents the accrual for the full cost of the stockholder servicing fee for Class S and Class D shares. Under GAAP, we accrued the full cost of the stockholder servicing fee payable over the life of each share (assuming such share remains outstanding the length of time required to pay the maximum stockholder servicing fee) as an offering cost at the time we sold such share. Refer to Note 2 — “Summary of Significant Accounting Policies” to our consolidated financial statements for further details of the GAAP treatment regarding the stockholder servicing fee. For purposes of calculating NAV, we recognize the stockholder servicing fee as a reduction of NAV on a monthly basis when such fee is paid.
•Deferred rent represents straight line rental revenue recorded under GAAP. For purposes of calculating NAV, deferred rental revenues are excluded.
•The Adviser and its affiliates advanced organization and offering expenses on our behalf (other than upfront selling commissions, dealer manager fees and stockholder servicing fees) through July 5, 2023, subject to the following reimbursement terms: (1) all such advanced expenses paid through July 5, 2022 are reimbursed ratably over the 60 months following July 6, 2022; and (2) all such advanced expenses paid from July 6, 2022 through July 5, 2023 are reimbursed ratably over the 60 months following July 6, 2023. Under GAAP, organization costs are expensed as incurred and offering costs are charged to equity as such amounts are incurred. For purposes of calculating NAV, such costs are recognized as a reduction to NAV as they are reimbursed to the Adviser.
•Our investments in real estate are presented at their depreciated historical cost basis in our GAAP consolidated financial statements. Our investments in real estate-related loans are presented at their amortized cost basis in our GAAP consolidated financial statements. Additionally, our mortgage loans, term loans, and credit facilities (“Debt”) are presented at their carrying value in our GAAP consolidated financial statements. As such, any changes in the fair market value of our investments in real estate, investments in real estate-related loans or Debt are not included in our GAAP results. For purposes of calculating NAV, our investments in real estate, investments in real estate-related loans, and our Debt are recorded at fair value and any changes in fair value are recognized as unrealized net real estate appreciation.
•We depreciate our investments in real estate and amortize certain other assets and liabilities in accordance with GAAP. For the purposes of calculating NAV, such depreciation and amortization is excluded.

Distributions
We generally intend to distribute substantially all of our taxable income, which does not necessarily equal net income as calculated in accordance with GAAP, to our stockholders each year to satisfy the requirements for qualification as a REIT under the Code.
Beginning December 31, 2019, we declared monthly distributions for each class of our common stock, which are generally paid 20 days after month-end. Each class of our common stock receives the same aggregate gross distribution per share. The net distribution varies for each class based on the applicable stockholder servicing fees, management fees and performance fees, which are deducted from the monthly distribution per share.
The following table details the aggregate net distributions declared for each class of common stock for the year ended December 31, 2023:

	Year Ended December 31, 2023
	Class S	Class I	Class D	Class T(1)	Class C	Class E
Aggregate gross distributions declared per share of common stock	$1.2124	$1.2124	$1.2124	$—	$1.2124	$1.2124
Stockholder servicing fee per share of common stock	(0.1072)	—	(0.0319)	—	—	—
Management fee per share of common stock	(0.1583)	(0.1595)	(0.1598)	—	(0.1558)	—
Performance fee per share of common stock(2)	(0.3353)	(0.3353)	(0.3353)	—	(0.3353)	—
Net distributions declared per share of common stock	$0.6116	$0.7176	$0.6854	$—	$0.7213	$1.2124

(1)	We did not have any Class T shares of common stock issued or outstanding, thus no distributions were declared for Class T during the year ended December 31, 2023.
(2)	Relates to the distribution declared on January 17, 2023, in connection with the payment of the 2022 performance fee that was payable on December 31, 2022.

For the year ended December 31, 2023, we declared distributions in the amount of $64.3 million. The following table outlines the tax character of our distributions paid in 2023 as a percentage of total distributions. The distribution declared on December 28, 2023 was paid in January of the following year and is excluded from the below analysis as it is a 2024 tax event:

	Ordinary Income	Capital Gains	Return of Capital
2023 Tax Year	—%	—%	100%

The following table summarizes our distributions declared during the years ended December 31, 2023, 2022 and 2021 ($ in thousands):

	For the year ended December 31, 2023		For the year ended December 31, 2022		For the year ended December 31, 2021
	Amount	Percentage	Amount	Percentage	Amount	Percentage
Distributions
Payable in cash	$26,592	41%	$17,075	40%	$5,702	52%
Reinvested in shares	37,712	59%	25,653	60%	5,234	48%
Total distributions	$64,304	100%	$42,728	100%	$10,936	100%

Sources of Distributions
Cash flows from operating activities(1)	$63,716	99%	$42,728	100%	$10,936	100%
Cash flows from other sources(2)	588	1%	—	—%	—	—%
Total sources of distributions	$64,304	100%	$42,728	100%	$10,936	100%

Cash flows from operating activities	$33,738		$65,357		$15,721
Funds from Operations(3)	$21,295		$15,833		$3,106
Adjusted Funds from Operations(3)	$32,399		$41,056		$12,705
Funds Available for Distribution(3)	$45,421		$47,735		$11,978

(1)	Includes cash flows from operating activities in prior periods.
(2)	Includes cash flows from investing activities, such as proceeds from sales of trading securities and real estate-related securities.
(3)
See “Funds from Operations, Adjusted Funds from Operations and Funds Available for Distribution” below for descriptions of Funds from Operations (FFO), Adjusted Funds from Operations (AFFO), and Funds Available for Distribution (FAD), for reconciliations of these metrics to GAAP Net loss attributable to stockholders and redeemable non-controlling interests, and for considerations on how to review these metrics.

Funds from Operations, Adjusted Funds from Operations and Funds Available for Distribution
We believe funds from operations (“FFO”) is a meaningful non-GAAP supplemental measure of our operating results. Our Consolidated Financial Statements are presented under historical cost accounting which, among other things, requires depreciation of real estate investments to be calculated on a straight-line basis. As a result, our operating results imply that the value of our real estate investments will decrease evenly over a set time period. However, we believe that the value of real estate investments will fluctuate over time based on market conditions and as such, depreciation under historical cost accounting may be less informative. FFO is a standard REIT industry metric defined by the National Association of Real Estate Investment Trusts (“NAREIT”). FFO, as defined by NAREIT and presented below, is calculated as net income or loss (computed in accordance with GAAP), excluding (i) gains or losses from sales of depreciable real property, (ii) impairment write-downs on depreciable real property, plus (iii) real estate-related depreciation and amortization, and (iv) after adjustments for our share of consolidated and unconsolidated joint ventures.
We also believe that adjusted FFO (“AFFO”) is a meaningful non-GAAP supplemental disclosure of our operating results. AFFO further adjusts FFO in order for our operating results to reflect the specific characteristics of our business by adjusting for items we believe are not related to our operations. Our adjustments to FFO to arrive at AFFO include removing the impact of (i) straight-line rental income, (ii) amortization of above- and below-market lease intangibles, (iii) amortization of mortgage premium/discount, (iv) organization costs, (v) amortization of restricted stock awards, (vi) unrealized gains and losses from changes in fair value of real estate-related loans and securities, (vii) non-cash performance fee or other non-cash incentive compensation, and (viii) similar adjustments for unconsolidated joint ventures.

We also believe funds available for distribution (“FAD”) is an additional meaningful non-GAAP supplemental disclosure that provides useful information for considering our operating results and certain other items relative to the amount of our distributions. FAD is calculated as AFFO adjusted for (i) management fees paid in shares or operating partnership units, even if subsequently repurchased by us, (ii) realized gains and losses on investments in real estate-related loans and securities, (iii) realized gains and losses on financial instruments, (iv) stockholder servicing fees paid during the period, and (v) similar adjustments for unconsolidated joint ventures. FAD is not indicative of cash available to fund our cash needs and does not represent cash flows from operating activities in accordance with GAAP, as it excludes adjustments for working capital items and actual cash receipts from interest income recognized on real estate related securities. Cash flows from operating activities in accordance with GAAP would generally be adjusted for such items. Furthermore, FAD is adjusted for stockholder servicing fees and recurring tenant improvements, leasing commissions, and other capital expenditures, which are not considered when determining cash flows from operating activities in accordance with GAAP.
The following table presents a reconciliation of FFO, AFFO and FAD to net loss attributable to our stockholders and redeemable non-controlling interests. We believe it is meaningful to include redeemable non-controlling interests since it is a component of our NAV ($ in thousands):

	For the year ended December 31, 2023	For the year ended December 31, 2022	For the year ended December 31, 2021
Net income (loss) attributable to REIT shareholders including Redeemable non-controlling interest	$(48,906)	$(39,082)	$5,084
Adjustments to arrive at FFO:
Depreciation and amortization	51,691	55,684	18,370
Impairment of investments in real estate	19,331	—	—
Realized gain on disposition of real estate	—	—	(19,496)
Amount attributed to non-controlling interests attributable to third party joint ventures for above adjustments	(821)	(769)	(669)
FFO attributable to stockholders and redeemable non-controlling interests	21,295	15,833	3,289
Adjustments to arrive at AFFO:
Straight-line rental income	(926)	(1,879)	(298)
Amortization of above and below market lease intangibles, net	(1,016)	(963)	148
Amortization of deferred financing costs	3,169	4,534	461
Amortization of upfront derivative acquisition costs	1,943	—	—
Amortization of origination fees and discount	(84)	(85)	(85)
Organization costs	—	—	3,459
Amortization of restricted stock awards	323	323	88
Unrealized loss (gain) on investments, net(1)	7,742	16,750	(1,837)
Non-cash performance fee and performance participation allocation	—	6,566	7,489
Amount attributed to non-controlling interests attributable third party joint ventures for above adjustments	(47)	(23)	(9)
AFFO attributable to stockholders and redeemable non-controlling interests	32,399	41,056	12,705
Adjustments to arrive at FAD:
Non-cash management fee	13,895	10,512	2,651
Realized gain on sale of real estate-related loans and securities	(1,398)	(726)	(1,902)
Realized loss (gain) on financial instruments(2)	4,143	(10,572)	—
Stockholder servicing fees	(3,618)	(3,107)	(1,476)
FAD attributable to stockholders and redeemable non-controlling interests	$45,421	$37,163	$11,978

(1)
Unrealized loss (gain) on investments, net relates to provisions for current estimated credit losses and mark-to-market changes on our investments in real estate-related securities, derivative contracts, and investments in unconsolidated entities reported at fair value. For the years ended December 31, 2023, 2022 and 2021, unrealized loss (gain) on investments, net includes $3.7 million, $4.1 million and $0.6 million, respectively, of net operating income less interest expense attributable to our unconsolidated investment in Principal Place.

(2)	Realized loss (gain) on financial instruments relates to settlements on our foreign currency swaps.
FFO, AFFO, and FAD should not be considered to be more relevant or accurate than the GAAP methodology in calculating net income (loss) or in evaluating our operating performance. In addition, FFO, AFFO, and FAD should not be considered as alternatives to net (loss) income as indications of our performance or as alternatives to cash flows from operating activities as indications of our liquidity, but rather should be reviewed in conjunction with these and other GAAP measurements. Further,

FFO, AFFO, and FAD are not intended to be used as liquidity measures indicative of cash flow available to fund our cash needs, including our ability to make distributions to our stockholders.
Distribution Policy
We intend to distribute sufficient income so that we satisfy the requirements for qualification as a REIT. In order to qualify as a REIT, we are required to distribute 90% of our annual REIT taxable income, determined without regard to the dividends-paid deduction and excluding net capital gains, to our stockholders. Generally, income distributed to stockholders will not be taxable to us under the Code if we distribute at least 90% of our REIT taxable income, determined without regard to the dividends-paid deduction and excluding net capital gains.
Unregistered Sales of Equity Securities
For the three months ended December 31, 2023, all equity securities that were sold and not registered under the Securities Act were previously reported on our Current Report on Form 8-K.
Share Repurchases
We have adopted a share repurchase plan, whereby on a monthly basis, stockholders may request that we repurchase all or any portion of their shares. We may choose to repurchase all, some or none of the shares that have been requested to be repurchased at the end of any particular month, in our discretion, subject to any limitations in the share repurchase plan.
Under our share repurchase plan, to the extent we choose to repurchase shares in any particular month, we will only repurchase shares as of the opening of the last calendar day of that month (each such date, a “Repurchase Date”). Repurchases will be made at the transaction price in effect on the Repurchase Date (which will generally be equal to our prior month’s NAV per share), except that shares that have not been outstanding for at least one year will be repurchased at 98% of the transaction price (an “Early Repurchase Deduction”) subject to certain limited exceptions. Settlements of share repurchases will be made within three business days of the Repurchase Date. The Early Repurchase Deduction will not apply to shares acquired through our distribution reinvestment plan, to shares the Adviser elects to receive instead of cash in respect of its management or performance fees, or to shares issued to an affiliate of Brookfield in exchange for Class E units of the Operating Partnership that were issued to such entity in connection with its contribution of certain assets to the Operating Partnership in connection with the Adviser Transition. In addition, shares of our common stock are sold to certain feeder vehicles primarily created to hold our shares that in turn offer interests in such feeder vehicles to non-U.S. persons. For such feeder vehicles and similar arrangements in certain markets, we may not apply the Early Repurchase Deduction to the feeder vehicles or underlying investors, often because of administrative or systems limitations.
The total amount of aggregate repurchases of our common stock (excluding any Early Repurchase Deduction) is limited to no more than 2% of our aggregate NAV per month (measured using the aggregate NAV as of the end of the immediately preceding month) and no more than 5% of our aggregate NAV per calendar quarter (measured using the aggregate NAV as of the end of the immediately preceding quarter). The monthly and quarterly repurchase limits exclude shares repurchased from the Adviser that were issued as payment of management or performance fees.
Should repurchase requests, in our judgment, place an undue burden on our liquidity, adversely affect our operations or risk having an adverse impact on our Company as a whole, or should we otherwise determine that investing our liquid assets in real estate properties or other illiquid investments rather than repurchasing our shares is in the best interests of our Company as a whole, then we may choose to repurchase fewer shares than have been requested to be repurchased, or none at all. Further, our board of directors may modify or suspend our share repurchase plan if it deems such action to be in our best interest and the best interest of our stockholders. In the event that we determine to repurchase some but not all of the shares submitted for repurchase during any month, shares repurchased at the end of the month will be repurchased on a pro rata basis.
We and the Operating Partnership have also entered into a repurchase arrangement with the Brookfield Investor (the “Brookfield Repurchase Arrangement”) pursuant to which the Company and the Operating Partnership will offer to repurchase shares of common stock or Operating Partnership units from the Brookfield Investor at a price per share or unit equal to the most recently determined NAV per share or unit immediately prior to each repurchase. The Brookfield Investor has agreed to not seek repurchase of the shares of common stock and Operating Partnership units that it owns if doing so would bring the value of its equity holdings in us and the Operating Partnership below $50 million. In addition, the Brookfield Investor has agreed to hold all of the shares of common stock and Operating Partnership units that it received on the Adviser Transition date in consideration for the contribution by Brookfield of two rental housing properties and a 20% interest in a joint venture that owns a net lease property (the “Brookfield Portfolio”) until the earlier of (i) the first date that our NAV reaches $1.5 billion and (ii) the date that is the third anniversary of November 2, 2021. Following such date, the Brookfield Investor may cause us or the Operating Partnership to repurchase its shares and Operating Partnership units (above the $50 million minimum), in an amount equal to the sum of (a) the amount available under our share repurchase plan’s 2% monthly and 5% quarterly caps (after accounting for third-party investor repurchases) and (b) 25% of the amount by which net proceeds from the Offering and our private offerings of common stock for a given month exceed the amount of repurchases for such month pursuant to our share repurchase plan. We will not effect any such repurchase during any month in which the full amount of all shares requested to be repurchased by third-party investors under our share repurchase plan is not repurchased. The Brookfield Repurchase Arrangement does not apply to shares of our common stock or units of the Operating Partnership held by affiliates of Brookfield that are feeder vehicles primarily created to hold our Class I and Class C shares of common stock that offer interests in such feeder vehicles to non-U.S. persons. Shares of our common stock or Class E OP Units held by the Brookfield Investor that were not issued as consideration for the contribution of the Brookfield Portfolio are not subject to the Brookfield Repurchase Arrangement, but may be redeemed, in whole or in part, for cash upon the request of the Brookfield Investor, subject to the limitations of our share purchase plan. For the year ended December 31, 2023, we and the Operating Partnership did not repurchase any shares or Operating Partnership units as part of the Brookfield Repurchase Arrangement.
During the three months ended December 31, 2023, we repurchased shares of our common stock in the following amounts, which represented all of the share repurchase requests received for the same period.

Month of:	Total Number of Shares Repurchased(1)	Repurchases as a Percentage of Shares Outstanding(2)	Average Price Paid Per Share	Total Number of Shares Repurchased as Part of Publicly Announced Plans or Programs	Maximum Number of Shares Pending Repurchase Pursuant to Publicly Announced Plans or Programs(3)
October 2023	1,042,828	1.15%	$12.2850	1,042,828	—
November 2023	623,921	0.69%	$12.2431	623,921	—
December 2023(4)	1,433,673	1.59%	$12.0326	1,155,982	—
Total	3,100,422			2,822,731

(1)	Repurchases are limited under the share repurchase plan as described above.
(2)
Includes shares repurchased outside of the share repurchase plan. For purposes of calculating the monthly and quarterly limits under our share repurchase plan, repurchases as a percentage of aggregate NAV were 1.16%, 0.69% and 1.29% for the months of October 2023, November 2023 and December 2023, respectively, and 3.10% for the calendar quarter ended December 31, 2023.

(3)	All repurchase requests under our share repurchase plan were satisfied.
(4)	Includes 277,691 Class I shares repurchased from the Adviser outside of the share repurchase plan related to shares that were previously issued to the Adviser as payment of management fees.

ITEM 6. RESERVED
Not applicable.

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
References herein to the “Company,” “we,” “us,” or “our” refer to Brookfield Real Estate Income Trust Inc. and its subsidiaries unless the context specifically requires otherwise.
The following discussion should be read in conjunction with the Consolidated Financial Statements and notes thereto appearing elsewhere in this annual report on Form 10-K. In addition to historical data, this discussion contains forward-looking statements about our business, operations and financial performance based on current expectations that involve risks, uncertainties and assumptions. Our actual results may differ materially from those in this discussion as a result of various factors, including but not limited to those discussed in Part I Item 1.A - “Risk Factors” in this annual report on Form 10-K.
Overview
We are a Maryland corporation formed on July 27, 2017 to invest in commercial real estate assets. We seek to invest in well-located, high quality real estate properties that generate strong current cash flow and could further appreciate in value through our proactive, best-in-class asset management strategies. Our real estate-related debt strategy seeks to achieve high current income and superior risk-adjusted returns, as well as provide a source of liquidity.
We are externally managed by Brookfield REIT Adviser LLC (the “Adviser”), an affiliate of Brookfield Asset Management Ltd. (together with its affiliates, “Brookfield”), which was formed on December 9, 2022 upon the distribution and listing by Brookfield Corporation (formerly Brookfield Asset Management Inc.) of 25% of its asset management business. We are structured as an umbrella partnership real estate investment trust (“UPREIT”), which means that we own substantially all of our assets through our operating partnership, Brookfield REIT Operating Partnership L.P. (the “Operating Partnership”), a Delaware limited partnership, of which we are the sole general partner.
On April 30, 2018, the Securities and Exchange Commission (the “SEC”), declared effective our registration statement on Form S-11 (File No. 333-223022) for our initial public offering of up to $2.0 billion in shares of our common stock (the “Initial Public Offering”). On November 2, 2021, the SEC declared effective our registration statement on Form S-11 (File No. 333-255557) for our follow-on public offering of up to $7.5 billion in shares of our common stock in any combination of purchases of Class S, Class T, Class D and Class I shares of our common stock (the “Follow-On Public Offering”). The share classes have different upfront selling commissions and ongoing stockholder servicing fees. The Initial Public Offering terminated upon the commencement of the Follow-On Public Offering.
In addition to the Follow-On Public Offering, we are conducting private offerings of Class I and Class C shares to feeder vehicles that offer interests in such vehicles to non-U.S. persons. The offer and sale of Class I and Class C shares to the feeder vehicles is exempt from the registration provisions of the Securities Act by virtue of Section 4(a)(2) and Regulation S promulgated thereunder. We are also offering Class E shares to Brookfield and certain of its affiliates and employees in one or more private offerings. The offer and sale of Class E shares is exempt from the registration provisions of the Securities Act by virtue of Section 4(a)(2) and Regulation D promulgated thereunder.
We qualified as a REIT for U.S. federal income tax purposes beginning with our taxable year ending December 31, 2019, and we generally will not be subject to U.S. federal income taxes on our taxable income to the extent we annually distribute all of our net taxable income to stockholders and maintain our qualification as a REIT.
As of December 31, 2023, we owned and operated 19 investments in real estate and held investments in one unconsolidated real estate interest, three real estate-related loans, and 72 short-term real estate-related debt securities. We are not aware of any material trends or uncertainties, favorable or unfavorable, other than national economic conditions affecting real estate generally, that may be reasonably anticipated to have a material impact on either capital resources or the revenues or income to be derived from owning properties or real estate-related loans.
Recent Developments
Business Outlook
Our portfolio continues to display strong real estate fundamentals and operating performance, with consistently high occupancy (97%) and growing cash flows, particularly in our rental housing sector, which made up 64% of the value of our real estate properties as of December 31, 2023. We believe the strong operating performance of our rental housing properties is attributable to our strategy of owning desirable buildings with best-in-class amenities and favorable tenant demographics. The continued high cost of home ownership, as well a decrease in multifamily construction starts in 2023, is expected to continue to drive the demand for high-quality rental housing properties.

While higher interest rates during the year contributed to downward property valuation adjustments across the industry, real estate operating fundamentals continue to remain strong across most sectors. After a prolonged period of volatility, a declining interest rate environment should be positive for real estate values and present attractive acquisition opportunities. We believe we are well-positioned to capitalize on these opportunities going forward, with no unsatisfied repurchase requests and over $600 million of total liquidity as of December 31, 2023. This includes $281.0 million, or 27% of the net asset value of our investments, that is invested in our portfolio of real estate-related debt and trading securities. Through our partnership with Oaktree and their extensive credit expertise, we also expect to continue to capitalize on attractive opportunities to invest in real estate debt.
Inflation in the United States has declined since its peak in mid-2022 and policy makers have indicated the monetary tightening cycle may be coming to an end, a good sign for private real estate valuations. However, geopolitical instability and other macroeconomic factors in the United States and globally could affect our business and operating results.

2023 Highlights
Operating and Capital Raising Results:
•Total return for the year ended December 31, 2023, excluding upfront selling commissions, was -7.55% for Class S, -6.71% for Class I and -5.39% for Class D shares. Negative performance in 2023 was primarily attributable to widening of discount and exit cap rates over the last twelve months as a result of continuous interest rate increases from the Federal Reserve, which typically has an adverse effect on real estate valuations. Total return is calculated as the percent change in the net asset value (“NAV”) per share during the respective periods, plus the amount of any net distributions per share declared in the period. Management believes total return is a useful measure of the overall performance of our shares. As of December 31, 2023, no Class T shares of common stock had been issued.
•Annualized total return from inception through December 31, 2023, excluding upfront selling commissions, was 8.27% for Class S, 9.34% for Class I, and -3.79% for Class D shares. Since inception returns for Class D shares are calculated from June 1, 2022, the date the first Class D shares were issued.
•Raised $110.2 million from the sale of our common stock during the year ended December 31, 2023.
•Declared monthly net distributions totaling $64.3 million for the year ended December 31, 2023. As of December 31, 2023, the annualized net distribution rate was 5.13% for Class S, 5.94% for Class I and 5.64% for Class D shares.
•Reinvested distributions of $37.7 million during the year ended December 31, 2023.
Investing and Financing Activity:
•Closed on the following transactions during the year related to real estate-related loans and securities:
◦Invested $62.8 million in real estate-related securities, consisting of commercial mortgage-backed securities (“CMBS”), residential mortgage-backed securities (“RMBS”) and corporate bonds.
◦Realized $134.3 million of proceeds from the sale or repayment of real estate-related loans and securities.
•As of December 31, 2023, our leverage ratio was 46.8%. Our leverage ratio is calculated by dividing (i) the consolidated property-level and entity-level debt, excluding any third-party interests in such debt, net of cash, loan-related restricted cash, and trading securities by (ii) the gross asset value of real estate equity investments (calculated using the greater of fair value and cost of gross real estate assets), excluding any third-party interests in such investments, plus our equity in real estate-related debt investments. There is no indebtedness on our real estate-related debt investments. The leverage ratio would be higher if our pro rata share of debt within our unconsolidated investment was included in the calculation.
Current Portfolio:
•Our portfolio as of December 31, 2023, based on the net asset value of our investments, consisted of 73% real estate properties and 27% real estate-related loans and securities. Net asset value is measured as the fair value of our investments less any mortgages or debt obligations related to such investments. There is no indebtedness on our real estate-related debt investments.
•Our portfolio as of December 31, 2023, based on the total asset value of our investments measured at fair value, consisted of 89% real estate properties and 11% real estate-related loans and securities.
•Our real estate properties as of December 31, 2023, based on the total asset value of our properties measured at fair value, consisted of rental housing (64%), net lease (25%), logistics (6%) and office (5%).
•As of December 31, 2023, our real estate-related loans and securities consisted of 75 investments with an aggregate fair value of $241.2 million.

Portfolio
The following table provides information regarding our portfolio of real properties as of December 31, 2023:

Investment(1)	Location	Property Type	Acquisition Date	Ownership Percentage(2)	Purchase Price(3)	Square Feet/ Number of Units	Occupancy Rate(4)
Anzio Apartments	Atlanta, GA	Rental Housing	April 2019	90%	$59.2	448	93%
Arbors of Las Colinas	Dallas, TX	Rental Housing	December 2020	90%	63.5	408	85%
1110 Key Federal Hill	Baltimore, MD	Rental Housing	September 2021	100%	73.6	224	97%
Domain	Orlando, FL	Rental Housing	November 2021	100%	74.1	324	96%
The Burnham	Nashville, TN	Rental Housing	November 2021	100%	129.0	328	94%
Flats on Front	Wilmington, NC	Rental Housing	December 2021	100%	97.5	273	97%
Verso	Beaverton, OR	Rental Housing	December 2021	100%	74.0	172	95%
2626 South Side Flats	Pittsburgh, PA	Rental Housing	January 2022	100%	90.0	264	95%
The Parker at Huntington Metro	Alexandria, VA	Rental Housing	March 2022	100%	136.0	360	99%
Briggs + Union	Mount Laurel, NJ	Rental Housing	April 2022	100%	158.0	490	97%
Single-Family Rentals	Various	Rental Housing	Various	100%	128.5	486	93%
Principal Place(5)	London, UK	Net Lease	November 2021	20%	99.8	644,000	100%
DreamWorks Animation Studios	Glendale, CA	Net Lease	December 2021	100%	326.5	497,000	100%
Two Liberty Center	Arlington, VA	Office	August 2019	97%	91.2	179,000	75%
Lakes at West Covina	Los Angeles, CA	Office	February 2020	95%	41.0	177,000	92%
6123-6227 Monroe Ct	Morton Grove, IL	Logistics	November 2021	100%	17.2	208,000	100%
8400 Westphalia Road	Upper Marlboro, MD	Logistics	November 2021	100%	27.0	100,000	100%
McLane Distribution Center	Lakeland, FL	Logistics	November 2021	100%	26.7	211,000	100%
2003 Beaver Road	Landover, MD	Logistics	February 2022	100%	9.4	38,000	100%
187 Bartram Parkway	Franklin, IN	Logistics	February 2022	100%	28.8	300,000	100%
Total					$1,751.0

(1)	Investments in real estate properties includes our consolidated property investments and our unconsolidated investment in Principal Place.
(2)	The joint venture agreements entered into by us (other than the Principal Place joint venture) provide the other partner a profits interest based on achieving certain internal rate of return hurdles. Such investments are consolidated by us and any profits interest due to the other partners is reported within non-controlling interests.
(3)	Purchase price is presented in millions and excludes acquisition costs.
(4)
For rental housing investments, except single-family rentals, occupancy represents the percentage of all leased units divided by the total available units as of December 31, 2023. Single-family rentals occupancy represents all occupied homes divided by the total stabilized homes as of the date indicated. For office, net lease and logistics investments, occupancy represents the percentage of all leased square footage divided by the total available square footage as of December 31, 2023.

(5)	Purchase price represents our initial equity investment in the joint venture of £73.3 million GBP converted to USD using the spot rate on the acquisition date.

Investments in Real Estate-Related Loans and Securities
The following table details our real estate-related loan investments as of December 31, 2023 ($ in thousands):

					December 31, 2023
Investment	Collateral	Interest Rate(1)	Maturity Date	Payment Terms	Face Amount	Unamortized Discount/Origination Fees	Allowance Adjustment	Carrying Amount
IMC/AMC Bond Investment(2)	International Markets Center AmericasMart Atlanta	SOFR+8.15%	April 2024(3)	Principal due at maturity	$10,000	$—	$—	$10,000
The Avery Senior Loan(4)	The Avery Condominium San Francisco, California	10.00%	December 2024(4)	Principal due at maturity(5)	6,878	—	(1,670)	5,208
The Avery Mezzanine Loan(4)	The Avery Condominium San Francisco, California	10.00%	December 2024(4)	Principal due at maturity(5)	1,669	—	(374)	1,295
Total					$18,547	$—	$(2,044)	$16,503

(1)	As of December 31, 2023, one-month SOFR was equal to 5.38%.
(2)	In December 2023, a loan modification agreement was executed that increased the interest rate from SOFR + 6.20% to SOFR + 8.15% and extended the initial maturity date to April 2024. In connection with the loan modification agreement, we received a principal repayment of $15.0 million.
(3)	The initial maturity date may be extended by the borrower to any of April, May or June 2026 provided the borrower has obtained a loan extension and modification of a CMBS loan that has a maturity date in April 2024 and is secured by certain of the borrower’s subsidiaries.
(4)	Our investment is held through its membership interest in an entity which aggregate our interest with interests held by other funds managed by the Sub-Adviser. We have been allocated its proportionate share of the loan based on our membership interest in the aggregating entity. In December 2023, the loan agreements were amended to change the interest rate to 10.00% and extend the maturity date to December 2024.
(5)	The maturity date may be extended for additional one-year periods, but no later than February 16, 2028, subject to the borrower meeting minimum annual repayment requirements. The loan agreement requires mandatory repayments simultaneous with the closing of the sale of any condominium unit.
The following table details our real estate-related securities as of December 31, 2023 ($ in thousands):

Type of Security	Number of Positions	Weighted Average Coupon(1)	Weighted Average Maturity Date(2)	Face Amount	Cost Basis	Fair Value
CMBS - floating	29	SOFR + 3.64%	November 2025	$149,282	$141,971	$143,423
CMBS - fixed	7	4.26%	April 2026	37,913	33,413	24,322
RMBS - floating	6	SOFR + 1.58%	October 2024	10,752	10,757	10,765
RMBS - fixed	30	4.71%	July 2026	46,611	45,105	45,095
Total	72	7.37%	January 2026	$244,558	$231,246	$223,605

(1)	As of December 31, 2023, SOFR was equal to 5.38%.
(2)	Weighted average maturity date is based on the fully extended maturity date of the instruments.

Lease Expirations
The following table details the expiring leases at our consolidated office, logistics and net lease properties by annualized base rent and square footage as of December 31, 2023 ($ and square feet data in thousands). The table below excludes our rental housing properties as substantially all leases at such properties expire within 12 months.

Year	Number of Expiring Leases	Annualized Base Rent(1)	% of Total Annualized Base Rent Expiring	Approximate Gross Leasable Square Footage of Expiring Leases	% of Total Square Feet Expiring
2024	6	$1,330	4%	29	2%
2025	18	3,438	11%	113	7%
2026	8	1,732	5%	72	5%
2027	5	1,087	3%	58	4%
2028	10	2,215	7%	89	6%
2029	6	3,090	10%	204	13%
2030	3	566	2%	54	3%
2031	—	—	—%	—	—%
2032	1	1,343	4%	211	13%
2033	2	228	1%	6	—%
Thereafter	3	16,529	53%	767	47%
Total	62	$31,558	100%	1,603	100%

(1)
Annualized base rent is determined from the annualized December 31, 2023 base rent per leased square foot of the applicable year and excludes tenant recoveries, straight-line rent, and above-market and below-market lease amortization.

Results of Operations
The following table sets forth information regarding our consolidated results of operations ($ in thousands):

	Year Ended December 31,		2023 vs. 2022
	2023	2022	$
Revenues
Rental revenues	$126,528	$108,652	$17,876
Other revenues	12,119	9,616	2,503
Total revenues	138,647	118,268	20,379
Expenses
Rental property operating	52,661	41,302	11,359
General and administrative	8,389	9,562	(1,173)
Management fee	13,895	10,512	3,383
Performance fee	—	6,566	(6,566)
Impairment of investments in real estate	19,331	—	19,331
Depreciation and amortization	51,691	55,684	(3,993)
Total expenses	145,967	123,626	22,341
Other (expense) income
Income from real estate-related loans and securities	17,609	8,827	8,782
Interest expense	(58,577)	(39,718)	(18,859)
Loss from unconsolidated entities	(2,083)	(6,130)	4,047
Other income, net	331	3,173	(2,842)
Total other (expense) income	(42,720)	(33,848)	(8,872)
Net loss	$(50,040)	$(39,206)	$(10,834)
Net loss attributable to non-controlling interests in third party joint ventures	1,179	148	1,031
Net income attributable to non-controlling interests – preferred stockholders	(45)	(24)	(21)
Net loss attributable to redeemable non-controlling interests	42	4,669	(4,627)
Net loss income attributable to Brookfield REIT stockholders	$(48,864)	$(34,413)	$(14,451)
Per common share data:
Net loss income per share of common stock – basic and diluted	$(0.53)	$(0.55)	$0.02
Weighted average number of shares outstanding – basic and diluted	92,740	62,594	30,146

Revenues
Revenues primarily consist of base rent arising from tenant leases at our rental housing, net lease, office and logistics properties. Revenues increased $20.4 million from $118.3 million for the year ended December 31, 2022 to $138.6 million for the year ended December 31, 2023. The increase was primarily due to incremental rental revenue generated from properties acquired during the prior year, as well as rental revenue growth at certain of our rental housing properties. For the year ended December 31, 2023, same property rental revenue growth for our rental housing properties was 8.0% compared to the prior year. The components of revenue during these periods are as follows ($ in thousands):

	Year Ended December 31,		2023 vs. 2022
	2023	2022	$
Rental revenue	$115,714	$101,795	$13,919
Tenant reimbursements	10,814	6,857	3,957
Ancillary income and fees	12,119	9,616	2,503
Total revenue	$138,647	$118,268	$20,379

Rental Property Operating Expenses
Rental property operating expenses consist of the costs of ownership and operation of our real estate properties, including real estate taxes, repairs and maintenance expenses, utilities, property management fees and insurance expenses. Rental property operating expenses increased $11.4 million during the year ended December 31, 2023 to $52.7 million compared to $41.3 million for the year ended December 31, 2022. The increase in 2023 was primarily due to a full year of operating expenses for properties that were acquired in 2022 and, to a lesser extent, increased real estate taxes at a net lease property, which are reimbursed to us by the tenant, and the impact of rising operating costs from inflation.
General and Administrative Expenses
General and administrative expenses are corporate-level expenses that relate mainly to our compliance and administration costs, including legal fees, audit fees, professional tax fees, valuation fees, board of director fees and other professional fees. During the year ended December 31, 2023, general and administrative expenses were $8.4 million compared to $9.6 million during the year ended December 31, 2022. The decrease of $1.2 million was primarily due to the reduction in transactional activity in the current period.
Management Fee
Management fees are earned by our Adviser for providing services pursuant to the advisory agreement among the Adviser, the Operating Partnership and the Company (the “Advisory Agreement”). During the year ended December 31, 2023, the total management fee expense was $13.9 million compared to $10.5 million during the year ended December 31, 2022. Management fees are calculated based on our aggregate NAV of Class S, Class I, Class T, Class D and Class C shares (no management fees are paid on Class E shares) and are paid monthly. The increase in management fees was due to a higher average NAV during the year ended December 31, 2023 compared to the prior year.
Performance Fee
Performance fees relate to amounts payable to the Adviser based on the total return for the period, subject to a minimum return hurdle. Total return is defined as distributions paid or accrued plus the change in NAV, adjusted for subscriptions and repurchases. The performance fee is accrued monthly and becomes payable at the end of each calendar year. There was no performance fee for the year ended December 31, 2023, due to the total return not exceeding the hurdle. During the year ended December 31, 2022, the performance fee was $6.6 million due to the higher total return in the prior year.
Impairment of Investments in Real Estate
During the year ended December 31, 2023, we recognized an impairment of $19.3 million related to an office property. The impairment was the result of updates to the undiscounted cash flow assumptions to account for a shorter hold period, as we are considering a potential disposition of the investment in the near term. We did not recognize any impairment during the corresponding period in 2022.
Depreciation and Amortization
During the year ended December 31, 2023, depreciation and amortization decreased $4.0 million compared to the corresponding period in 2022. The decrease was due to the full amortization of certain intangible assets.
Income from Real Estate-Related Loans and Securities
Income from real estate-related loans and securities was $17.6 million and $8.8 million for the years ended December 31, 2023 and 2022, respectively, which consisted of interest income, realized gains and losses, reserves for current expected credit loss on our investments in real estate-related loans, and unrealized gains and losses from changes in the fair value of our investments in real estate-related securities. The $8.8 million increase was primarily due to an increase in interest income as a result of significant acquisition activity of real estate-related securities and the impact of higher interest rates on our variable rate securities. As of December 31, 2023, the weighted average coupon of our investments in real estate-related securities was 7.37%, and 65% of our investments in real estate-related securities were variable rate.
Interest Expense
Interest expense is primarily related to interest incurred on our mortgage loans and credit facilities. For the year ended December 31, 2023, interest expense was $58.6 million compared to $39.7 million for the year ended December 31, 2022. The $18.9 million increase was primarily due to the impact of rising interest rates on our variable rate debt as well as additional indebtedness due to property acquisitions in the prior year. As of December 31, 2023, our weighted average cost of leverage, including the impact of our interest rate derivatives, was 5.08%.
Loss from Unconsolidated Entities
Loss from unconsolidated entities consists of changes in the fair value of our investments in unconsolidated entities that are held at fair value, as well as realized and unrealized gains and losses on our foreign currency swap contracts related to our unconsolidated non-U.S. investment in Principal Place. During the years ended December 31, 2023 and 2022, loss from unconsolidated entities was $2.1 million and $6.1 million, respectively. The losses were primarily due to changes in the fair value of the investment.

Other income, net
Other income, net consists of realized and unrealized gains and losses on our interest rate derivatives and income from our trading securities. During the years ended December 31, 2023 and 2022, other income was $0.3 million and $3.2 million, respectively. The decrease was primarily due to unrealized losses on changes to the fair value of our interest rate derivatives.
Net Loss Attributable to Redeemable Non-Controlling Interests
Net loss attributable to redeemable non-controlling interests was less than $0.1 million for the year ended December 31, 2023 compared to $4.7 million for the year ended December 31, 2022. The loss or income allocable to redeemable non-controlling interests is related to interests held in the Operating Partnership by parties other than us.
Reimbursement by the Adviser
Pursuant to the Advisory Agreement, the Adviser will reimburse us for any expenses that cause our Total Operating Expenses in any four consecutive fiscal quarters to exceed the greater of: (i) 2% of our Average Invested Assets or (ii) 25% of our Net Income (each as defined in our charter) (the “2%/25% Limitation”). For the four consecutive quarters ended December 31, 2023, our Total Operating Expenses did not exceed the 2%/25% Limitation.
Refer to Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on March 16, 2023 for discussion of our consolidated results of operations for the year ended December 31, 2022 compared to the year ended December 31, 2021, which specific discussion is incorporated herein by reference.

Liquidity and Capital Resources
Our primary needs for liquidity are to fund investments, to make distributions to our stockholders, to repurchase shares of our common stock pursuant to our share repurchase plan, to pay our offering and operating expenses, to fund capital expenditures at our properties and to pay debt service on our outstanding indebtedness. Our operating expenses include, among other things, fees and expenses related to managing our properties and other investments, the management and performance fees we pay to the Adviser (to the extent the Adviser elects to receive such fees in cash) and general corporate expenses.
We believe that our current liquidity position is sufficient to meet the operating needs of our business, with $370.1 million of liquidity as of December 31, 2023, consisting of $24.3 million of unrestricted cash and cash equivalents, $39.8 million of short-term U.S. Treasuries, $181.0 million of undrawn available capacity on our Secured Credit Facility and $125.0 million of undrawn available capacity on our Affiliate Line of Credit. We may also generate additional liquidity through the sale of our real estate-related loans and securities, which had an aggregate fair value of $241.2 million as of December 31, 2023.
Our portfolio remains conservatively leveraged at 46.8% as of December 31, 2023, and we can generate additional liquidity by incurring indebtedness secured by our investments. Our leverage ratio is calculated by dividing (i) the consolidated property-level and entity-level debt, excluding any third-party interests in such debt, net of cash, loan-related restricted cash, and trading securities by (ii) the gross asset value of real estate equity investments (calculated using the greater of fair value and cost of gross real estate assets), excluding any third-party interests in such investments, plus our equity in real estate-related debt investments. Additionally, there is no indebtedness on our real estate-related debt investments.
Our cash needs for acquisitions and other investments will be funded primarily from the sale of shares of our common stock and through the assumption or incurrence of debt. During the year ended December 31, 2023, we received $110.2 million of proceeds from the sale of shares of our common stock, including proceeds from our private offerings. In addition, for the year ended December 31, 2023, we repurchased $183.4 million in shares of our common stock under our share repurchase plan.

The following table is a summary of our indebtedness as of December 31, 2023 and 2022 ($ in thousands):

				Principal Balance Outstanding
Indebtedness	Weighted Average Interest Rate(1)	Weighted Average Maturity Date(2)	Maximum Facility Size	December 31, 2023	December 31, 2022
Fixed rate loans:
Fixed rate mortgages	3.03%	February 2029	N/A	$263,720	$263,720
Total fixed rate loans				263,720	263,720
Variable rate loans:
Floating rate mortgages	SOFR+1.71%	May 2027	N/A	680,410	679,499
Secured credit facility(3)	SOFR+2.00%	January 2025	$300,000	118,985	118,985
Affiliate line of credit(4)	SOFR+2.25%	November 2024	$125,000	—	—
Total variable rate loans				799,395	798,484
Total indebtedness				1,063,115	1,062,204
Deferred financing costs, net				(4,772)	(7,907)
Total indebtedness, net				$1,058,343	$1,054,297

(1)	As of December 31, 2023 and 2022, SOFR was 5.38% and 4.30%, respectively.
(2)	Includes the fully extended maturity date for loans with extension options that are at our discretion and we currently expect to be able to exercise.
(3)	As of December 31, 2023 and December 31, 2022, borrowings on the Secured Credit Facility were secured by the following properties: 6123-6227 Monroe Court, 2003 Beaver Road, 187 Bartram Parkway, and certain single-family rentals.
(4)	Borrowings under the Affiliate Line of Credit bear interest at a rate of the lowest then-current interest rate for any similar credit product offered by a third-party lender to us or our subsidiaries or, if not available, SOFR plus a 0.10% credit adjustment and a 2.25% margin.

Cash Flows
The following table provides a breakdown of the net change in our cash and cash equivalents and restricted cash ($ in thousands):

	For the Year Ended December 31, 2023	For the Year Ended December 31, 2022	For the Year Ended December 31, 2021
Cash flows provided by operating activities	$33,738	$65,357	$15,721
Cash flows provided by (used in) investing activities	53,765	(826,530)	(622,799)
Cash flows (used in) provided by financing activities	(126,801)	780,388	631,843
Net increase in cash and cash equivalents and restricted cash	$(39,298)	$19,215	$24,765

Cash flows provided by operating activities decreased by $31.6 million for the year ended December 31, 2023 compared to the corresponding period in 2022 due to $10.1 million of upfront derivative acquisition costs in the current period, which are deferred and amortized to net income over the term of the instrument. The decrease is also attributable to $4.1 million of settlement payments on our foreign currency swap contracts due to changes in exchange rates, as well as increased interest expense as a result of rising interest rates on our floating rate debt. This decrease was partially offset by an increase in rental revenues compared to the prior period.
Cash flows provided by operating activities increased by $49.6 million for the year ended December 31, 2022 compared to the corresponding period in 2021 due to increased cash flows from the operations of our properties and income from our investments in real estate-related debt. The increase was primarily due to property acquisitions in 2022. As of December 31, 2022, we owned 19 properties, compared to 14 properties as of December 31, 2021. However, for the majority of 2021, we only owned five consolidated investments.
Cash flows provided by (used in) investing activities increased $880.3 million for the year ended December 31, 2023 compared to the corresponding period in 2022. The change is primarily due to a decrease of $779.4 million in cash flows used in the acquisitions of real estate and real estate-related loans and securities, as well as an increase of $133.0 million in cash flows provided by the sale and principal repayments of real estate-related loans and securities. This was partially offset by $28.8 million of proceeds received in the prior period from the sale of preferred membership interests.
Cash flows used in investing activities increased $203.7 million for the year ended December 31, 2022 compared to the corresponding period in 2021. The increase was primarily due to acquisitions of real estate properties and real estate-related debt, offset by cash flows provided by the sale of one real estate property, one real estate-related loan, and four real estate-related securities.
Cash flows used in (provided by) financing activities decreased $907.2 million for the year ended December 31, 2023 compared to the corresponding period in 2022. The decrease is due to a $218.9 million decrease in borrowings, net of repayments, a $510.1 million decrease in proceeds from the issuance of common stock, a $133.2 million increase in repurchases of common stock, a $38.0 million decrease in proceeds received from the issuance of Operating Partnership units, and a $5.2 million decrease in subscriptions received in advance.
Cash flows provided by financing activities increased $148.5 million for the year ended December 31, 2022 compared to the corresponding period in 2021. The increase is primarily due to borrowings from mortgage loans and credit facilities for property acquisitions.

Critical Accounting Estimates
The preparation of these financial statements in accordance with GAAP involve significant judgement and assumptions and require estimates about matters that are inherently uncertain. These judgments will affect our reported amounts of assets and liabilities and our disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. With different estimates or assumptions, materially different amounts could be reported in our financial statements. The following is a summary of our significant accounting policies that we believe are the most affected by our judgements, estimates, and assumptions.
Refer to Note 2 — “Summary of Significant Accounting Policies” to our consolidated financial statements in this annual report on Form 10-K for a summary of our critical accounting policies.
Principles of Consolidation and Variable Interest Entities
We consolidate entities in which we retain a controlling financial interest or entities that meet the definition of a variable interest entity (“VIE”) for which we are deemed to be the primary beneficiary. In performing our analysis of whether we are the primary beneficiary, at initial investment and at each quarterly reporting period, we consider whether we individually have the power to direct the activities of the VIE that most significantly affect the entity’s economic performance and also have the obligation to absorb losses or the right to receive benefits of the VIE that could potentially be significant to the VIE. The determination of whether an entity is a VIE, and whether we are the primary beneficiary, involves significant judgments, including the determination of which activities most significantly affect the entity’s performance, estimates about the current and future fair values and performance of assets held by the entity and/or general market conditions.
Investments in Real Estate
In accordance with the guidance for business combinations, we determine whether the acquisition of a property qualifies as a business combination, which requires that the assets acquired and liabilities assumed constitute a business. If the property acquired is not a business, we account for the transaction as an asset acquisition. We evaluate each real estate acquisition to determine whether the integrated set of acquired assets and activities meets the definition of a business.
Upon acquisition of a property, we assess the fair value of the acquired tangible and intangible assets (including land, buildings, tenant improvements, “above-market” and “below-market” leases, acquired in-place leases, other identified intangible assets and assumed liabilities) and we allocate the purchase price to the acquired assets and assumed liabilities. The most significant portion of the allocation is to building and land and requires the use of market based estimates and assumptions. We assess and consider fair value based on estimated cash flow projections that utilize discount and/or capitalization rates that we deem appropriate, as well as other available market information. Estimates of future cash flows are based on a number of factors including the historical operating results, known and anticipated trends and market and economic conditions.
We also consider an allocation of the purchase price of other acquired intangibles, including acquired in-place leases that may have a customer relationship intangible value, including (but not limited to) the nature and extent of the existing relationship with the tenants, the tenants’ credit quality and expectations of lease renewals. For acquired in-place leases, above- and below-market lease values are recorded at their fair values (using a discount rate that reflects the risks associated with the lease acquired) equal to the difference between the contractual amounts to be paid pursuant to the in-place leases and management’s estimate of fair market value lease rates for the corresponding in-place leases, measured over a period equal to the remaining term of the lease for above-market leases and the initial term plus the term of any below-market fixed rate renewal options for below-market leases. Other intangible assets acquired include amounts for in-place lease values that are based on our evaluation of the specific characteristics of each tenant’s lease. Factors to be considered include estimates of carrying costs during hypothetical expected lease-up periods considering current market conditions, and costs to execute similar leases. In estimating carrying costs, we include real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease-up periods, depending on local market conditions. In estimating costs to execute similar leases, we consider leasing commissions, legal and other related expenses.
Impairment of Long-Lived Assets
We review our real estate properties for impairment each quarter or when there is an event or change in circumstances that indicates the carrying amount of an asset may not be recoverable. If the carrying amount of the real estate investment is no longer recoverable and exceeds the fair value of such investment, an impairment loss is recognized. The impairment loss is recognized based on the excess of the carrying amount of the asset over its fair value. The evaluation of anticipated future cash flows is highly subjective and is based in part on assumptions regarding future occupancy, rental rates and capital requirements that could differ materially from actual results. Since cash flows on real estate properties considered to be “long-lived assets to be held and used” are considered on an undiscounted basis to determine whether an asset has been impaired, our strategy of holding properties over the long term directly decreases the likelihood of recording an impairment loss. If our strategy changes or market conditions otherwise dictate an earlier sale date, an impairment loss may be recognized, and such loss could be material to our results. If we determine that an impairment has occurred, the affected assets must be reduced to their fair value.

Recent Accounting Pronouncements
See Note 2 — “Summary of Significant Accounting Policies” to our consolidated financial statements in this annual report on Form 10-K for a discussion concerning recent accounting pronouncements.

ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
Interest Rate Risk
We are exposed to interest rate risk with respect to our variable-rate indebtedness, where an increase in interest rates would directly result in higher interest expense costs. We seek to manage our exposure to interest rate risk by utilizing a mix of fixed and floating rate financings with staggered maturities and through interest rate protection agreements to fix or cap a portion of our variable rate debt. As of December 31, 2023, the outstanding principal balance of our variable rate indebtedness was $799.4 million.
Certain of our mortgage loans and other indebtedness are variable rate and indexed to the U.S. Dollar denominated Secured Overnight Financing Rate (“SOFR”) and previously the U.S. Dollar denominated London Interbank Offered Rate (“LIBOR” and, together with SOFR, the “Reference Rates”). For the year ended December 31, 2023, a 10% increase in the Reference Rates would have resulted in increased interest expense of $2.2 million. We have executed interest rate swaps and caps with an aggregate notional amount of $454.2 million as of December 31, 2023 to hedge the risk of increasing interest rates.
Investments in Real Estate-Related Loans and Securities
As of December 31, 2023, we held $240.1 million of investments in real estate-related loans and securities. Certain of our investments are floating rate and indexed to the Reference Rates and as such, are exposed to interest rate risk. Our net income will increase or decrease depending on interest rate movements. While we cannot predict factors which may or may not affect interest rates, for the year ended December 31, 2023, a 10% increase or decrease in the Reference Rates would have resulted in an increase or decrease to income from our real estate-related loans and securities of $1.2 million.
We may also be exposed to market risk with respect to our investments in real estate-related securities due to changes in the fair value of our investments. We seek to manage our exposure to market risk with respect to our investments in real estate-related securities by making investments in securities backed by different types of collateral and varying credit ratings. The fair value of our investments may fluctuate, thus the amount we will realize upon any sale of our investments is unknown. As of December 31, 2023, the fair value at which we may sell our investments in real estate-related securities is not known, but a 10% change in the fair value of our investments in real estate-related securities may result in an unrealized gain or loss of $22.4 million.
Foreign Currency Risk
We may be exposed to currency risks related to our non-U.S. investments that are denominated in currencies other than the U.S. Dollar (“USD”). We seek to manage or mitigate our exposure to the effects of currency changes by entering into derivative financial instruments to the extent it is cost effective to do so. However, our currency hedging strategies may not eliminate all of our currency risk due to, among other things, changes in the timing or amount of foreign currency denominated cash flows from our non-U.S. investments. As of December 31, 2023, we have one foreign currency derivative with a notional hedged amount of £62.1 million GBP.
Credit Risk
Credit risk includes the failure of the counterparty to perform under the terms of a derivative contract. If the fair value of a derivative contract is positive, the counterparty will owe us, which creates credit risk for us. If the fair value of a derivative contract is negative, we will owe the counterparty and, therefore, do not have credit risk. We seek to minimize the credit risk in derivative instruments by entering into transactions with high-quality counterparties.
LIBOR Transition
LIBOR and certain other floating rate benchmark indices have been the subject of national, international and regulatory guidance and proposals for reform or replacement. The Federal Reserve, in conjunction with the Alternative Reference Rates Committee, a steering committee composed of large U.S. financial institutions, identified SOFR, an index calculated using short-term repurchase agreements backed by U.S. Treasury securities, as its preferred alternative rate for USD LIBOR. As of December 31, 2023, we have entered into loan modifications in connection with the transition from LIBOR to SOFR for our variable rate mortgage loans and applied the practical expedient to all such modifications. The impact of the transition from LIBOR to SOFR did not have a material impact on our consolidated financial statements and disclosures.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
The financial statements required by this item and the reports of the independent accountants thereon required by Item 14(a)(2) appear on pages F-2 to F-39. See accompanying Index to Financial Statements on page F-1.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE
None.

ITEM 9A. CONTROLS AND PROCEDURES
Evaluation of Disclosure Controls and Procedures
We maintain disclosure controls and procedures (as that term is defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) that are designed to ensure that information required to be disclosed in our reports under the Exchange Act is recorded, processed, and summarized and reported within the time periods specified in the SEC rules and forms, and that such information is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosures. An evaluation of the effectiveness of the design and operation of our disclosure controls and procedures as of the end of the period covered by this annual report on Form 10-K was made under the supervision and with the participation of our management, including our Chief Executive Officer and Chief Financial Officer. Based upon this evaluation, our Chief Executive Officer and Chief Financial Officer have concluded that our disclosure controls and procedures (a) are effective to ensure that information required to be disclosed by us in reports filed or submitted under the Exchange Act is timely recorded, processed, summarized and reported and (b) include, without limitation, controls and procedures designed to ensure that information required to be disclosed by us in reports filed or submitted under the Exchange Act is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, as appropriate to allow timely decisions regarding required disclosure.
Changes in Internal Controls over Financial Reporting
There have been no changes in our “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act) that occurred during our most recent quarter that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.
Management’s Report on Internal Control over Financial Reporting
Our management is responsible for establishing and maintaining adequate internal control over financial reporting. Our internal control over financial reporting is a process designed under the supervision of our Chief Executive Officer and Chief Financial Officer to provide reasonable assurance regarding the reliability of financial reporting and the preparation of our Consolidated Financial Statements for external reporting purposes in accordance with GAAP.
Our internal control over financial reporting includes policies and procedures that pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect transactions and dispositions of our assets; provide reasonable assurances that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures are being made only in accordance with authorizations of our management and directors; and provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of assets that could have a material effect on our Consolidated Financial Statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. In addition, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions or that the degree of compliance with the policies or procedures may deteriorate.
Management conducted an assessment of the effectiveness of our internal control over financial reporting as of December 31, 2023, based on the framework established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission in 2013. Based on this assessment, management has determined that our internal control over financial reporting as of December 31, 2023, was effective.

ITEM 9B. OTHER INFORMATION
None.

ITEM 9C. DISCLOSURE REGARDING FOREIGN JURISDICTIONS THAT PREVENT INSPECTION
Not applicable.

PART III.

ITEM 10. DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE
The information required by this item is incorporated by reference to the company’s definitive proxy statement to be filed not later than April 29, 2024 with the SEC pursuant to Regulation 14A under the Exchange Act.

ITEM 11. EXECUTIVE COMPENSATION
The information required by this item is incorporated by reference to the company’s definitive proxy statement to be filed not later than April 29, 2024 with the SEC pursuant to Regulation 14A under the Exchange Act.

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS
The information required by this item is incorporated by reference to the company’s definitive proxy statement to be filed not later than April 29, 2024 with the SEC pursuant to Regulation 14A under the Exchange Act.

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE
The information required by this item is incorporated by reference to the company’s definitive proxy statement to be filed not later than April 29, 2024 with the SEC pursuant to Regulation 14A under the Exchange Act.

ITEM 14. PRINCIPAL ACCOUNTANT FEES AND SERVICES
The information required by this item relating to our principal accountant, Deloitte & Touche LLP (PCAOB ID No. 34), is incorporated by reference to the company’s definitive proxy statement to be filed not later than April 29, 2024 with the SEC pursuant to Regulation 14A under the Exchange Act.

PART IV.

ITEM 15. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

The following documents are filed as part of this Annual Report on Form 10-K.

1.Financial Statements: The consolidated financial statements of the Company are included under Item 8 of this report.

2.Financial Statement Schedules: The following financial statement schedule is included in Item 15(c):

Schedule III—Real Estate and Accumulated Depreciation

3.Exhibits:

EXHIBIT INDEX

Exhibit Number	Description

3.1
Articles of Amendment and Restatement (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-11, as filed by the Registrant with the Securities and Exchange Commission on April 12, 2018 (File No. 333-223022)).

3.2
Articles of Amendment of Oaktree Real Estate Income Trust, Inc. dated June 13, 2018 (filed as Exhibit 3.3 to the Registrant's Quarterly Report on Form 10-Q on June 14, 2018 and incorporated herein by reference).

3.3	Articles Supplementary of Oaktree Real Estate Income Trust, Inc. (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K on February 16, 2021 and incorporated herein by reference).

3.4	Second Articles of Amendment of Brookfield Real Estate Income Trust Inc. (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K on November 8, 2021 and incorporated herein by reference).

3.5	Articles Supplementary of Brookfield Real Estate Income Trust Inc. (filed as Exhibit 3.2 to the Registrant’s Current Report on Form 8-K on November 8, 2021 and incorporated herein by reference).

3.6
Certificate of Correction to Brookfield Real Estate Income Trust Inc.’s Articles Supplementary (filed as Exhibit 3.3 to the Registrant’s Current Report on Form 8-K on November 8, 2021 and incorporated herein by reference).

3.7	Third Articles of Amendment of Brookfield Real Estate Income Trust Inc. (filed as Exhibit 3.1 to the Registrant's Current Report on Form 8-K on January 10, 2022 and incorporated herein by reference).

3.8
Fourth Articles of Amendment of Brookfield Real Estate Income Trust Inc. (filed as Exhibit 3.1 to the Registrant's Current Report on Form 8-K on November 22, 2022 and incorporated herein by reference).

3.9	Amended and Restated Bylaws (filed as Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q on November 14, 2022 and incorporated herein by reference).

4.1	Share Repurchase Plan (filed as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K on November 8, 2021 and incorporated herein by reference).

4.2	Distribution Reinvestment Plan (filed as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K on March 13, 2023 and incorporated herein by reference).

4.3	Description of Registrant's Securities (filed as Exhibit 4.3 to the Registrant's Annual Report on Form 1-K filed on March 16, 2023 and incorporated herein by reference).

4.4	Brookfield Share/OP Unit Repurchase Arrangement (filed as Exhibit 4.1 to the Registrant’s Quarterly Report on Form 10-Q filed on May 16, 2022 and incorporated herein by reference).

10.1
Dealer Manager Agreement, dated November 2, 2021, by and between Brookfield Real Estate Income Trust Inc. and Brookfield Oaktree Wealth Solutions LLC (filed as Exhibit 1.1 to the Registrant's Current Report on Form 8-K on November 8, 2021 and incorporated herein by reference).

10.2	Form of Selected Dealer Agreement filed as Exhibit A to the Dealer Manager Agreement filed as Exhibit 10.1 hereof.

10.3
Amended and Restated Advisory Agreement, dated March 21, 2022, by and among Brookfield Real Estate Income Trust Inc., Brookfield REIT Operating Partnership L.P. and Brookfield REIT Adviser LLC (filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on March 25, 2022 and incorporated herein by reference).

10.4
Amendment No. 1 to the Amended and Restated Advisory Agreement, dated August 9, 2022, by and among Brookfield Real Estate Income Trust Inc., Brookfield REIT Operating Partnership L.P. and Brookfield REIT Adviser LLC (filed as Exhibit 10.1 to the Registrant's Quarterly Report on Form 10-Q on August 12, 2022 and incorporated herein by reference).

10.5
Third Amended and Restated Limited Partnership Agreement of Brookfield REIT Operating Partnership L.P. (filed as Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on March 25, 2022 and incorporated herein by reference).

10.6***
Option Investments Sub-Advisory Agreement, dated November 2, 2021, by and among Brookfield Real Estate Income Trust Inc., Brookfield REIT Operating Partnership L.P., Brookfield REIT Adviser LLC and Oaktree Fund Advisors, LLC. (filed as Exhibit 10.3 to the Registrant’s Current Report on Form 8-K on November 8, 2021 and incorporated herein by reference).

10.7***
Amendment No. 1 to Option Investments Sub-Advisory Agreement, dated March 21, 2022, by and among Brookfield Real Estate Income Trust Inc., Brookfield REIT Operating Partnership L.P., Brookfield REIT Adviser LLC and Oaktree Fund Advisors, LLC (filed as Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed on March 25, 2022 and incorporated herein by reference).

10.8
Option Investments Purchase Agreement, dated November 2, 2021, by and among Brookfield Real Estate Income Trust Inc., Brookfield REIT Operating Partnership L.P., Brookfield REIT Adviser LLC, and Oaktree Fund Advisors, LLC (filed as Exhibit 10.4 to the Registrant’s Current Report on Form 8-K on November 8, 2021 and incorporated herein by reference).

10.9
Trademark License Agreement, dated November 2, 2021, by and between Brookfield Office Properties Inc. and Brookfield Real Estate Income Trust Inc. (filed as Exhibit 10.5 to the Registrant’s Current Report on Form 8-K on November 8, 2021 and incorporated herein by reference).

10.10
Form of Indemnification Agreement (incorporated by reference to Exhibit 10.4 to the Registrant’s Registration Statement on Form S-11/A, as filed by the Registrant with the Securities and Exchange Commission on April 12, 2018 (file number 333-223022)).

10.11**	Independent Director Compensation Policy (filed as Exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed on March 13, 2023 and incorporated herein by reference).

10.12**	Form of Restricted Stock Award Agreement (filed as Exhibit A to the Independent Director Compensation Policy filed as Exhibit 10.11 hereof).

10.13
Uncommitted Unsecured Line of Credit, dated November 2, 2021, by and between Brookfield US Holdings Inc. and Brookfield REIT Operating Partnership L.P. (filed as Exhibit 10.6 to the Registrant’s Current Report on Form 8-K on November 8, 2021 and incorporated herein by reference).

10.14
First Amendment to Uncommitted Unsecured Line of Credit, dated November 10, 2022, but effective as of November 2, 2022, by and among Brookfield Corporate Treasury Limited, Brookfield REIT Operating Partnership L.P., and Brookfield US Holdings Inc (filed as Exhibit 10.1 to the Registrant's Quarterly Report on Form 10-Q on November 14, 2022 and incorporated herein by reference).

10.15
Second Amendment to Uncommitted Unsecured Line of Credit, dated October 10, 2023 by and among Brookfield Corporate Treasury Limited, Brookfield REIT Operating Partnership L.P., and Brookfield US Holdings Inc. (filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K on October 13, 2023 and incorporated herein by reference).

21.1*	Subsidiaries of Registrant.

24.1*	Power of Attorney, included in signature page.

31.1	Certification of Chief Executive Officer, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

31.2	Certification of Chief Financial Officer, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

32.1+	Certification of Chief Executive Officer, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

32.2+	Certification of Chief Financial Officer, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

101.INS	XBRL Instance Document.

101.SCH	XBRL Taxonomy Extension Schema Document.

101.SCH	XBRL Taxonomy Extension Calculation Linkbase Document.

101.LAB	XBRL Taxonomy Extension Label Linkbase Document.

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document.

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document.

104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).

*	Filed herewith.
**	Denotes management contract or compensation plan or agreement.
***	Portions of this exhibit have been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K.
+	This exhibit shall not be deemed “filed” for purposes of Section 18 of the Exchange Act or otherwise subject to the liability of that Section. Such exhibit shall not be deemed incorporated into any filing under the Securities Act or the Exchange Act.

The agreements and other documents filed as exhibits to this report are not intended to provide factual information or other disclosure other than with respect to the terms of the agreements or other documents themselves, and you should not rely on them for that purpose. In particular, any representations and warranties made by us in these agreements or other documents were made solely within the specific context of the relevant agreement or document and may not describe the actual state of affairs as of the date they were made or at any other time.

ITEM 16. FORM 10-K SUMMARY
None.

SIGNATURES
Pursuant to the requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Brookfield Real Estate Income Trust Inc.

March 15, 2024	/s/ Brian W. Kingston
Date	Brian W. Kingston
Chief Executive Officer
(Principal Executive Officer)
Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

POWER OF ATTORNEY

Each individual whose signature appears below constitutes and appoints Brian W. Kingston and Dana E. Petitto his or her true and lawful attorneys-in-fact and agents with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this report on Form 10-K, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his or her substitute, may lawfully do or cause to be done or by virtue hereof.

March 15, 2024	/s/ Brian W. Kingston
Date	Brian W. Kingston
Chief Executive Officer and Chairman of the Board
(Principal Executive Officer)

March 15, 2024	/s/ Dana E. Petitto
Date	Dana E. Petitto
Chief Operating Officer

March 15, 2024	/s/ Theodore C. Hanno
Date	Theodore C. Hanno
Chief Financial Officer
(Principal Financial and Accounting Officer)

March 15, 2024	/s/ Lori-Ann Beausoleil
Date	Lori-Ann Beausoleil
Director

March 15, 2024	/s/ Richard W. Eaddy
Date	Richard W. Eaddy
Director

March 15, 2024	/s/ Thomas F. Farley
Date	Thomas F. Farley
Director

March 15, 2024	/s/ Lis S. Wigmore
Date	Lis S. Wigmore
Director

March 15, 2024	/s/ Robert Stelzl
Date	Robert Stelzl
Director

Financial statement schedules other than those listed are omitted as they are not applicable or the required or equivalent information has been included in the Consolidated Financial Statements or notes thereto.

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of Brookfield Real Estate Income Trust Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Brookfield Real Estate Income Trust Inc. and subsidiaries (the “Company”) as of December 31, 2023 and 2022, the related consolidated statements of operations, changes in stockholders’ equity, and cash flows, for each of the three years in the period ended December 31, 2023, and the related notes and the schedule listed in the Index at Item 15 (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Deloitte & Touche LLP
New York, New York
March 15, 2024

We have served as the Company’s auditor since 2021.

Brookfield Real Estate Income Trust Inc.
Consolidated Balance Sheets
(in thousands, except per share data)

	December 31, 2023	December 31, 2022
Assets
Investments in real estate, net	$1,525,156	$1,580,964
Investments in real estate-related loans and securities, net	240,108	332,654
Investments in unconsolidated entities	78,569	80,591
Intangible assets, net	41,459	44,695
Cash and cash equivalents	24,272	61,824
Restricted cash	16,429	18,175
Accounts and other receivables, net	10,794	8,382
Other assets	53,120	23,188
Total Assets	$1,989,907	$2,150,473
Liabilities and Equity
Mortgage loans, secured term loan and secured credit facility, net	$1,058,343	$1,054,297
Due to affiliates	43,971	52,294
Intangible liabilities, net	26,127	27,475
Accounts payable, accrued expenses and other liabilities	39,224	39,591
Subscriptions received in advance	3,003	8,166
Total Liabilities	1,170,668	1,181,823
Commitments and Contingencies	—	—
Redeemable non-controlling interests attributable to OP unitholders	933	990
Stockholders’ Equity
Preferred stock, $0.01 par value per share, 50,000 shares authorized; no shares issued nor outstanding at December 31, 2023 and December 31, 2022, respectively	—	—
Common stock - Class S shares, $0.01 par value per share, 225,000 shares authorized; 34,244 and 36,704 shares issued and outstanding as of December 31, 2023 and December 31, 2022, respectively	342	367
Common stock - Class I shares, $0.01 par value per share, 250,000 shares authorized; 41,504 and 42,397 shares issued and outstanding as of December 31, 2023 and December 31, 2022, respectively	415	424
Common stock - Class T shares, $0.01 par value per share, 225,000 shares authorized; no shares issued nor outstanding as of December 31, 2023 and December 31, 2022, respectively	—	—
Common stock - Class D shares, $0.01 par value per share, 100,000 shares authorized; 148 and 36 shares issued and outstanding as of December 31, 2023 and December 31, 2022, respectively	1	—
Common stock - Class C shares, $0.00 par value per share, 100,000 shares authorized; 9,347 and 9,343 shares issued and outstanding as of December 31, 2023 and December 31, 2022, respectively	83	94
Common stock - Class E shares, $0.00 par value per share, 100,000 shares authorized; 3,353 and 3,210 shares issued and outstanding as of December 31, 2023 and December 31, 2022, respectively	—	—
Additional paid-in capital	1,028,028	1,063,038
Accumulated deficit	(213,960)	(100,709)
Total Stockholders’ Equity	814,909	963,214
Non-controlling interests attributable to third party joint ventures	3,022	4,071
Non-controlling interests attributable to preferred stockholders	375	375
Total Equity	818,306	967,660
Total Liabilities and Stockholders’ Equity	$1,989,907	$2,150,473

See accompanying notes to consolidated financial statements.

The following table presents the assets and liabilities of investments consolidated as variable interest entities for which the Company is determined to be the primary beneficiary ($ in thousands).

	December 31, 2023	December 31, 2022
Assets
Investments in real estate, net	$199,136	$223,810
Intangible assets, net	5,398	5,724
Cash and cash equivalents	1,374	2,243
Restricted cash	10,761	7,849
Accounts and other receivables, net	2,274	3,652
Other assets	2,651	655
Total Assets	$221,594	$243,933

Liabilities
Mortgage loans, net	$178,458	$177,354
Intangible liabilities, net	18	25
Accounts payable, accrued expenses and other liabilities	6,362	4,755
Total Liabilities	$184,838	$182,134

See accompanying notes to consolidated financial statements.

Brookfield Real Estate Income Trust Inc.
Consolidated Statements of Operations
(in thousands, except per share data)

	For the Year Ended December 31,
	2023	2022		2021
Revenues
Rental revenues	$126,528	$108,652		$34,787
Other revenues	12,119	9,616		2,591
Total revenues	138,647	118,268	—	37,378
Expenses
Rental property operating	52,661	41,302		15,465
General and administrative	8,389	9,562		7,057
Organizational expenses	—	—		3,459
Management fee	13,895	10,512		2,651
Performance fee	—	6,566		5,143
Performance participation allocation	—	—		2,346
Impairment of investments in real estate	19,331	—		—
Depreciation and amortization	51,691	55,684		18,370
Total expenses	145,967	123,626		54,491
Other (expense) income
Income from real estate-related loans and securities	17,609	8,827		6,022
Interest expense	(58,577)	(39,718)		(6,758)
Net gain on dispositions of real estate	—	—		19,590
(Loss) gain from unconsolidated entities	(2,083)	(6,130)		1,668
Other income, net	331	3,173		1,492
Total other (expense) income	(42,720)	(33,848)		22,014
Net (loss) income	$(50,040)	$(39,206)		$4,901
Net loss attributable to non-controlling interests in third party joint ventures	$1,179	$148		$183
Net income attributable to non-controlling interests - preferred stockholders	(45)	(24)		—
Net loss (income) attributable to redeemable non-controlling interests	42	4,669		(2,578)
Net (loss) income attributable to Brookfield REIT stockholders	$(48,864)	$(34,413)		$2,506
Per common share data:
Net (loss) income per share of common stock - basic and diluted	$(0.53)	$(0.55)		$0.11
Weighted average number of shares outstanding - basic and diluted	92,740	62,594		23,038

See accompanying notes to consolidated financial statements.

Brookfield Real Estate Income Trust Inc.
Consolidated Statements of Changes in Stockholders’ Equity
(in thousands)

	Par Value
	Common Stock Class I	Common Stock Class S	Common Stock Class C	Common Stock Class E	Common Stock Class D	Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity	Non-controlling Interests Attributable to Third Party Joint Ventures	Non-controlling Interests Attributable to Preferred Shareholders	Total Equity
Balance at December 31, 2020	$75	$130	$—	$—	$—	$200,440	$(15,179)	$185,466	$7,718	$—	$193,184
Common stock issued	22	72	16	—	—	144,292	—	144,402	—	—	144,402
Preferred equity issued	—	—	—	—	—	—	—	—	—	375	375
Stock-based compensation	—	—	—	—	—	152	—	152	—	—	152
Distribution reinvestment	—	4	—	—	—	5,234	—	5,238	—	—	5,238
Contributions from non-controlling interests	—	—	—	—	—	—	—	—	569	—	569
Distributions	—	—	—	—	—	—	(10,936)	(10,936)	(685)	—	(11,621)
Adjustment to non-controlling interests related to Ezlyn disposition	—	—	—	—	—	—	—	—	(2,900)	—	(2,900)
Common stock repurchased	(69)	(6)	—	—	—	(76,850)	—	(76,925)	—	—	(76,925)
Offering costs, net	—	—	—	—	—	(18,636)	—	(18,636)	—	—	(18,636)
Net income (loss)	—	—	—	—	—	—	5,084	5,084	(183)	—	4,901
Allocation to redeemable non-controlling interests	—	—	—	—	—	(5,205)	(2,578)	(7,783)	—	—	(7,783)
Balance at December 31, 2021	$28	$200	$16	$—	$—	$249,427	$(23,609)	$226,062	$4,519	$375	$230,956

Common stock issued	$414	$179	$78	$—	$—	$930,967	$—	$931,638	$—	$—	$931,638
Stock-based compensation	—	—	—	—	—	323	—	323	—	—	323
Distribution reinvestment	8	8	—	—	—	23,340	—	23,356	—	—	23,356
Contributions from non-controlling interests	—	—	—	—	—	—	—	—	198	—	198
Distributions	—	—	—	—	—	—	(42,728)	(42,728)	(498)	(24)	(43,250)
Common stock repurchased	(26)	(20)	—	—	—	(70,238)	—	(70,284)	—	—	(70,284)
Offering costs, net	—	—	—	—	—	(21,596)	—	(21,596)	—	—	(21,596)
Net income (loss)	—	—	—	—	—	—	(39,082)	(39,082)	(148)	24	(39,206)
Allocation to redeemable non-controlling interests	—	—	—	—	—	(49,144)	4,669	(44,475)	—	—	(44,475)
Balance at December 31, 2022	$424	$367	$94	$—	$—	$1,063,079	$(100,750)	$963,214	$4,071	$375	$967,660

Common stock issued	$56	$35	$—	$—	$1	$131,230	$—	$131,322	$—	$—	$131,322
Stock-based compensation	—	—	—	—	—	323	—	323	—	—	323
Distribution reinvestment	17	10	—	—	—	37,685	—	37,712	—	—	37,712
Contributions from non-controlling interests	—	—	—	—	—	—	—	—	152	—	152
Distributions	—	—	—	—	—	—	(64,304)	(64,304)	(22)	(45)	(64,371)
Common stock repurchased	(82)	(70)	(11)	—	—	(203,678)	—	(203,841)	—	—	(203,841)
Offering costs	—	—	—	—	—	(625)	—	(625)	—	—	(625)
Net loss	—	—	—	—	—	—	(48,906)	(48,906)	(1,179)	45	(50,040)
Allocation to redeemable non-controlling interests	—	—	—	—	—	14	—	14	—	—	14
Balance at December 31, 2023	$415	$342	$83	$—	$1	$1,028,028	$(213,960)	$814,909	$3,022	$375	$818,306
See accompanying notes to consolidated financial statements.

Brookfield Real Estate Income Trust Inc.
Consolidated Statements of Cash Flows
(in thousands)

	For the Year Ended December 31,
	2023	2022	2021
Cash flows from operating activities:
Net (loss) income	$(50,040)	$(39,206)	$4,901
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	51,691	55,684	18,370
Impairment of investments in real estate	19,331	—	—
Management fees	13,895	10,512	2,627
Performance fees	—	6,566	5,143
Performance Participation Allocation	—	—	2,346
Organization costs	—	—	3,459
Amortization of above and below market leases and lease inducements	(1,016)	(963)	106
Amortization of restricted stock grants	323	323	88
Amortization of deferred financing costs	3,169	4,534	309
Amortization of upfront derivative acquisition costs	1,943	—	—
Provision for current expected credit losses	2,044	—	—
Amortization of origination fees and discount	(84)	(250)	(176)
Paid-in-kind interest	—	195	(1,022)
Net gain on disposition of real estate	—	—	(19,496)
Realized gain on investments in real estate-related loans and securities	(3,048)	(726)	(1,902)
Unrealized loss (gain) on investments	5,698	16,750	(1,271)
Distributions of earnings from unconsolidated entities	4,211	3,256	—
Changes in assets and liabilities:
Increase in lease inducements and origination costs	(1,037)	(713)	(171)
Upfront derivative acquisition costs	(10,134)	—	—
Increase in other assets	451	(101)	(1,685)
Increase in accounts and other receivables	(3,116)	(4,135)	(694)
Increase (decrease) in accounts payable, accrued expenses and other liabilities	(1,809)	10,620	5,890
Increase (decrease) in due to affiliates	1,266	3,011	(1,101)
Net cash provided by operating activities	33,738	65,357	15,721
Cash flows from investing activities
Acquisitions of real estate	(1,561)	(547,399)	(649,661)
Purchase of real estate-related loans and securities	(62,800)	(296,374)	(29,947)
Proceeds from sale of real estate-related loans and securities	116,878	8,974	42,718
Proceeds from principal repayments of real estate-related loans	32,436	7,382	8,978
Proceeds from disposition of real estate	—	—	8,600
Refund (payment) of investment acquisition deposits	—	3,202	(6,321)
Capital improvements to real estate	(8,943)	(15,308)	(2,166)
Proceeds from sale of preferred membership interests	—	28,831	5,000
Purchase of trading securities	(287,053)	(38,188)	—
Proceeds from sale of trading securities	264,808	22,350	—
Net cash provided by (used in) investing activities	53,765	(826,530)	(622,799)
Cash flows from financing activities:
Borrowings from mortgage loans	911	664,960	315,216
Borrowings from secured credit facility	—	390,419	244,402
Repayment of mortgage loans	—	(214,750)	(132,550)
Repayment of secured credit facility	—	(515,836)	—
Proceeds from affiliate line of credit	—	43,000	105,000
Repayments of affiliate line of credit	—	(148,000)	—
Proceeds from issuance of OP units	—	38,000	45,000
Proceeds from issuance of preferred units	—	—	375
Payment of deferred financing costs	(35)	(8,824)	(2,550)
Proceeds from issuance of common stock	102,503	612,578	111,783
Repurchases of common stock	(199,176)	(66,005)	(71,298)
Subscriptions received in advance	3,003	8,166	24,381
Payment of organizational and offering costs	(7,253)	(7,591)	(2,626)
Distributions to non-controlling interests	(21)	(498)	(686)
Contributions from non-controlling interests	152	198	569
See accompanying notes to consolidated financial statements.

Distributions	(26,840)	(15,405)	(5,173)
Distributions to non-controlling interests attributable to preferred stockholders	(45)	(24)	—
Net cash (used in) provided by financing activities	(126,801)	780,388	631,843

Net change in cash and cash-equivalents and restricted cash	(39,298)	19,215	24,765
Cash and cash-equivalents and restricted cash, beginning of period	79,999	60,784	36,019
Cash and cash-equivalents and restricted cash, end of period	$40,701	$79,999	$60,784

Reconciliation of cash and cash equivalents and restricted cash to the consolidated balance sheets:
Cash and cash equivalents	$24,272	$61,824	$29,989
Restricted cash	16,429	18,175	30,795
Total cash and cash equivalents and restricted cash	$40,701	$79,999	$60,784

Supplemental disclosures:
Interest paid	$52,215	$37,010	$6,273
Non-cash investing and financing activities:
Issuance of Brookfield REIT OP units as consideration for acquisitions of real estate	$—	$—	$148,175
Issuance of Class E common stock as consideration for acquisitions of real estate	$—	$—	$25,000
Disposition of real estate	$—	$—	$77,071
Preferred membership interest acquired from disposition of real estate	$—	$—	$33,831
Transfer of mortgage loan associated with disposition	$—	$—	$52,807
Assumption of mortgages in conjunction with acquisitions of real estate	$—	$—	$132,550
Accrued distributions	$(118)	$3,951	$1,302
Accrued stockholder servicing fee due to affiliate	$16	$18,365	$14,219
Management fees paid in shares	$—	$—	$2,390
Accrued capital expenditures	$(533)	$576	$1,192
Accrued repurchases in accounts payable	$1,312	$10,992	$1,594
Accrued repurchases in due to affiliates	$3,353	$—	$6,682
Accrued offering costs	$453	$1,232	$5,217

See accompanying notes to consolidated financial statements.

Brookfield Real Estate Income Trust Inc.
Notes to the Financial Statements

1. Organization and Business Purpose
Brookfield Real Estate Income Trust Inc. (formerly Oaktree Real Estate Income Trust, Inc.) (the “Company”) was formed on July 27, 2017 as a Maryland corporation and has elected to be taxed as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”), for U.S. federal income tax purposes commencing with the taxable year ended December 31, 2019. The Company invests primarily in well-located, high-quality real estate properties that generate strong current cash flow and could further appreciate in value through proactive, best-in-class asset management. To a lesser extent, the Company invests in real estate-related debt investments, including real estate-related loans and real estate-related securities. Brookfield REIT OP GP LLC, the Company’s wholly owned subsidiary, is the sole general partner of Brookfield REIT Operating Partnership L.P. (the “Operating Partnership”). Substantially all of the Company’s business is conducted through the Operating Partnership. The Company and the Operating Partnership are externally managed by Brookfield REIT Adviser LLC (the “Adviser”), an affiliate of Brookfield Asset Management Ltd. (together with its affiliates, “Brookfield”). Prior to the Adviser Transition (as defined below) that occurred on November 2, 2021, the Company was externally managed by Oaktree Fund Advisors, LLC (the “Oaktree Adviser” or the “Sub-Adviser”), an affiliate of Oaktree Capital Management, L.P. (“Oaktree”).
On July 15, 2021, the Company entered into an adviser transition agreement (the “Adviser Transition Agreement”) with the Adviser and the Oaktree Adviser. On November 2, 2021, pursuant to the terms of the Adviser Transition Agreement, among other things, the Company (i) accepted the resignation of the Oaktree Adviser as its external adviser under the previous advisory agreement between the Company and the Oaktree Adviser, and (ii) entered into a new advisory agreement (the “Advisory Agreement”) with the Adviser (together, with the related transactions authorized by the Company’s board of directors or otherwise contemplated in connection with the Company’s entry into the Adviser Transition Agreement, referred to collectively as the “Adviser Transition”).
In addition, on November 2, 2021, the Company, the Adviser and the Operating Partnership entered into sub-advisory agreements with the Oaktree Adviser, pursuant to which the Oaktree Adviser (i) manages certain of the Company’s real estate properties and real estate-related debt investments that were acquired by the Company prior to the Adviser Transition and (ii) selects and manages the Company’s liquid assets.
The Company had previously registered with the Securities and Exchange Commission (the “SEC”) its initial public offering of up to $2.0 billion in shares of common stock (the “Initial Public Offering”), which was initially declared effective on April 30, 2018 and terminated on November 2, 2021. The Company subsequently registered a follow-on offering with the SEC of up to $7.5 billion in shares of common stock, consisting of up to $6.0 billion in shares in its primary offering and up to $1.5 billion in shares pursuant to its distribution reinvestment plan, which was declared effective on November 2, 2021 (the “Current Offering” and with the Initial Public Offering, the “Offering”).
Pursuant to the Offering, the Company is offering to the public any combination of four classes of shares of its common stock, Class T shares, Class S shares, Class D shares and Class I shares, with a dollar value up to the maximum offering amount. The publicly offered share classes have different upfront selling commissions, dealer manager fees and ongoing stockholder servicing fees. The purchase price per share for each class of common stock varies and generally equals the Company’s prior month’s net asset value (“NAV”) per share, as determined monthly, plus applicable upfront selling commissions and dealer manager fees. The Company intends to continue selling shares on a monthly basis.
In addition to the Offering, the Company is conducting private offerings of Class I and Class C shares to feeder vehicles that offer interests in such vehicles to non-U.S. persons. The offer and sale of Class I and Class C shares to the feeder vehicles is exempt from the registration provisions of the Securities Act of 1933, as amended (the “Securities Act”) by virtue of Section 4(a)(2) and Regulation S promulgated thereunder. The Company is also offering Class E shares to Brookfield and certain of its affiliates and employees in one or more private offerings. The offer and sale of Class E shares is exempt from the registration provisions of the Securities Act by virtue of Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder.
As of December 31, 2023, the Company owned 19 investments in real estate, one investment in an unconsolidated real estate venture, three investments in real estate-related loans, and 72 investments in real estate-related debt securities. The Company currently operates in five reportable segments: rental housing, office, logistics, net lease and real estate-related loans and securities. During the year ended December 31, 2023, the Company made changes to its reportable segments as detailed in Note 14 — “Segment Reporting” to the Company’s Consolidated Financial Statements.

2. Summary of Significant Accounting Policies
Basis of Presentation
The accompanying Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and include the accounts of the Company, the Company's subsidiaries and joint ventures in which the Company has a controlling financial interest. All significant intercompany balances and transactions have been eliminated in consolidation. Certain comparative figures have been reclassified to conform to the current year presentation.
The Company consolidates all entities in which it retains a controlling financial interest through majority ownership or voting rights and entities that meet the definition of a variable interest entity (“VIE”) for which it is deemed to be the primary beneficiary. The Company is the primary beneficiary of a VIE when it has (i) the power to direct the activities of a VIE that most significantly influence the VIE’s economic performance, and (ii) the obligation to absorb losses of the VIE that could potentially be significant to the VIE, or the right to receive benefits from the VIE that potentially could be significant to the VIE. The Operating Partnership is considered to be a VIE. The Company consolidates the Operating Partnership because it has the ability to direct the most significant activities of the entities as its sole general partner. The Company also consolidates all VIEs for which it is the primary beneficiary. Where the Company does not have the power to direct the activities of the VIE that most significantly impact its economic performance, the Company’s interest for those partially owned entities are accounted for using the equity method of accounting. Equity method investments for which the Company has not elected a fair value option (“FVO”) are initially recorded at cost and subsequently adjusted for the Company’s pro-rata share of net income, contributions, and distributions. When the Company elects the FVO, the Company records its share of net asset value of the entity and any related unrealized gains and losses.
The Operating Partnership and the Company’s joint ventures are considered to be VIEs. The Company consolidates these entities, excluding its equity method investments, because it has the ability to direct the most significant activities of the entities such as purchases, dispositions, financings, budgets, and overall operating plans.
For consolidated joint ventures, the non-controlling partner’s share of the assets, liabilities, and operations of each joint venture is included in non-controlling interests as equity of the Company. The non-controlling joint venture partner’s interest is generally computed as the joint venture partner’s ownership percentage. Certain of the joint ventures formed by the Company provide the other partner a profits interest based on certain internal rate of return hurdles being achieved. Any profits interest due to the other partner is reported within non-controlling interest.
Certain amounts in the Company’s prior period Consolidated Statements of Operations have been reclassified to conform to the current period presentation. For the years ended December 31, 2022 and 2021, $3.2 million and $1.3 million, respectively, of unrealized losses related to changes in the fair value of the Company’s investments in real estate-related securities has been reclassified from Unrealized (loss) gain on investments, net to Income from real estate-related loans and securities to conform to the current period presentation. For the years ended December 31, 2022 and 2021, $0.7 million and $1.9 million, respectively, of realized gains related to sales of investments in real estate-related loans and securities has been reclassified from Realized gain on real estate investments, net to Income from real estate-related loans and securities to conform with the current period presentation. For the years ended December 31, 2022 and 2021, $17.0 million and $1.1 million, respectively, of unrealized losses and gains related to changes in the fair value of the Company’s investments in unconsolidated entities has been reclassified from Unrealized (loss) gain on investments, net to (Loss) gain from unconsolidated entities to conform with the current period presentation. For the years ended December 31, 2022, $10.6 million of realized gains related the Company’s foreign currency swap have been reclassified from Realized gain on financial instruments to (Loss) gain from unconsolidated entities to conform with the current period presentation. For the years ended December 31, 2022 and 2021, $0.3 million and $0.6 million, respectively, of unrealized gains related the Company’s foreign currency swap have been reclassified from Unrealized (loss) gain on investments, net to (Loss) gain from unconsolidated entities to conform with the current period presentation. For the years ended December 31, 2022 and 2021, $3.1 million and $1.5 million, respectively, of unrealized gains related to changes in the fair value of the Company’s interest rate derivatives have been reclassified from Unrealized (loss) gain on investments, net to Other income, net to conform with the current period presentation. For the year ended December 31, 2022, $0.1 million of realized gains related to trading securities has been reclassified from Realized gain on real estate investments, net to Other income, net to conform with the current period presentation.
Use of Estimates
The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities and accrued expenses at the date of the balance sheet. The Company believes the estimates and assumptions underlying the consolidated financial statements are reasonable and supportable based on the information available as of December 31, 2023.
Investments in Real Estate
In accordance with the guidance for business combinations, the Company determines whether the acquisition of a property qualifies as a business combination, which requires that the assets acquired and liabilities assumed constitute a business. If the property acquired does not constitute a business, the Company accounts for the transaction as an asset acquisition. The guidance for business combinations states that when substantially all of the fair value of the gross assets to be acquired is concentrated in a single identifiable asset or group of similar identifiable assets, the asset or set of assets is not a business.

The Company evaluates each real estate acquisition to determine whether the integrated set of acquired assets and activities meets the definition of a business. Generally, acquisitions of real estate or in-substance real estate are not expected to meet the definition of a business because substantially all of the fair value is concentrated in a single identifiable asset or group of similar identifiable assets (i.e. land, buildings and related intangible assets) or because the acquisition does not include a substantive process in the form of an acquired workforce or an acquired contract that cannot be replaced without significant cost, effort or delay. All property acquisitions to date have been accounted for as asset acquisitions because substantially all of the fair value was concentrated in the land, buildings and related intangible assets.
The Company capitalizes acquisition-related costs associated with asset acquisitions. Upon acquisition of a property, the Company assesses the fair value of the acquired tangible and intangible assets (including land, buildings, tenant improvements, above- or below-market leases, acquired in-place leases, and other intangible assets and assumed liabilities) and allocates the purchase price to the acquired assets and assumed liabilities. The Company assesses and considers fair value based on estimated cash flow projections that utilize discount and/or capitalization rates that it deems appropriate, as well as other available market information. Estimates of future cash flows are based on a number of factors including the historical operating results, known and anticipated trends, and market and economic conditions.
The estimated fair value of acquired in-place leases include the costs the Company would have incurred to lease the properties to their occupancy levels at the date of acquisition. Such estimates include the fair value of leasing commissions, legal costs and other direct costs that would be incurred to lease the properties to such occupancy levels. The Company evaluates avoided costs over the time period over which occupancy levels at the date of acquisition would be achieved had the property been acquired vacant. Such evaluation includes an estimate of the net market-based rental revenues and net operating costs (primarily consisting of real estate taxes, insurance and utilities) that would be incurred during the lease-up period. Acquired in-place leases are amortized over the remaining lease terms as a component of depreciation and amortization expense.
For acquired in-place leases, above- and below-market lease values are recorded based on the present value (using an interest rate that reflects the risks associated with the lease acquired) of the difference between the contractual amounts to be paid pursuant to the in-place leases and management’s estimate of fair market value lease rates for the corresponding in-place leases. The values of acquired above- and below-market leases are amortized over the terms of the related leases and recognized as either increases (for below-market leases) or decreases (for above-market leases) to rental revenue. Should a tenant terminate its lease, the unamortized portion of the in-place lease value is charged to amortization expense and the unamortized portion of the above- or below-market lease value is charged to rental revenue.
Significant improvements to properties are capitalized and depreciated over their estimated useful life. Expenditures for ordinary repairs and maintenance are expensed to operations as incurred.
The cost of buildings and improvements includes the purchase price of the Company’s properties and any acquisition-related costs, along with any subsequent improvements to such properties. The Company’s investments in real estate are stated at cost and are generally depreciated on a straight-line basis over the estimated useful lives of the assets as follows:

Description	Depreciable Life
Building	30-40 years
Building and site improvements	5-21 years
Furniture, fixtures and equipment	1-9 years
Tenant improvements	Shorter of estimated useful life or lease term
In-place lease intangibles	Over lease term
Above and below market leases	Over lease term
Lease origination costs	Over lease term
Present value of tax abatement savings	Over tax abatement period
When assets are sold or retired, their costs and related accumulated depreciation are removed from the accounts with the resulting gains or losses reflected in net income or loss for the period.
The Company’s management reviews its real estate properties for impairment when there is an event or change in circumstances that indicates an impaired value. If the carrying amount of the real estate investment is no longer recoverable and exceeds the fair value of such investment, an impairment loss is recognized. The impairment loss is recognized based on the excess of the carrying amount of the asset over its fair value. The evaluation of anticipated future cash flows is highly subjective and is based in part on assumptions regarding future occupancy, rental rates and capital requirements that could differ materially from actual results. Since cash flows on real estate properties considered to be “long-lived assets to be held and used” are considered on an undiscounted basis to determine whether an asset has been impaired, the Company’s strategy of holding properties over the long term directly decreases the likelihood of recording an impairment loss. If the Company’s strategy changes or market conditions otherwise dictate an earlier sale date, an impairment loss may be recognized and such loss could be material to the Company’s results. During the year ended December 31, 2023, the Company recognized an impairment charge of $19.3 million related to an office property. The impairment was the result of updates to the undiscounted cash flow assumptions to account for a shorter hold period, as the Company is considering a potential disposition of the investment in the near term due to an upcoming debt maturity. The evaluation of anticipated future cash flows is highly subjective and is based in part on assumptions regarding future occupancy, rental rates and capital requirements that could differ materially from actual results. There were no impairment charges during the years ended December 31, 2022 and 2021.
Assets Held for Sale
The Company classifies the assets and liabilities related to its real estate investments as held for sale when a sale is probable to occur within one year. The Company considers a sale to be probable when a binding contract has been executed, the buyer has posted a non-refundable deposit, and there are limited contingencies to closing. The Company classifies held for sale assets and liabilities at the lower of depreciated cost or fair value less closing costs. There were no properties held for sale as of December 31, 2023 and 2022.
Investments in Unconsolidated Entities
The Company has elected the FVO for its investments in unconsolidated entities and therefore reports these investments at fair value. As such, the resulting unrealized gains and losses are recorded as a component of (Loss) gain from unconsolidated entities on the Company’s Consolidated Statements of Operations. For further details on the Company’s investments in unconsolidated entities, see Note 4 — “Investments in Unconsolidated Entities” to the Company’s Consolidated Financial Statements.
Investments in Real Estate-Related Loans and Securities
Real estate-related loans that the Company has the intent and ability to hold for the foreseeable future are classified as held for investment. Originated loans are recorded at amortized cost, or outstanding unpaid principal balance less net deferred loan fees. Net deferred loan fees include unamortized origination and other fees charged to the borrower less direct incremental loan origination costs incurred by the Company. Purchased loans are recorded at amortized cost, or unpaid principal balance plus purchase premium or less unamortized discount. Costs to purchase loans are expensed as incurred.
Interest income related to the Company’s loans is recognized based upon the contractual interest rate and unpaid principal balance of the loans as a component of Income from real estate-related loans and securities on the Company’s Consolidated Statements of Operations. Net deferred loan fees on originated loans are deferred and amortized as adjustments to interest income over the expected life of the loans using the effective yield method. Premium or discount on purchased loans are amortized as adjustments to interest income over the expected life of the loans using the effective yield method. When a loan is prepaid, prepayment fees and any excess of proceeds over the carrying amount of the loan are recognized as additional interest income.
The Company assesses the collectability of its real estate-related loans to estimate credit losses over the contractual term of each loan on a periodic basis. The Company’s estimate of credit losses is based on relevant factors, including historical realized loss rates, current market conditions, and reasonable and supportable forecasts that affect the collectability of its investments. The Company also considers, among other things, payment status, lien position, borrower or tenant financial resources, and underlying collateral. The Company recognizes an allowance for credit loss when the carrying amount of a loan differs from the amount expected to be collected. For further details on the Company’s allowance for credit loss, see Note 6 — “Investments in Real Estate-Related Loans and Securities” to the Company’s Consolidated Financial Statements.
The Company has elected to classify its real estate debt securities as trading securities and carry such investments at fair value. As such, the resulting unrealized gains and losses of such securities are recorded as a component of Income from real estate-related loans and securities on the Company’s Consolidated Statements of Operations. Interest income from trading securities is recognized based on the stated terms of the security. Interest income from real estate-related debt securities is recorded as a component of Income from real estate-related loans and securities on the Company’s Consolidated Statements of Operations.
Revenue Recognition
Rental revenue primarily consists of base rent arising from tenant leases at the Company’s properties. Base rent is recognized on a straight-line basis over the life of the lease, including any rent steps or abatement provisions. The Company begins to recognize revenue upon the acquisition of the related property or when a tenant takes possession of the leased space. Other rental revenues include amounts due from tenants for costs related to common area maintenance, real estate taxes, and other recoverable costs included in lease agreements. The Company recognizes the reimbursement of such costs incurred as tenant reimbursement income.
The Company evaluates the collectability of receivables related to rental revenue on an individual lease basis. In making this determination, the Company considers the length of time a receivable has been outstanding, tenant creditworthiness, payment history, available information about the financial condition of the tenant, and current economic trends, among other factors.

Tenant receivables that are deemed uncollectible are recognized as a reduction to rental revenue. The Company will recognize revenue from such leases prospectively, based on actual amounts received. If the Company subsequently determines that it is probable it will collect substantially all of the lessee’s remaining lease payments under the lease term, the Company will reinstate the receivables balance.
Cash and Cash Equivalents
Cash and cash equivalents represent cash held in banks, cash on hand, and liquid investments with original maturities of three months or less. The Company may have bank balances in excess of federally insured amounts; however, the Company deposits its cash and cash equivalents with high credit-quality institutions to minimize credit risk exposure.
Restricted Cash
Restricted cash primarily consists of tenant security deposits and reserves held in escrow related to real estate taxes, interest rate derivatives, capital expenditures and insurance in connection with mortgages at certain of the Company’s properties. Restricted cash also consists of cash received for subscriptions prior to the date in which the subscriptions are effective, which is held in a bank account controlled by the Company’s transfer agent but in the name of the Company.
Trading Securities
Trading securities consist of U.S. government securities that are available to support the Company’s current operations and liquidity. Trading securities are measured at fair value. As such, the resulting unrealized gains and losses of such securities are recorded as a component of Other income, net on the Company’s Consolidated Statements of Operations. Interest income from trading securities is recognized based on the stated terms of the security and is recorded as a component of Other income, net on the Company’s Consolidated Statements of Operations. During the years ended December 31, 2023 and 2022, income from trading securities was $1.7 million and $0.1 million, respectively. There was no income from trading securities in 2021.
Foreign Currency
In the normal course of business, the Company makes investments in real estate outside the United States through subsidiaries that have a non-U.S. dollar functional currency. Non-U.S. dollar denominated assets and liabilities of these foreign subsidiaries are translated to U.S. dollars at the prevailing exchange rate at the reporting date and income, expenses, gains, and losses are translated at the average exchange rate over the applicable period. Gains and losses from translation of foreign denominated transactions into U.S. dollars are included in current results of operations as a component of (Loss) gain from unconsolidated entities on the Company’s Consolidated Statements of Operations.
Deferred Charges
The Company’s deferred charges include financing and leasing costs. Deferred financing costs include legal, structuring, and other loan costs incurred by the Company for its financing agreements. Deferred financing costs related to the Company’s mortgage notes and term loans are recorded as an offset to the related liability and amortized over the term of the applicable financing instruments. Deferred financing costs related to the Company’s revolving credit facility are recorded as a component of Other assets on the Company’s Consolidated Balance Sheets and amortized over the term of the applicable financing agreements. Deferred leasing costs incurred in connection with new leases, which consist primarily of brokerage and legal fees, are recorded as a component of Other assets on the Company’s Consolidated Balance Sheets and amortized over the life of the related lease.
Derivative Instruments
In the normal course of business, the Company is exposed to the effect of interest rate changes and, with regard to its non-U.S. investments, changes in foreign currency exchange rates. The Company seeks to manage these risks by following established risk management policies and procedures including the use of derivatives to hedge interest rate and currency rate risk. These financial instruments may include interest rate swaps and other derivative contracts.
The Company recognizes all derivatives as either assets or liabilities in the accompanying Consolidated Balance Sheets and measures those instruments at fair value. Realized and unrealized gains or losses on the Company’s interest rate swaps and caps are recorded in current-period earnings as a component of Other income, net on the accompanying Consolidated Statements of Operations. The Company recognized $1.6 million of net unrealized losses and no realized gains on its interest rate derivatives during the year ended December 31, 2023. Realized and unrealized gains or losses on foreign currency derivatives are related to the Company’s unconsolidated non-U.S investment and are recorded as (Loss) gain from unconsolidated entities in the accompanying Consolidated Statements of Operations. The Company recognized $0.1 million of unrealized losses and $4.1 million of realized losses on its foreign currency contracts during the year ended December 31, 2023. The Company recognized $0.3 million of unrealized gains and $10.6 million of realized gains on its foreign currency contracts during the year ended December 31, 2022.

As of December 31, 2023, the Company’s derivative instruments consisted of the following ($ and £ in thousands):

	Number of Instruments	Notional Amount	Weighted Average Strike Rate	Weighted Average Maturity (years)
Interest Rate Swaps	2	$283,800	2.4%	3.6
Interest Rate Caps	3	$170,350	4.9%	0.8
Foreign Currency Swap Contracts	1	£62,100	N/A	0.6
Fair Value Measurement
Under normal market conditions, the fair value of an investment is the amount that would be received to sell an asset or transfer a liability in an orderly transaction between market participants at the measurement date (i.e., the exit price). Additionally, there is a hierarchical framework that prioritizes and ranks the level of market price observability used in measuring investments at fair value. Market price observability is impacted by a number of factors, including the type of investment and the characteristics specific to the investment and the state of the marketplace, including the existence and transparency of transactions between market participants. Investments with readily available active quoted prices or for which fair value can be measured from actively quoted prices generally will have a higher degree of market price observability and a lesser degree of judgment used in measuring fair value.
Investments measured and reported at fair value are classified and disclosed in one of the following levels within the fair value hierarchy:
Level 1 — quoted prices are available in active markets for identical investments as of the measurement date. The Company does not adjust the quoted price for these investments.
Level 2 — quoted prices are available in markets that are not active or model inputs are based on inputs that are either directly or indirectly observable as of the measurement date.
Level 3 — pricing inputs are unobservable and include instances where there is minimal, if any, market activity for the investment. These inputs require significant judgment or estimation by management or third parties when determining fair value and generally represent anything that does not meet the criteria of Levels 1 and 2. Due to the inherent uncertainty of these estimates, these values may differ materially from the values that would have been used had a ready market for these investments existed.
Valuation of Assets and Liabilities Measured at Fair Value
The Company’s investments in real estate-related securities and trading securities are reported at fair value. The Company generally determines the fair value of its investments in real estate-related securities and trading securities by utilizing third-party pricing service providers. In determining the value of a particular investment, the pricing service providers may use broker-dealer quotations, reported trades or valuation estimates from their internal pricing models to determine the reported price. The pricing service providers’ internal models for securities such as real estate debt generally consider the attributes applicable to a particular class of the security (e.g., credit rating, seniority), current market data, and estimated cash flows for each class and incorporate deal collateral performance such as prepayment speeds and default rates, as available. The inputs used in determining the Company’s real estate-related securities and trading securities reported at fair value are considered Level 2.
The Company’s derivative financial instruments are reported at fair value. The fair value of the Company’s interest rate swap is determined using a discounted cash flow analysis based on the terms of the contract and the forward interest rate curve adjusted for the Company’s nonperformance risk. The fair value of the Company’s interest rate cap is determined using models developed by the respective counterparty as well as third-party pricing service providers that use as their basis readily observable market parameters (such as forward yield curves and credit default swap data). The fair value of the Company’s foreign currency swap is determined by comparing the contracted forward exchange rate to the current market exchange rate. The current market exchange rates are determined by using market spot rates, forward rates and interest rate curves for the underlying instruments. The inputs used in determining the Company’s derivative financial instruments reported at fair value are considered Level 2.
The Company has elected the FVO for its equity method investment and therefore, reports this investment at fair value. As such, the resulting unrealized gains and losses are recorded as a component of (Loss) gain from unconsolidated entities on the Company’s Consolidated Statements of Operations. The Company separately values the assets and liabilities of the equity method investment. To determine the fair value of the assets of the equity method investments, the Company utilizes a discounted cash flow methodology, taking into consideration various factors including discount rate and exit capitalization rate. The Company determines the fair value of the indebtedness of the equity method investment by modeling the cash flows required by the debt agreements and discounting them back to the present value using an estimated market yield. Additionally, the Company considers current market rates and conditions by evaluating similar borrowing agreements with comparable loan-to-value ratios and credit profiles. After the fair value of the assets and liabilities are determined, the Company applies its ownership interest to the net asset value and reflects this amount as its equity method investment at fair value. The inputs used in determining the Company’s equity method investment carried at fair value are considered Level 3.
The Company’s carrying values of cash and cash equivalents, restricted cash, accounts receivable and other receivables, accounts payable, accrued liabilities and other liabilities approximate fair value because of the short-term nature of these instruments.
The following table details the Company’s assets measured at fair value on a recurring basis ($ in thousands):

	December 31, 2023				December 31, 2022
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Assets:
Investments in real estate-related securities	$—	$223,605	$—	$223,605	$—	$299,894	$—	$299,894
Investments in unconsolidated entities	—	—	78,569	78,569	—	—	80,591	80,591
Derivatives	—	10,657	—	10,657	—	4,349	—	4,349
Total	$—	$234,262	$78,569	$312,831	$—	$304,243	$80,591	$384,834
The following table details the Company’s assets measured at fair value on a recurring basis using Level 3 inputs ($ in thousands):

Investment in unconsolidated entities
Balance as of December 31, 2022	$80,591
Distributions of earnings from unconsolidated entities	(4,211)
Unrealized loss from investments measured at fair value	(1,815)
Gain on foreign currency translation	4,004
Balance as of December 31, 2023	$78,569

The following tables contain the quantitative inputs and assumptions used for items categorized in Level 3 of the fair value hierarchy ($ in thousands):

	December 31, 2023
	Fair Value	Valuation Technique	Unobservable Inputs	Average	Impact to Valuation from an Increase in Input
Investments in unconsolidated entities	$78,569	Discounted cash flow	Discount Rate	5.8%	Decrease
			Exit Capitalization Rate	4.8%	Decrease

	December 31, 2022
	Fair Value	Valuation Technique	Unobservable Inputs	Average	Impact to Valuation from an Increase in Input
Investments in unconsolidated entities	$80,591	Discounted cash flow	Discount Rate	5.5%	Decrease
			Exit Capitalization Rate	4.8%	Decrease
Valuation of assets measured at fair value on a nonrecurring basis
Certain of the Company’s assets are not measured at fair value on an ongoing basis but are subject to fair value adjustments, such as when there is evidence of impairment, and therefore measured at fair value on a nonrecurring basis. The Company reviews its real estate properties for impairment each quarter or when there is an event or change in circumstances that could indicate the carrying amount of the real estate value may not be recoverable. During the year ended December 31, 2023, the Company recognized impairment of $19.3 million related to an office property. The impairment was the result of updates to the undiscounted cash flow assumptions to account for a shorter hold period, as the Company is considering a potential disposition of the investment in the near term. The fair value of such real estate property was estimated utilizing a discounted cash flow methodology, taking into consideration various factors including discount rate and exit capitalization rate. The significant unobservable inputs (Level 3) utilized in the analysis were an exit capitalization rate of 7.0% and a discount rate of 8.5%.
Valuation of Liabilities Not Measured at Fair Value
The fair value of the Company’s indebtedness is estimated by modeling the cash flows required by the Company’s debt agreements and discounting them back to the present value using an appropriate discount rate. Additionally, the Company considers current market rate and conditions by evaluating similar borrowing agreements with comparable loan-to-value ratios and credit profiles. The inputs used in determining the fair value of the Company’s indebtedness are considered Level 3. As of December 31, 2023, the fair value of the Company’s mortgage loans and other indebtedness was approximately $27.8 million below the outstanding principal balance.
Income Taxes
The Company believes that it qualifies to be taxed as a REIT for U.S. federal income tax purposes. The Company generally will not be subject to federal corporate income tax to the extent it distributes 90% of its taxable income to its stockholders. REITs are subject to a number of other organizational and operational requirements. Even if the Company qualifies for taxation as a REIT, it may be subject to certain state and local taxes on its income and property, and federal income and excise taxes on its undistributed income.
The Company has formed wholly-owned subsidiaries that are taxed as taxable REIT subsidiaries (“TRSs”) that are subject to taxation at the federal, state and local levels, as applicable, at regular corporate tax rates. In general, a TRS may perform additional services for the Company’s tenants and generally may engage in any real estate or non-real estate-related business. For the years ended December 31, 2023, 2022, and 2021, the Company recognized income tax expense of $0.4 million, $0.1 million and $0.0 million, respectively, related to its TRSs within General and administrative on the Company’s Consolidated Statements of Operations.
The Company accounts for applicable income taxes by utilizing the asset and liability method. As such, the Company records deferred tax assets and liabilities for the future tax consequences resulting from the difference between the carrying value of existing assets and liabilities and their respective tax basis. A valuation allowance for deferred tax assets is provided if the Company believes all or some portion of the deferred tax asset may not be realized. The Company has not recorded a deferred tax asset related to its non-U.S. investment as it is more likely than not that it will not realize the benefit.
Organization and Offering Expenses
Organizational expenses are expensed as incurred on the Company’s Consolidated Statements of Operations, and offering costs are charged to equity as incurred on the Company’s Consolidated Statements of Changes in Stockholders’ Equity.
The Adviser and its affiliates advanced $12.5 million of organization and offering expenses on the Company’s behalf through July 5, 2022, and the Company reimburses the Adviser for all such advanced expenses ratably over the 60 months following July 6, 2022. Additionally, the Adviser advanced $1.1 million of organization and offering costs from July 6, 2022 through July 5, 2023, and the Company reimburses the Adviser for all such advanced expenses ratably over the 60 months following July 6, 2023. Any amount due to the Adviser but not paid is recorded as a component of Due to affiliates on the Company’s Consolidated Balance Sheets.
Earnings Per Share
The Company uses the two-class method in calculating earnings per share (“EPS”) when it issues securities other than common stock that contractually entitle the holder to participate in dividends and earnings of the Company when, and if, the Company declares dividends on its common stock. Basic earnings per share (“Basic EPS”) for the Company’s common stock are computed by dividing net income allocable to common stockholders by the weighted average number of shares of common stock outstanding for the period, respectively. Diluted earnings per share (“Diluted EPS”) is calculated similarly, however, it reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock, where such exercise or conversion would result in a lower earnings per share amount.
The Company includes unvested shares of restricted stock in the computation of diluted EPS by using the more dilutive of the two-class method or treasury stock method. Any anti-dilutive securities are excluded from the diluted EPS calculation. For the years ended December 31, 2023 and 2022, there were no dilutive participating securities.
Stockholder Servicing Fee
The Company has entered into a dealer manager agreement with Brookfield Oaktree Wealth Solutions LLC, a registered broker-dealer affiliated with the Adviser (“Dealer Manager”), to serve as the dealer manager for the Current Offering. The Dealer Manager is entitled to receive upfront selling commissions and dealer manager fees of up to 3.5% of the transaction price and ongoing stockholder servicing fees of 0.85% per annum of the aggregate NAV for outstanding Class S and Class T shares with a limit of up to, in the aggregate, 8.75% of the gross proceeds from such shares. The Dealer Manager is entitled to receive upfront selling commissions of up to 1.5% of the transaction price and ongoing stockholder servicing fees of 0.25% per annum of the aggregate NAV for outstanding Class D shares with a limit of up to, in the aggregate, 8.75% of the gross proceeds from such shares. There are no upfront selling commissions, dealer manager fees or ongoing stockholder servicing fees with respect to Class I shares. The Dealer Manager has entered into agreements with the selected dealers distributing the Company’s shares in the Current Offering, which provide, among other things, for the re-allowance of the full amount of the selling commissions and dealer manager fees and all or a portion of the stockholder servicing fees received by the Dealer Manager to such selected dealers. The Company accrues the full cost of the stockholder servicing fee as an offering cost at the time each Class T, Class S and Class D share is sold, which is recorded as a component of Due to affiliates in the Company’s Consolidated Balance Sheets.
The Company previously accrued upfront selling commissions and ongoing stockholder servicing fees on a monthly basis as incurred and recorded the monthly accrual as a reduction of additional paid-in capital as part of the offering costs on the Company’s Consolidated Statements of Changes in Stockholders’ Equity. During the quarter ended September 30, 2021, the Company determined that it should have accrued the full cost of stockholder servicing fees for Class S shares at the time the shares were issued based on the contractual cap of 8.75% of gross proceeds (no Class T or Class D shares had been issued prior to September 30, 2021). The Company assessed the cumulative impact of the error on accounts payable, accrued expenses and other liabilities and additional paid-in capital as of and for the years ended December 31, 2020 and 2019. In accordance with SEC Staff Accounting Bulletin (“SAB”) No. 99, Materiality and SAB No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements, the Company assessed the materiality of this correction on its financial statements for the years ended December 31, 2020 and 2019. As a result of its analysis, the Company recorded a $12.3 million reduction to equity and a corresponding increase in accounts payable, accrued expenses and other liabilities as of September 30, 2021. The Company concluded the effect was not material to its financial statements for any prior period nor the current year and, as such, those financial statements are not materially misstated.
Recent Accounting Pronouncements
In March 2020, the Financial Accounting Standards Board (“FASB”) issued guidance which provides temporary optional expedients and exceptions for applying U.S. GAAP to contracts, hedging relationships and other transactions that reference the London Interbank Offered Rate (“LIBOR”) or another reference rate expected to be discontinued because of reference rate reform Accounting Standards Update (“ASU”) 2020-04, and 2022-06 - Reference Rate Reform (“Topic 848”). Among other things, for all types of hedging relationships, Topic 848 allows an entity to change the reference rate and other critical terms related to reference rate reform without having to remeasure the value or reassess a previous accounting determination. The amendments in this guidance may be applied immediately on a prospective basis to any related changes through December 31, 2024. As of June 30, 2023, the Company had entered into loan modifications in connection with the transition from LIBOR to Secured Overnight Financing Rate (“SOFR”) for its variable rate loans and applied the practical expedient to all such modifications. As of December 31, 2023, the Company adopted the guidance and it did not have a significant impact on the Company’s consolidated financial statements or disclosures.
In August 2023, the FASB issued ASU 2023-05, an update to ASC Topic 805, Business Combinations. ASU 2023-05 clarifies existing guidance by requiring a joint venture to recognize and initially measure assets contributed and liabilities assumed at fair value, upon its formation. These amendments are effective prospectively for all joint venture formations with a formation date on or after January 1, 2025, with early adoption permitted. The Company will apply the provisions of ASU 2023-05 to new joint ventures, as applicable, but does not believe the adoption of ASU 2023-05 will have a material impact on the Company’s consolidated financial statements.
In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures (“ASU 2023-07”). ASU 2023-07 aims to improve reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses. ASU 2023-07 requires disclosure of significant segment expenses that are regularly provided to the chief operating decision maker and included within each reported measure of segment profit or loss. The update also requires disclosure regarding the chief operating decision maker and expands the interim segment disclosure requirements. ASU 2023-07 is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted. The Company is currently evaluating the impact of ASU 2023-07 on the Company’s consolidated financial statements.
In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (“ASU 2023-09”). ASU 2023-09 requires entities to disclose additional information with respect to the effective tax rate reconciliation and to disclose the disaggregation by jurisdiction of income tax expense and income taxes paid. ASU 2023-09 is effective for fiscal years beginning after December 15, 2024, with early adoption permitted. The Company is currently evaluating the impact of ASU 2023-09 on the Company’s consolidated financial statements.

3. Investments in Real Estate
As of December 31, 2023 and 2022, investments in real estate, net, consisted of the following: ($ in thousands):

	December 31, 2023	December 31, 2022
Building and building improvements	$1,304,336	$1,321,137
Land and land improvements	262,323	261,487
Tenant improvements	35,877	34,468
Furniture, fixtures and equipment	29,071	25,996
Total	1,631,607	1,643,088
Accumulated depreciation	(106,451)	(62,124)
Investments in real estate, net	$1,525,156	$1,580,964
Acquisitions
During the year ended December 31, 2023, the Company acquired $1.7 million of real estate investments, which were comprised of six rental housing homes.
During the year ended December 31, 2022, the Company acquired $550.4 million of real estate investments, which were comprised of three rental housing properties, two logistics properties, and 466 rental housing properties.
The following table provides further details of the properties acquired during the years ended December 31, 2023 and 2022 ($ in thousands):

Investment	Ownership Interest	Location	Segment	Acquisition Date	Square Feet/Units	Purchase Price(1)
2626 South Side Flats	100%	Pittsburgh, PA	Rental Housing	January 2022	264	$92,459
2003 Beaver Road	100%	Landover, MD	Logistics	February 2022	38,000	9,646
187 Bartram Parkway	100%	Franklin, IN	Logistics	February 2022	300,000	28,912
The Parker at Huntington Metro	100%	Alexandria, VA	Rental Housing	March 2022	360	136,779
Briggs + Union	100%	Mount Laurel, NJ	Rental Housing	April 2022	490	158,648
Single-Family Rentals	100%	Various	Rental Housing	Various 2022	466	123,995
Single-Family Rentals	100%	Various	Rental Housing	Various 2023	6	1,681
						$552,120

(1)	Purchase price is inclusive of closing costs.

The following table summarizes the purchase price allocation of the properties acquired during the years ended December 31, 2023 and 2022 ($ in thousands):

	December 31, 2023	December 31, 2022
Building and building improvements	$1,418	$453,211
Land and land improvements	263	78,095
Tenant improvements	—	1,232
Furniture, fixtures and equipment	—	9,530
In-place lease intangibles	—	5,664
Lease origination costs	—	902
Tax abatement intangible	—	2,195
Above-market lease intangibles	—	65
Below-market lease intangibles	—	(454)
Total purchase price(1)	$1,681	$550,440

(1)	Purchase price is inclusive of closing costs.

4. Investments in Unconsolidated Entities
The Company holds investments in unconsolidated joint ventures that it has elected to account for using the FVO, as the Company’s ownership interest in the joint ventures do not meet the requirements for consolidation.
On December 15, 2023, the Company acquired a 2% equity interest in The Avery, a condo and multifamily property located in San Francisco, California, through an indirect interest in a joint venture that owns the property. The Company did not pay any consideration for its interest, which was granted to the Company by the borrower on the Company’s investments in The Avery Senior Loan and The Avery Mezzanine Loan. As of December 31, 2023, the fair value of the Company’s equity interest in The Avery was zero.
On November 2, 2021, the Company acquired a 20% interest in Principal Place, a net lease property located in London, United Kingdom, through an indirect interest in the joint venture that owns the property. As of December 31, 2023 and 2022, the fair value of the Company’s interest in Principal Place was $78.6 million and $80.6 million, respectively.
On November 2, 2021, the Company sold its ownership interest in Ezlyn, a rental housing property, to an affiliate of the Oaktree Adviser for $42.4 million of consideration, consisting of $8.6 million of cash and a $33.8 million preferred equity interest in an affiliate of Oaktree. In connection with the Ezlyn disposition, the Company recognized a realized gain on sale of $19.5 million and recorded the preferred equity interest using the equity method of accounting. On December 31, 2021, the Company assigned $5.0 million of its preferred equity interest to the affiliate of the Oaktree Adviser for $5.0 million of cash.
As of December 31, 2021, the Company’s carrying value of its preferred equity interest was $28.8 million. On January 18, 2022, the Company assigned its remaining $28.8 million preferred equity interest to the affiliate of the Oaktree Adviser for $28.8 million of cash.
As of December 31, 2023 and 2022, investments in unconsolidated entities were $78.6 million and $80.6 million, respectively.
The following tables provide summarized financial information of the joint venture that owns Principal Place as of and for the periods set forth below ($ in thousands):

	As of December 31, 2023	As of December 31, 2022
Total Assets	$1,042,957	$1,019,861
Total Liabilities	634,183	602,652
Total Equity	$408,774	$417,209

	For the Year Ended December 31, 2023	For the Year Ended December 31, 2022	For the period November 2, 2021 through December 31, 2021
Total Revenues	$47,071	$46,146	$5,892
Total Expenses	55,438	51,318	9,286
Net Loss	$(8,367)	$(5,172)	$(3,394)

5. Intangibles
The gross carrying amount and accumulated amortization of the Company’s intangible assets consisted of the following as of December 31, 2023 and 2022 ($ in thousands):

Intangible assets	December 31, 2023	December 31, 2022
In-place lease intangibles	$32,513	$33,141
Lease origination costs	14,203	13,667
Lease inducements	2,690	1,708
Tax intangibles	5,249	5,249
Above-market lease intangibles	114	114
Total intangible assets	54,769	53,879
Accumulated amortization:
In-place lease intangibles	(6,644)	(4,823)
Lease origination costs	(4,188)	(2,887)
Lease inducements	(1,101)	(787)
Tax intangibles	(1,340)	(669)
Above-market lease intangibles	(37)	(18)
Total accumulated amortization	(13,310)	(9,184)
Intangible assets, net	$41,459	$44,695

Intangible liabilities:
Below-market lease intangibles	$(28,919)	$(28,919)
Accumulated amortization	2,792	1,444
Intangible liabilities, net	$(26,127)	$(27,475)

The weighted average amortization periods of the Company’s intangible assets is 179 months and intangible liabilities is 266 months.

The following table details the Company’s future amortization of intangibles for each of the next five years and thereafter as of December 31, 2023 ($ in thousands):

	In-place Lease Intangibles	Above-market Lease Intangibles	Other Intangibles	Below-market Lease Intangibles
2024	$2,064	$18	$2,867	$(1,345)
2025	1,808	18	2,267	(1,340)
2026	1,629	18	2,040	(1,332)
2027	1,521	7	1,911	(1,327)
2028	1,436	5	1,439	(1,327)
Thereafter	17,411	11	4,989	(19,456)
Total	$25,869	$77	$15,513	$(26,127)

6. Investments in Real Estate-Related Loans and Securities
The following table summarizes the components of investments in real estate-related loans and securities as of December 31, 2023 and 2022 ($ in thousands):

	December 31, 2023	December 31, 2022
Real estate-related securities	$223,605	$299,894
Real estate-related loans	16,503	32,760
Total investments in real estate-related loans and securities	$240,108	$332,654

The following tables detail the Company’s real estate-related loan investments as of December 31, 2023 and 2022 ($ in thousands):

					December 31, 2023
Investment	Collateral	Interest Rate(1)	Maturity Date	Payment Terms	Face Amount	Unamortized Discount/Origination Fees	Allowance Adjustment	Carrying Amount
IMC/AMC Bond Investment(2)	International Markets Center AmericasMart Atlanta	SOFR+8.15%	April 2024(3)	Principal due at maturity	$10,000	$—	$—	$10,000
The Avery Senior Loan(4)	The Avery Condominium San Francisco, California	10.00%	December 2024(4)	Principal due at maturity(5)	6,878	—	(1,670)	5,208
The Avery Mezzanine Loan(4)	The Avery Condominium San Francisco, California	10.00%	December 2024(4)	Principal due at maturity(5)	1,669	—	(374)	1,295
Total					$18,547	$—	$(2,044)	$16,503

(1)	As of December 31, 2023, one-month SOFR was equal to 5.38%.
(2)
In December 2023, a loan modification agreement was executed that increased the interest rate from SOFR + 6.20% to SOFR + 8.15% and extended the initial maturity date to April 2024. In connection with the loan modification agreement, we received a principal repayment of $15.0 million.

(3)
The initial maturity date may be extended by the borrower to any of April, May or June 2026 provided the borrower has obtained a loan extension and modification of a CMBS loan that has a maturity date in April 2024 and is secured by certain of the borrower’s subsidiaries.

(4)
Our investment is held through its membership interest in an entity which aggregate our interest with interests held by other funds managed by the Sub-Adviser. We have been allocated its proportionate share of the loan based on our membership interest in the aggregating entity. In December 2023, the loan agreements were amended to change the interest rate to 10.00% and extend the maturity date to December 2024.

(5)
The maturity date may be extended for additional one-year periods, but no later than February 16, 2028, subject to the borrower meeting minimum annual repayment requirements. The loan agreement requires mandatory repayments simultaneous with the closing of the sale of any condominium unit.

					December 31, 2022
Investment	Collateral	Interest Rate(1)	Maturity Date	Payment Terms	Face Amount	Unamortized Discount/Origination Fees	Carrying Amount
IMC/AMC Bond Investment	International Markets Center AmericasMart Atlanta	L+6.15%	December 2023	Principal due at maturity	$25,000	$(78)	$24,922
The Avery Senior Loan(2)	The Avery Condominium San Francisco, California	L+7.30%	February 2023	Principal due at maturity(3)	6,315	(5)	6,310
The Avery Mezzanine Loan(2)	The Avery Condominium San Francisco, California	L+12.50%	February 2023	Principal due at maturity(3)	1,529	(1)	1,528
Total					$32,844	$(84)	$32,760

(1)	The term “L” refers to the one-month US dollar-denominated LIBOR. As of December 31, 2022, one-month LIBOR was equal to 4.39%. As of December 31, 2022 SOFR was equal to 4.30%.
(2)
The Company’s investment is held through its membership interest in an entity which aggregates the Company’s interest with interests held by other funds managed by the Sub-Adviser. The Company has been allocated its proportionate share of the loan based on its membership interest in the aggregating entity.

(3)	The loan agreement requires mandatory prepayments simultaneous with the closing of the sale of any condominium unit.

For the year ended December 31, 2023, the Company recognized $2.0 million as an allowance adjustment for estimated credit loss, which is recorded as a component of Income from real estate-related loans and securities on the Company’s Consolidated Statements of Operations. The allowance adjustment is related to The Avery Senior Loan and The Avery Mezzanine Loan and is based on the expected timing of loan repayments, forecasted cash flows from the underlying collateral, and the current macroeconomic environment. The Company estimates its credit loss allowance primarily using the discounted cash flow method based on projected future principal cash flows for each individual loan. For the year ended December 31, 2022 no allowance for expected credit loss was recognized. There have been no write-offs related to the Company’s investments in real estate-related loans.
The Company’s investments in real estate-related securities consist of commercial mortgage-backed securities (“CMBS”), residential mortgage-backed securities (“RMBS”), and corporate bonds. The following tables detail the Company’s investments in real estate-related securities as of December 31, 2023 and 2022 ($ in thousands):

	December 31, 2023
Type of Security	Number of Positions	Weighted Average Coupon(1)	Weighted Average Maturity Date(2)	Face Amount	Cost Basis	Fair Value
CMBS - floating	29	SOFR + 3.64%	November 2025	$149,282	$141,971	$143,423
CMBS - fixed	7	4.26%	April 2026	37,913	33,413	24,322
RMBS - floating	6	SOFR + 1.58%	October 2024	10,752	10,757	10,765
RMBS - fixed	30	4.71%	July 2026	46,611	45,105	45,095
Total	72	7.37%	January 2026	$244,558	$231,246	$223,605

(1)	“SOFR” refers to the Secured Overnight Financing Rate. As of December 31, 2023, one-month SOFR was equal to 5.38%.
(2)	Weighted average maturity date is based on the fully extended maturity date of the instruments.

	December 31, 2022
Type of Security	Number of Positions	Weighted Average Coupon(1)	Weighted Average Maturity Date(2)	Face Amount	Cost Basis	Fair Value
CMBS - floating	33	L+3.64%	November 2025	$177,192	$169,014	$168,765
CMBS - fixed	10	4.54%	June 2024	74,771	69,705	69,555
RMBS - floating	8	L+2.46%	November 2024	19,325	19,048	19,175
RMBS - fixed	24	4.69%	February 2026	42,989	41,658	40,414
Corporate bonds	1	4.75%	March 2029	2,500	2,075	1,985
Total	76	6.63%	July 2025	$316,777	$301,500	$299,894

(1)
The term “L” refers to the relevant floating benchmark rates, which include USD LIBOR and Secured Overnight Financing Rate (“SOFR”), as applicable to each security and loan. As of December 31, 2023 and 2022, one-month LIBOR was equal to 5.47% and 4.39%, respectively. As of December 31, 2023 and 2022, SOFR was equal to 5.38% and 4.30%, respectively.

(2)	Weighted average maturity date is based on the fully extended maturity date of the instruments.
During the year ended December 31, 2023, the Company recorded net unrealized losses on its investments in real estate-related securities of $6.2 million. During the year ended December 31, 2022, the Company recorded net unrealized losses on its investments in real estate-related securities of $3.2 million. During the year ended December 31, 2021, the Company recorded net unrealized gains on its investments in real estate-related securities of $1.7 million. Such amounts are recorded as components of Income from real estate-related loans and securities on the Company’s Consolidated Statements of Operations.
During the year ended December 31, 2023, the Company recorded net realized gains on its investments in real estate-related securities of $1.4 million. During the year ended December 31, 2022, the Company recorded net realized gains on its investments in real estate-related securities of $0.6 million. During the year ended December 31, 2021, the Company recorded net realized gains on its investments in real estate-related securities of $2.0 million. Such amounts are recorded as components of Income from real estate-related loans and securities on the Company’s Consolidated Statements of Operations.

7. Accounts and Other Receivables and Other Assets
The following table summarizes the components of accounts and other receivables and other assets as of December 31, 2023 and 2022 ($ in thousands):

Accounts and other receivables, net	December 31, 2023	December 31, 2022
Straight-line rent receivables	$5,058	$4,132
Accounts receivable, net	4,700	3,007
Interest receivable	1,036	1,243
Total accounts and other receivables, net	$10,794	$8,382

Other assets	December 31, 2023	December 31, 2022
Trading securities	$39,824	$15,918
Derivative instruments	10,657	4,349
Prepaid expenses	2,170	2,344
Other	469	457
Acquisition Deposits	—	120
Total other assets	$53,120	$23,188

8. Accounts Payable, Accrued Expenses and Other Liabilities
The following table summarizes the components of accounts payable, accrued expenses and other liabilities as of December 31, 2023 and 2022 ($ in thousands):

	December 31, 2023	December 31, 2022
Stock repurchases payable	$13,898	$12,586
Accounts payable and accrued expenses	7,547	10,901
Distribution payable	5,132	5,250
Real estate taxes payable	3,665	3,508
Accrued interest expense	4,204	3,217
Tenant security deposits	3,400	2,895
Prepaid rent	1,378	1,234
Total accounts payable, accrued expenses and other liabilities	$39,224	$39,591

9. Mortgage Loans and Secured Credit Facility
The following table summarizes the components of total indebtedness, net as of December 31, 2023 and 2022 ($ in thousands):

				Principal Balance Outstanding
Indebtedness	Weighted Average Interest Rate(1)	Weighted Average Maturity Date(2)	Maximum Facility Size	December 31, 2023	December 31, 2022
Fixed rate loans:
Fixed rate mortgages	3.03%	February 2029	N/A	$263,720	$263,720
Total fixed rate loans				263,720	263,720
Variable rate loans:
Floating rate mortgages	SOFR+1.71%	May 2027	N/A	680,410	679,499
Secured credit facility(3)	SOFR+2.00%	January 2025	$300,000	118,985	118,985
Affiliate line of credit(4)	SOFR+2.25%	November 2024	$125,000	—	—
Total variable rate loans				799,395	798,484
Total indebtedness				1,063,115	1,062,204
Deferred financing costs, net				(4,772)	(7,907)
Total indebtedness, net				$1,058,343	$1,054,297

(1)	As of December 31, 2023 and 2022, SOFR was 5.38% and 4.30%, respectively.
(2)	Includes the fully extended maturity date for loans with extension options that are at our discretion and we currently expect to be able to exercise.
(3)
As of December 31, 2023 and December 31, 2022, borrowings on the Secured Credit Facility were secured by the following properties: 6123-6227 Monroe Court, 2003 Beaver Road, 187 Bartram Parkway, and certain single-family rentals.

(4)
Borrowings under the Affiliate Line of Credit bear interest at a rate of the lowest then-current interest rate for any similar credit product offered by a third-party lender to us or our subsidiaries or, if not available, SOFR plus a 0.10% credit adjustment and a 2.25% margin.

The following table presents the future principal payments due under the Company’s mortgage loans and other indebtedness as of December 31, 2023 ($ in thousands):

Year	Amount
2024	$62,318
2025	146,018
2026	49,967
2027	454,151
2028	52,957
Thereafter	297,704
Total	$1,063,115

The mortgage loans and Secured Credit Facility are subject to various financial and operational covenants. These covenants require the Company to maintain certain financial ratios, which may include leverage, debt yield, and debt service coverage, among others. As of December 31, 2023, the Company is in compliance with all of its loan covenants that could result in a default under such agreements. At Two Liberty Center, cash flows from the property are currently held in a restricted cash account due to a debt service coverage ratio requirement.
Mortgage Loans
During the year ended December 31, 2023, the Company did not obtain any new mortgage loans but received $0.9 million of additional borrowings on an existing mortgage loan. During the year ended December 31, 2023, the Company did not repay any mortgage loans. During the year ended December 31, 2022, the Company obtained financing of $1.1 billion in mortgage loans related to its properties, which were subject to customary terms and conditions. During the year ended December 31, 2022, the Company repaid $730.6 million of mortgage loans.

Secured Credit Facility
In November 2021, the Company entered into a credit agreement with a lender (the “Secured Credit Facility”) providing for a senior secured credit facility to be used for the acquisition or refinancing of properties. Borrowings on the Secured Credit Facility are secured by certain properties owned by the Company.
The initial maximum aggregate principal amount of the facility was $250.0 million, which was increased to $500.0 million in March 2022. In May 2022, the interest rate benchmark was converted from LIBOR to SOFR plus 1.95%. The Secured Credit Facility had an initial maturity date in November 2022, which was extended to January 2023.
In December 2022, the Company refinanced the Secured Credit Facility with the lender. The maximum aggregate principal amount of the facility was amended to $300.0 million, inclusive of a $100.0 million revolving credit amount which the Company may repay and re-borrow upon request, subject to certain conditions. The Company may increase the available capacity on the Secured Credit Facility by an additional $1.2 billion, subject to lender approval. The Secured Credit Facility bears interest at a rate of SOFR plus 2.00% and has a maturity date of January 2025.
As of December 31, 2023 and 2022, there were $119.0 million of outstanding borrowings on the Secured Credit Facility.
Affiliate Line of Credit
In November 2021, the Company entered into a revolving line of credit with an affiliate of Brookfield (the “Affiliate Line of Credit”), providing for a discretionary, unsecured, uncommitted credit facility in a maximum aggregate principal amount of $125.0 million. The Affiliate Line of Credit had an initial maturity date of November 2, 2022, with one-year extension options subject to the lender’s approval. Effective November 2, 2022, the maturity date was extended to November 2, 2023, and the interest rate benchmark was converted from LIBOR to SOFR. Effective November 2, 2023, the maturity date of the Affiliate Line of Credit was extended for another 12 months to November 2, 2024. Borrowings under the Affiliate Line of Credit bear interest at a rate of the lowest then-current interest rate for any similar credit product offered by a third-party lender to the Company or its subsidiaries or, if not available, SOFR plus a 0.10% credit adjustment and a 2.25% margin. As of December 31, 2023 and 2022, there were no outstanding borrowings on the Affiliate Line of Credit.

10. Related Party Transactions
Advisory Agreement
Pursuant to the advisory agreement among the Adviser, the Operating Partnership and the Company (the “Advisory Agreement”), the Adviser is entitled to an annual management fee equal to 1.25% of the Company’s NAV on its Class C, Class D, Class I, Class S and Class T shares of common stock (no management fee is paid on the Class E shares), payable monthly, as compensation for the services it provides to the Company. The management fee can be paid, at the Adviser’s election, in cash or shares of the Company’s common stock. To date, the Adviser has elected to receive the management fee in Class I and Class E shares of the Company’s common stock. During the years ended December 31, 2023, 2022 and 2021, the Company incurred $13.9 million, $10.5 million, and $2.7 million, respectively, of management fees.
During the year ended December 31, 2023, the Company issued 1,095,150 unregistered Class I shares of common stock to the Adviser for the payment of management fees earned from December 2022 through November 2023. During the year ended December 31, 2022 the Company issued 502,895 unregistered Class I shares of common stock and 172,098 unregistered Class E shares of common stock to the Adviser for the payment of 2022 management fees. During the year ended December 31, 2021 the Company issued 216,792 unregistered Class I shares of common stock to the Oaktree Adviser for payment of 2021 management fees. The Company had accrued payables of $1.0 million and $1.2 million related to management fees as of December 31, 2023 and 2022, respectively, which are included in Due to affiliates on the Company’s Consolidated Balance Sheets. During January 2024, the Company issued 86,646 unregistered Class I shares of common stock to the Adviser as payment of the $1.0 million management fees accrued as of December 31, 2023. During January 2023, the Company issued 90,871 unregistered Class E shares of common stock to the Adviser as payment of the $1.2 million management fees accrued as of December 31, 2022. During the year ended December 31, 2023, the Company repurchased 1,112,986 Class I shares of common stock from the Adviser for a total repurchase amount of $14.0 million. During the year ended December 31, 2022, the Company repurchased 326,488 Class I shares of common stock and 224,798 Class E shares of common stock from the Oaktree Adviser for a total repurchase amount of $7.8 million.
The Adviser, and prior to the Adviser Transition the Oaktree Adviser, is entitled to a performance fee based on the total return of the Company’s Class C, Class D, Class I, Class S and Class T shares of common stock (no performance fee is paid on the Class E shares). Total return is defined as distributions paid or accrued plus the change in the Company’s NAV, adjusted for subscriptions and repurchases. Pursuant to the Advisory Agreement, the performance fee is equal to 12.5% of the total return in excess of a 5% total return (after recouping any loss carryforward amount), subject to a catch-up. The performance fee becomes payable at the end of each calendar year and can be paid, at the Adviser’s election, in cash, shares of the Company’s common stock, or units of the Operating Partnership. The Company did not recognize any performance fees during the year ended December 31, 2023. Performance fees during the years ended December 31, 2022 and 2021 were $6.6 million and $5.1 million, respectively.
As of December 31, 2023, there was no performance fee payable to the Adviser. The performance fee for 2022 became payable on December 31, 2022, and in January 2023 the Company issued 481,598 shares of Class I common stock to the Adviser as payment of the 2022 performance fee. The performance fee for 2021 earned by the Oaktree Adviser became payable on the date of the Adviser Transition, and in December 2021 the Company issued 429,340 Class I shares of common stock to the Oaktree Adviser as payment of the 2021 performance fee earned by the Oaktree Adviser through the date of the Adviser Transition.
For the period November 3, 2021 through December 31, 2021, the Special Limited Partner, an affiliate of Brookfield, received a performance participation allocation from the Operating Partnership based on the total return of the Operating Partnership. Total return is defined as distributions paid or accrued plus the change in the Company’s NAV, adjusted for subscriptions and repurchases. Under the Operating Partnership agreement, the annual total return was allocated 100% to the Special Limited Partner only after the other unit holders received a total return of 5% (after recouping any loss carryforward amount) and such allocation continued until the allocation between the Special Limited Partner and all other Operating Partnership unit holders was equal to 12.5% and 87.5%, respectively. The annual distribution of the performance participation interest was to be paid in Operating Partnership units or cash, at the election of the Special Limited Partner. During the year ended December 31, 2021, the Company recognized $2.3 million of performance participation allocation expense in the Company’s Consolidated Statements of Operations for the period November 3, 2021 through December 31, 2021. Effective January 1, 2022, the Company amended the Advisory Agreement and the Operating Partnership agreement to provide for the payment of a performance fee to the Adviser and eliminate the performance participation allocation.
The performance participation allocation for the period November 3, 2021 through December 31, 2021 became payable on December 31, 2021, and in March 2022 the Company caused the Operating Partnership to issue 186,362 Class E units in the Operating Partnership (“Class E OP Units”) to the Special Limited Partner as payment of the 2021 performance participation allocation. In June 2022, all such Class E OP Units were converted to 191,670 unregistered Class I shares of common stock at the then-applicable conversion factor per unit based on the most recently determined NAV of Class E OP Units and Class I shares of common stock.
Sub-Adviser Agreements
The Adviser has engaged the Sub-Adviser to (i) perform the functions related to selecting and managing the Company’s liquid assets, including real estate-related debt securities, (the “Liquidity Sleeve”) pursuant to a sub-advisory agreement (the “Liquidity Sleeve Sub-Advisory Agreement”) and (ii) manage the Oaktree Option Investments (as defined below) pursuant to a separate sub-advisory agreement (the “Oaktree Assets Sub-Advisory Agreement” and together with the Liquidity Sleeve Sub-Advisory Agreement, the “Sub-Advisory Agreements”).
Pursuant to the Liquidity Sleeve Sub-Advisory Agreement, the Sub-Adviser provides services related to the acquisition, management and disposition of the Liquidity Sleeve in accordance with the Company’s investment objectives, strategy, guidelines, policies and limitations. Pursuant to the Oaktree Assets Sub-Advisory Agreement, the Sub-Adviser manages the Oaktree Option Investments.
The Sub-Adviser earns management and performance fees pursuant to the terms of the Sub-Advisory Agreements. These fees are paid by the Adviser out of the management and performance fees earned by the Adviser; therefore, no management or performance fees related to the Sub-Advisory Agreements have been recognized in the Company’s Consolidated Statements of Operations.
Dealer Manager Agreement
The Company has engaged the Dealer Manager, a registered broker dealer affiliated with the Adviser, as the dealer manager for the Current Offering. The Company pays to the Dealer Manager selling commissions, dealer manager fees and stockholder servicing fees in connection with sales of the Company’s common stock in the Current Offering. The Company accrues the full amount of the future stockholder servicing fees payable to the Dealer Manager for Class S, Class T, and Class D shares up to the 8.75% of gross proceeds limit at the time such shares are sold. The Dealer Manager has entered into agreements with the selected dealers distributing the Company’s shares in the Offering, which provide, among other things, for the re-allowance of the full amount of the selling commissions and dealer manager fees and all or a portion of the stockholder servicing fees received by the Dealer Manager to such selected dealers.
Acquisition of Investments
On November 2, 2021, the Company acquired two rental housing properties and a 20% interest in a joint venture that owns a net lease property (the “Brookfield Portfolio”) from an affiliate of Brookfield. The aggregate consideration was $173.2 million, which was equal to the fair value of the net assets of the Brookfield Portfolio based on third-party appraisals of the properties.

The Company issued 2,088,833 shares of Class E common stock and 12,380,554 Class E OP Units as consideration for the acquisitions. In June 2022, 12,310,303 of such Class E OP Units were converted to 12,660,957 Class I shares of the Company’s common stock at the then-applicable conversion factor per unit based on the most recently determined NAV of Class E OP Units and Class I shares.
Disposition of Investments
On November 2, 2021, the Company sold its interest in a rental housing property, Ezlyn, to an affiliate of the Oaktree Adviser for $105 million. The sale price was equal to the most recently appraised value from a third-party appraiser obtained by the Company in connection with determining the Company’s NAV. The Company received net proceeds of $42.4 million, which consisted of $8.6 million of cash and a $33.8 million preferred equity interest in an affiliate of Oaktree. On December 31, 2021, the Company assigned $5.0 million of its preferred equity interest to the affiliate of the Oaktree Adviser for $5.0 million of cash. On January 18, 2022, the Company assigned its remaining $28.8 million preferred equity interest to the affiliate of the Oaktree Adviser for $28.8 million.
On November 26, 2021, the Company sold a real estate-related loan, Atlantis Mezzanine Loan, to an affiliate of Brookfield for $25.0 million. The sale price was equal to the most recently appraised value from a third-party appraiser obtained by the Company in connection with determining the Company’s NAV.
Advanced Organization and Offering Costs
The Adviser and its affiliates advanced all of the Company’s organization and offering expenses (other than upfront selling commissions, dealer manager fees and stockholder servicing fees) through July 5, 2023, subject to the following reimbursement terms: (1) the Company reimburses the Adviser for all such advanced expenses paid through July 5, 2022 ratably over the 60 months following July 6, 2022; and (2) the Company reimburses the Adviser for all such advanced expenses paid from July 6, 2022 through July 5, 2023 ratably over the 60 months following July 6, 2023.
Affiliate Line of Credit
In November 2021, the Company entered into the Affiliate Line of Credit, providing for a discretionary, unsecured, uncommitted credit facility in a maximum aggregate principal amount of $125.0 million. For further details on the Affiliate Line of Credit, see Note 9 — “Mortgage Loans and Secured Credit Facility” to the Company’s Consolidated Financial Statements.
Brookfield Repurchase Arrangement
One or more affiliates of Brookfield (individually or collectively, as the context may require, the “Brookfield Investor”) was issued shares of the Company’s common stock and Class E OP Units in connection with its contribution of the Brookfield Portfolio on November 2, 2021. The Company and the Operating Partnership have entered into a repurchase arrangement with the Brookfield Investor (the “Brookfield Repurchase Arrangement”) pursuant to which the Company and the Operating Partnership will offer to repurchase shares of common stock or Operating Partnership units from the Brookfield Investor at a price per unit equal to the most recently determined NAV per share or unit immediately prior to each repurchase. The Brookfield Investor has agreed to not seek repurchase of the shares of common stock and Operating Partnership units that it owns if doing so would bring the value of its equity holdings in the Company and the Operating Partnership below $50.0 million. In addition, the Brookfield Investor has agreed to hold all of the shares of common stock and Operating Partnership units that it received in consideration for the contribution of the Brookfield Portfolio until the earlier of (i) the first date that the Company’s NAV reaches $1.5 billion and (ii) the date that is the third anniversary of November 2, 2021. Following such date, the Brookfield Investor may cause the Company to repurchase its shares and Operating Partnership units (above the $50.0 million minimum), in an amount equal to the sum of (a) the amount available under the Company’s share repurchase plan’s 2% monthly and 5% quarterly caps (after accounting for third-party investor repurchases) and (b) 25% of the amount by which net proceeds from the Offering and the Company’s private offerings of common stock for a given month exceed the amount of repurchases for such month pursuant to the Company’s share repurchase plan. The Company will not effect any such repurchase during any month in which the full amount of all shares requested to be repurchased by third-party investors under the share repurchase plan is not repurchased. During the years ended December 31, 2023 and 2022, the Company and the Operating Partnership did not repurchase any shares or Operating Partnership units from the Brookfield Investor as part of the Brookfield Repurchase Arrangement.
Oaktree Repurchase Agreement
On September 11, 2019, the board of directors of the Company, including a majority of the independent directors, adopted an arrangement with the Oaktree Investor (the “Oaktree Repurchase Agreement”) to repurchase any shares of the Company’s Class I common stock that Oaktree Investor, an affiliate of the Oaktree Adviser, acquired prior to the breaking of escrow in the Initial Public Offering. The board of directors approved the Oaktree Repurchase Agreement in recognition of the Oaktree Investor’s intent to subscribe for shares of the Company’s Class I common stock in an amount such that, together with all other subscriptions for the Company’s common stock, the escrow minimum offering amount would be satisfied. As of December 6, 2019, the Company satisfied the minimum offering requirement and the Company’s board of directors authorized the release of proceeds from escrow. As of such date, the escrow agent released gross proceeds of approximately $150.0 million (including approximately $86.9 million that was funded by the Oaktree Investor) to the Company in connection with the sale of shares of the Company’s common stock. Under the Oaktree Repurchase Agreement, subject to certain limitations, on the last calendar day of each month the Company will offer to repurchase shares of its common stock from the Oaktree Investor in an aggregate dollar amount (the “Monthly Repurchase Amount”) equal to (i) the net proceeds from new subscriptions that month less (ii) the aggregate repurchase price (excluding any amount of the aggregate repurchase price paid using cash flow from operations not used to pay distributions) of shares repurchased by the Company that month from investors pursuant to the Company’s existing share repurchase plan. In addition to the Monthly Repurchase Amount for the applicable month, the Company will offer to repurchase any Monthly Repurchase Amounts from prior months that have not yet been repurchased. The price per share for each repurchase from the Oaktree Investor will be the lesser of (a) the $10.00 per share initial cost of the shares and (b) the transaction price in effect for the Class I shares at the time of repurchase. The repurchase arrangement is not subject to any time limit and will continue until the Company has repurchased all of the Oaktree Investor’s shares. During the year ended December 31, 2021, the Company repurchased 6,186,397 shares for $61.9 million from the Oaktree Investor. On July 31, 2021, the Company repurchased the remaining shares subject to the Oaktree Repurchase Agreement and there are no shares outstanding subject to the Oaktree Repurchase Agreement.
Option Investments Purchase Agreement
On November 2, 2021, the Company and Oaktree entered into a purchase option agreement (the “Option Investments Purchase Agreement”) pursuant to which Oaktree will have the right to purchase the Operating Partnership’s entire interest in four properties (Anzio Apartments, Arbors of Las Colinas, Two Liberty Center, and Lakes at West Covina; collectively, the “Equity Option Investments”) and five real estate-related loans and securities (IMC/AMC Bond Investment, 111 Montgomery, The Avery Senior Loan, The Avery Mezzanine Loan, and BX 2019 IMC G; collectively, the “Debt Option Investments” and, together with the Equity Option Investments, the “Oaktree Option Investments”). The 111 Montgomery loan was repaid in full by the borrower in November 2022 prior to the commencement of the option period. Pursuant to the Option Investments Purchase Agreement, Oaktree will have the right to purchase all of the Equity Option Investments or all of the Debt Option Investments, or both, subject to certain restrictions, for a period of twelve months following the earlier of (i) 18 months after November 2, 2021, the date of completion of the Adviser Transition, and (ii) the date on which the Company notifies Oaktree that it has issued in the aggregate $1.0 billion of the Company’s common stock to non-affiliates since November 2, 2021, at a price equal to the fair value of the Equity Option Investments and Debt Option Investments, as determined in connection with the Company’s most recently determined NAV immediately prior to the closing of such purchase. The twelve-month option period commenced on May 2, 2023. Oaktree has not exercised its right to purchase the Oaktree Option Investments.
Brookfield Subscription Agreement
On November 30, 2021, the Operating Partnership and the Brookfield Investor entered into a subscription agreement (the “Brookfield Subscription Agreement”) pursuant to which the Brookfield Investor agreed to purchase up to $83.0 million of Class E OP Units upon the request of the general partner of the Operating Partnership, of which the Company is the sole member. On December 1, 2021, the Brookfield Investor was issued 3,756,480 Class E OP Units in exchange for $45.0 million. On January 3, 2022, the Brookfield Investor was issued 3,075,006 Class E OP Units in exchange for $38.0 million. On June 29, 2022, the Company, the Operating Partnership and the Brookfield Investor entered into an agreement pursuant to which all such Class E OP Units issued to the Brookfield Investor in connection with the Brookfield Subscription Agreement were converted to Class I shares of the Company’s common stock at the then-applicable conversion factor per unit based on the most recently determined NAV of Class E OP Units and Class I shares.
On April 3, 2023, the Brookfield Investor was issued 756,475 Class I shares in the Current Offering in exchange for $10.0 million. On May 1, 2023, the Brookfield Investor was issued 617,909 Class I shares in the Current Offering in exchange for $8.0 million. The Class I shares held by the Brookfield Investor in connection with the Brookfield Subscription Agreement and subsequent subscriptions are not subject to the Brookfield Repurchase Arrangement, but the Brookfield Investor may request the Company repurchase its shares, in whole or in part, subject to the terms and conditions of the Company’s share repurchase plan.
Affiliate Service Provider Expenses
The Company may retain certain of the Adviser’s affiliates for necessary services relating to the Company’s investments or its operations, including any administrative services, construction, special servicing, leasing, development, property oversight and other property management services, as well as services related to group purchasing, healthcare, consulting/brokerage, capital markets/credit origination, loan servicing, property, title and/or other types of insurance, management consulting and other similar operational matters.

The Company has engaged Brookfield Properties, an affiliate of Brookfield, to provide operational services (including, without limitation, property management, leasing, and construction management) and corporate support services (including, without limitation, accounting and administrative services) for the Company and certain of its properties. The Company has also engaged Maymont Homes (formally Conrex), an affiliate of Brookfield, to provide operational services (including, without limitation, property management, renovation, leasing, and turnover and maintenance oversight) for the Company’s rental housing properties.
The Company also reimburses Brookfield Properties, Maymont Homes and other Brookfield operating affiliates for operating personnel expenses, including, but not limited to, employees who provide on-site maintenance, leasing, administrative and operational support services. Such employees may be fully dedicated or a shared resource amongst other investments. Employees’ compensation and expenses continue to be an expense of the affiliate, and if they are a shared resource, the affiliate allocates such expense to the Company according to their policies and procedures. Personnel expenses may include IT costs, HR support (i.e. payroll and benefits), rent and office services, basic financial services (i.e. account receivables, bank account administration), professional development, travel, professional fees and similar expenses.
There were no services provided by Brookfield Properties, Maymont Homes or other Brookfield operating affiliates for the year ended December 31, 2021. The following table summarizes the Company’s affiliate service provider expenses for the years ended December 31, 2023 and 2022 ($ in thousands):

	December 31, 2023	December 31, 2022
Property management fees(1)	$2,958	$2,203
Single-family rental leasing, maintenance and turnover oversight fees(1)	582	446
Capitalized construction management fees(2)	83	139
Capitalized single-family rental renovation oversight fees(2)	40	402
Reimbursed personnel costs(3)	7,026	5,363
Total	$10,689	$8,553

(1)	Included in Rental property operating expenses on the Company's Consolidated Statements of Operations.
(2)	Included in Investments in real estate, net on the Company's Consolidated Balance Sheets.
(3)
For the year ended December 31, 2023, $6.0 million included in Rental property operating expenses and $1.1 million included in General and administrative expenses on the Company’s Consolidated Statements of Operations. For the year ended December 31, 2022, $4.8 million included in Rental property operating expenses and $0.5 million included in General and administrative expenses on the Company’s Consolidated Statements of Operations.

A Brookfield affiliate in Luxembourg provides company secretarial, accounting and administrative services to the Company’s unconsolidated non-U.S. investment. For the years ended December 31, 2023, 2022 and 2021, the amounts incurred by the Company for these services were insignificant. A Brookfield affiliate provides asset and property management services to the Company’s unconsolidated non-U.S. investment. For the years ended December 31, 2023, 2022 and 2021, the amounts incurred by the Company for these services were $0.2 million, $0.2 million, and zero, respectively.
Captive Insurance Company
BPG Bermuda Insurance Limited (“BAM Insurance Captive”), a Brookfield affiliate, provides property and liability insurance for certain of the Company’s properties. For the years ended December 31, 2023, 2022 and 2021 the Company paid BAM Insurance Captive $0.2 million, $0.3 million and an insignificant amount, respectively, for insurance premiums.
On March 31, 2023, Obsidian Mutual, a Brookfield affiliate, replaced BAM Insurance Captive in providing property insurance for certain of the Company’s properties. For the year ended December 31, 2023, the Company incurred $0.1 million for insurance premiums provided by Obsidian Mutual.
Affiliate Title Service Provider
Horizon Land Services (“Horizon”), an affiliate of Brookfield, provides title insurance for certain of the Company’s properties. Horizon acts as an agent for one or more underwriters in issuing title policies and/or providing support services in connection with investments by the Company. For the years ended December 31, 2023, 2022 and 2021 the Company paid Horizon an insignificant amount, $0.4 million and $0.1 million , respectively, for title services.
Terrorism Insurance Provider
Liberty IC Casualty LLC (“Liberty”), a Brookfield affiliate, provides terrorism insurance for certain of the Company’s properties. For the year ended December 31, 2023, the insurance premiums incurred by the Company were an insignificant amount. No comparable financial information has been presented for the years ended December 31, 2022 and 2021 as the insurance program commenced in 2023.

Submetering Services
Certain of the Company’s properties sold submetering infrastructure and associated equipment to Metergy, an affiliate of Brookfield. Sale proceeds earned by the Company for the year ended December 31, 2023 was $0.5 million. Metergy provides submetering services to certain of the Company’s properties. For the year ended December 31, 2023, the fee incurred by the Company was an insignificant amount. No comparable financial information has been presented for the years ended December 31, 2022 and 2021 as the submetering program commenced in 2023.
Due to Affiliates
The following table details the components of due to affiliates ($ in thousands):

	December 31, 2023	December 31, 2022
Accrued stockholder servicing fee	$25,507	$29,477
Advanced organization and offering costs	9,734	12,002
Stock repurchase payable to the Adviser for management fees	3,353	—
Accrued performance fee	—	6,566
Other(1)	2,410	2,118
Accrued management fee	1,046	1,239
Accrued affiliate service provider expenses	1,915	887
OP Units Distributions Payable	6	5
Total	$43,971	$52,294

(1)	Represents costs advanced by the Adviser and the Sub-Adviser on behalf of the Company for general corporate expenses provided by unaffiliated third parties.

11. Stockholders’ Equity and Redeemable Non-controlling Interests
Authorized Capital
On April 30, 2018, the SEC declared effective the Company’s registration statement on Form S-11 for the Initial Public Offering. On November 2, 2021, the SEC declared effective the Company’s registration statement on Form S-11 (File No. 333-255557) for the Current Offering of up to $6.0 billion in shares in its primary offering and up to $1.5 billion in shares pursuant to its distribution reinvestment plan. The Initial Public Offering terminated upon the commencement of the Current Offering. Pursuant to the Current Offering, the Company is offering to sell any combination of four classes of shares of its common stock, Class T shares, Class S shares, Class D shares and Class I shares, with a dollar value up to the maximum offering amount. The share classes have different upfront selling commissions, dealer manager fees and ongoing stockholder servicing fees. The Company is also offering Class I, Class C and Class E shares in private offerings exempt from registration. Other than the differences in upfront selling commissions, dealer manager fees, ongoing stockholder servicing fees, management fees and performance fees, each class of common stock has the same economic and voting rights.

Classification	No. of Authorized Shares (in thousands)	Par Value Per Share
Preferred stock	50,000	$0.01
Class S common stock	225,000	$0.01
Class I common stock	250,000	$0.01
Class T common stock	225,000	$0.01
Class D common stock	100,000	$0.01
Class C common stock	100,000	$0.00
Class E common stock	100,000	$0.00
Total	1,050,000

Common Stock
The following table details the movement in the Company’s outstanding shares of common stock (in thousands):

	Class S	Class I	Class D	Class T(1)	Class C	Class E	Total
December 31, 2020	13,033	7,478	—	—	—	—	20,511
Common stock issued (3)	7,146	2,225	—	—	1,644	2,089	13,104
Distribution reinvestment	432	35	—	—	—	9	476
Common stock repurchased	(565)	(6,926)	—	—	—	—	(7,491)
Independent directors’ restricted stock vested(2)	—	13	—	—	—	—	13
December 31, 2021	20,046	2,825	—	—	1,644	2,098	26,613

Common stock issued (3)	17,686	41,459	36	—	7,974	1,186	68,341
Distribution reinvestment	793	769	—	—	—	151	1,713
Common stock repurchased	(1,821)	(2,656)	—	—	(275)	(225)	(4,977)
December 31, 2022	36,704	42,397	36	—	9,343	3,210	91,690

Common stock issued (3)	3,513	5,626	114	—	801	35	10,089
Distribution reinvestment	953	1,724	—	—	—	264	2,941
Common stock repurchased	(6,926)	(8,243)	(2)	—	(797)	(156)	(16,124)
December 31, 2023	34,244	41,504	148	—	9,347	3,353	88,596

(1)	As of December 31, 2023, no Class T shares of common stock had been issued.
(2)
The independent directors’ restricted stock grants represent an aggregate $0.3 million, $0.3 million and $0.1 million of the annual compensation paid to the independent directors for the years ended December 31, 2023, 2022 and 2021, respectively. Each grant is amortized over the one year service period of such grant. The restricted stock generally vests one year from the date of the grant. In November 2021, the restricted stock grants related to the independent directors’ annual compensation for the year ended December 31, 2021, vested upon the resignation of the independent directions in connection with the Adviser Transition. The restricted stock grants related to the independent directors’ annual compensation for the year ended December 31, 2023, will vest in March 2024.

(3)	Includes conversions between share classes.

Distributions
The Company generally intends to distribute substantially all of its taxable income, which does not necessarily equal net income as calculated in accordance with GAAP, to its stockholders each year to comply with the REIT provisions of the Code.
Each class of common stock receives the same gross distribution per share. The net distribution varies for each class based on the applicable stockholder servicing fees, management fees and performance fees, which are deducted from the monthly distribution per share. Prior to January 2022, the management fees and performance fees were not deducted from the monthly distribution per share.
The following table details the aggregate net distributions declared for each applicable class of common stock:

	Year Ended December 31, 2023
	Class S	Class I	Class D	Class T(1)	Class C	Class E
Aggregate gross distributions declared per share of common stock	$1.2124	$1.2124	$1.2124	$—	$1.2124	$1.2124
Stockholder servicing fee per share of common stock	(0.1072)	—	(0.0319)	—	—	—
Management fee per share of common stock	(0.1583)	(0.1595)	(0.1598)	—	(0.1558)	—
Performance fee per share of common stock(2)	(0.3353)	(0.3353)	(0.3353)	—	(0.3353)	—
Net distributions declared per share of common stock	$0.6116	$0.7176	$0.6854	$—	$0.7213	$1.2124

(1)	The Company did not have any Class T shares of common stock issued or outstanding, thus no distributions were declared for Class T during the year ended December 31, 2023.
(2)	Relates to the distribution declared on January 17, 2023, in connection with the payment of the 2022 performance fee that was payable on December 31, 2022.

	Year Ended December 31, 2022
	Class S	Class I	Class D(1)	Class T(2)	Class C	Class E
Aggregate gross distributions declared per share of common stock	$0.8715	$0.8715	$0.5199	$—	$0.8715	$0.8715
Stockholder servicing fee per share of common stock	(0.1100)	—	(0.0200)	—	—	—
Management fee per share of common stock	(0.1681)	(0.1689)	(0.1005)	—	(0.1661)	—
Net distributions declared per share of common stock	$0.5934	$0.7026	$0.3994	$—	$0.7054	$0.8715

(1)	The Company issued its first Class D shares of common stock in June 2022, thus no distributions were declared for Class D prior to this date.
(2)	The Company did not have any Class T shares of common stock issued or outstanding, thus no distributions were declared for Class T during the year ended December 31, 2022.

	Year Ended December 31, 2021
	Class S	Class I	Class D(1)	Class T(1)	Class C(2)	Class E(3)
Aggregate gross distributions declared per share of common stock	$0.5389	$0.5389	$—	$—	$0.4549	$0.1063
Stockholder servicing fee per share of common stock	(0.0926)	—	—	—	—	—
Net distributions declared per share of common stock	$0.4463	$0.5389	$—	$—	$0.4549	$0.1063

(1)	The Company did not have any Class D or Class T shares of common stock issued or outstanding, thus no distributions were declared for Class D or Class T during the year ended December 31, 2021.
(2)	The Company issued its first Class C shares of common stock in March 2021, thus no distributions were declared for Class C prior to this date.
(3)	The Company issued its first Class E shares of common stock in November 2021, thus no distributions were declared for Class E prior to this date.
Distribution Reinvestment Plan
The Company has adopted a distribution reinvestment plan whereby stockholders (other than Alabama, Idaho, Kansas, Kentucky, Maine, Maryland, Massachusetts, Nebraska, New Jersey, North Carolina, Ohio, Oregon, Texas, Vermont and Washington investors) will have their cash distributions automatically reinvested in additional shares of common stock unless they elect to receive their distributions in cash. Alabama, Idaho, Kansas, Kentucky, Maine, Maryland, Massachusetts, Nebraska, New Jersey, North Carolina, Ohio, Oregon, Texas, Vermont and Washington investors will automatically receive their distributions in cash unless they elect to have their cash distributions reinvested in additional shares of the Company’s common stock. The per share purchase price for shares purchased pursuant to the distribution reinvestment plan will be equal to the offering price before upfront selling commissions and dealer manager fees (the “transaction price”) at the time the distribution is payable, which will generally be equal to the Company’s prior month’s NAV per share for that share class. Stockholders will not pay upfront selling commissions or dealer manager fees when purchasing shares pursuant to the distribution reinvestment plan. The stockholder servicing fees with respect to shares of the Company’s Class T shares, Class S shares and Class D shares are calculated based on the NAV for those shares and may reduce the NAV or, alternatively, the distributions payable with respect to shares of each such class, including shares issued in respect of distributions on such shares under the distribution reinvestment plan. During the years ended December 31, 2023 and 2022 the Company reinvested $37.7 million and $23.4 million of distributions for 2,939,928 and 1,713,257 shares of common stock, respectively.
Non-controlling Interests Attributable to Preferred Shareholders
Certain subsidiaries of the Company have elected to be treated as REITs for U.S. federal income tax purpose. These subsidiaries have issued preferred non-voting shares to be held by investors to ensure compliance with the Code requirement that REITs have at least 100 shareholders. The preferred shares have a price of $1,000 and carry a 12.0% annual dividend payable annually. As of December 31, 2023, there were $375,000 of preferred non-voting shares outstanding.
Redeemable Non-controlling Interest
The Brookfield Investor was issued Class E OP Units in connection with its contribution of the Brookfield Portfolio on November 2, 2021, subsequent cash contributions to the Operating Partnership pursuant to the Brookfield Subscription Agreement, and the settlement of prior year performance participation allocation. Because the Brookfield Investor has the ability to redeem its Class E OP Units for shares of common stock or cash, subject to certain restrictions, the Company has classified the Class E OP Units held by the Brookfield Investor as Redeemable non-controlling interest in mezzanine equity on the Company’s Consolidated Balance Sheets. The Redeemable non-controlling interest is recorded at the greater of the carrying amount, adjusted for its share of the allocation of income or loss and dividends, or the redemption value, which is equivalent to fair value, of such units at the end of each measurement period.

The following table summarizes the Redeemable non-controlling interest activity for the years ended December 31, 2023 and 2022 ($ in thousands):

	December 31, 2023	December 31, 2022
Balance at beginning of the year	$990	$200,086
Limited Partner Cash Contributions	—	38,000
Settlement of prior year performance participation allocation	—	2,346
Conversion to Class I shares	—	(284,785)
GAAP Income Allocation	(42)	(4,669)
Distributions	(92)	(6,951)
Distributions Reinvested	91	7,819
Fair Value Allocation	(14)	49,144
Balance at the end of the year	$933	$990

Share Repurchase Plan
The Company has adopted a share repurchase plan, whereby, subjected to certain limitations, stockholders may request on a monthly basis that the Company repurchase all or any portion of their shares. Should repurchase requests, in the Company’s judgment, place an undue burden on its liquidity, adversely affect its operations or risk having an adverse impact on the Company as a whole, or should the Company otherwise determine that investing its liquid assets in real properties or other illiquid investments rather than repurchasing its shares is in the best interests of the Company as a whole, then the Company may choose to repurchase fewer shares than have been requested to be repurchased, or none at all. Further, the Company’s board of directors may modify and suspend the Company’s share repurchase plan if it deems such action to be in the Company’s best interest and the best interest of its stockholders.
In addition, the total amount of shares that the Company will repurchase is limited, in any calendar month, to shares whose aggregate value (based on the repurchase price per share on the date of the repurchase) is no more than 2% of its aggregate NAV as of the last day of the previous calendar month and, in any calendar quarter, to shares whose aggregate value is no more than 5% of its aggregate NAV as of the last day of the previous calendar quarter. In the event that the Company determines to repurchase some but not all of the shares submitted for repurchase during any month, shares repurchased at the end of the month will be repurchased on a pro rata basis. All unsatisfied repurchase requests must be resubmitted after the start of the next month or quarter, or upon the recommencement of the share repurchase plan, as applicable.
Shares are repurchased at a price equal to the transaction price on the applicable repurchase date, subject to any early repurchase deduction. Shares that have not been outstanding for at least one year are repurchased at 98% of the transaction price.
For the years ended December 31, 2023, 2022 and 2021, the Company repurchased 14,485,367, 4,888,778 and 7,491,201 shares of common stock representing a total of $183.4 million, $70.3 million and $76.9 million, respectively, inclusive of repurchases from the Oaktree Investor pursuant to the Oaktree Repurchase Agreement totaling 6,186,397 shares of common stock for $61.9 million for the year ended December 31, 2021.
The Company satisfied all repurchase requests during the years ended December 31, 2023, 2022 and 2021.

12. Commitments and Contingencies
From time to time, the Company may be involved in various claims and legal actions arising in the ordinary course of business. As of December 31, 2023, the Company was not subject to any material litigation nor was the Company aware of any material litigation threatened against it. The Company may, from time to time, enter into payment guarantees related to mortgage loans at its investments in unconsolidated entities. As of December 31, 2023, the Company has a payment guarantee of $1.6 million.

13. Leases
The Company’s rental revenue primarily consists of rent earned from operating leases at the Company’s rental housing, office, logistics, and net lease properties. Leases at the Company’s office, logistics, and net lease properties generally include a fixed base rent and certain leases also contain a variable component. The variable component of the Company’s operating leases at its office, logistics, and net lease properties primarily consist of the reimbursement of operating expenses such as real estate taxes, insurance, and common area maintenance costs. Rental revenue earned from leases at the Company’s rental housing properties primarily consist of a fixed base rent and certain leases contain a variable component that allows for the pass-through of certain operating expenses such as utilities.
The following table details the components of operating lease income from leases in which the Company is the lessor for the period set forth below($ in thousands):

	Year Ended December 31, 2023	Year Ended December 31, 2022	Year Ended December 31, 2021
Fixed lease payments	$116,220	$102,890	$32,936
Variable lease payments	10,308	5,762	1,851
Total rental revenues	$126,528	$108,652	$34,787
The following table details the undiscounted future minimum rents the Company expects to receive for its logistics, net lease, and office properties as of December 31, 2023. The table below excludes the Company’s rental housing properties as substantially all leases are shorter term in nature ($ in thousands):

Year	Future Minimum Rents
2024	$30,334
2025	28,841
2026	26,352
2027	25,116
2028	24,219
Thereafter	124,081
Total	$258,943

14. Segment Reporting
As of December 31, 2023, the Company operates in five reportable segments: rental housing, office, logistics, net lease and real estate-related loans and securities. The Company continually evaluates the financial information used by the chief operating decision maker (“CODM”) in deciding how to allocate resources and in assessing performance.
In connection with the change in the Company’s CODM that occurred during the second quarter, the Company made the following change to its reportable segments based on the information used by the CODM. Effective June 30, 2023, rental housing was established as a new reportable segment, consisting of multifamily and single-family rental properties due to the similar operating nature of these investments. Comparative periods have been recast to reflect these changes.
The Company allocates resources and evaluates results based on the performance of each segment individually. The Company believes that segment net operating income is the key performance metric that captures the unique operating characteristics of each segment.
The following table sets forth the total assets by segment ($ in thousands):

	December 31, 2023	December 31, 2022
Rental Housing	$1,061,941	$1,086,914
Office	103,179	124,001
Logistics	108,329	112,019
Net Lease	415,282	426,789
Real Estate-Related Loans and Securities	240,108	332,654
Other (Corporate)	61,068	68,096
Total assets	$1,989,907	$2,150,473

The following table sets forth the financial results by segment for the year ended December 31, 2023 ($ in thousands):

	Rental Housing	Office	Logistics	Net Lease	Real Estate-Related Loans and Securities	Total
Revenues:
Rental revenues	$83,823	$12,222	$7,780	$22,703	$—	$126,528
Other revenues	11,368	666	3	82	—	12,119
Total revenues	95,191	12,888	7,783	22,785	—	138,647

Expenses:
Rental property operating	38,327	6,275	2,325	5,734	—	52,661
Total expenses	38,327	6,275	2,325	5,734	—	52,661
Income from real estate-related loans and securities	—	—	—	—	17,609	17,609
Segment net operating income	$56,864	$6,613	$5,458	$17,051	$17,609	$103,595

Loss from unconsolidated entities						$(2,083)
Other income, net						331
Depreciation and amortization						(51,691)
Impairment of investments in real estate						(19,331)
General and administrative expenses						(8,389)
Management fee						(13,895)
Interest expense						(58,577)
Net loss						$(50,040)
Net loss attributable to non-controlling interests in third party joint ventures						1,179
Net income attributable to non-controlling interests - preferred stockholders						(45)
Net loss attributable to redeemable non-controlling interests						42
Net loss attributable to stockholders						$(48,864)

The following table sets forth the financial results by segment for the year ended December 31, 2022 ($ in thousands):

	Rental Housing	Office	Logistics	Net Lease	Real Estate-Related Loans and Securities	Total
Revenues:
Rental revenues	$69,805	$12,844	$6,632	$19,371	$—	$108,652
Other revenues	8,958	658	—	—	—	9,616
Total revenues	78,763	13,502	6,632	19,371	—	118,268

Expenses:
Rental property operating	31,064	5,917	1,978	2,343	—	41,302
Total expenses	31,064	5,917	1,978	2,343	—	41,302
Income from real estate-related loans and securities	—	—	—	—	8,827	8,827
Segment net operating income	$47,699	$7,585	$4,654	$17,028	$8,827	$85,793

Loss from unconsolidated entities						$(6,130)
Other income, net						3,173
Depreciation and amortization						(55,684)
General and administrative expenses						(9,562)
Management fee						(10,512)
Performance fee						(6,566)
Interest expense						(39,718)
Net loss						$(39,206)
Net loss attributable to non-controlling interests in third party joint ventures						148
Net income attributable to non-controlling interests - preferred stockholders						(24)
Net loss attributable to redeemable non-controlling interests						4,669
Net loss attributable to stockholders						$(34,413)

The following table sets forth the financial results by segment for the year ended December 31, 2021 ($ in thousands):

	Rental Housing	Office	Logistics	Net Lease	Real Estate-Related Loans and Securities	Total
Revenues:
Rental revenues	$21,180	$12,471	$419	$717	$—	$34,787
Other revenues	1,983	608	—	—	—	2,591
Total revenues	23,163	13,079	419	717	—	37,378

Expenses:
Rental property operating	9,712	5,495	148	110	—	15,465
Total expenses	9,712	5,495	148	110	—	15,465
Income from real estate-related loans and securities	—	—	—	—	6,022	6,022
Segment net operating income	$13,451	$7,584	$271	$607	$6,022	$27,935

Net gain on dispositions of real estate						$19,590
Gain from unconsolidated entities						1,668
Other income, net						1,492
Depreciation and amortization						(18,370)
General and administrative expenses						(7,057)
Organizational costs						(3,459)
Management fee						(2,651)
Performance fee						(5,143)
Performance participation allocation						(2,346)
Interest expense						(6,758)
Net income						$4,901
Net loss attributable to non-controlling interests in third party joint ventures						183
Net income attributable to redeemable non-controlling interests						(2,578)
Net income attributable to stockholders						$2,506

15. Subsequent Events
Termination of Interest Rate Swap Agreement
On February 2, 2024, the Company received net proceeds of $10.4 million from the termination of an interest rate swap agreement with a notional amount of $250.0 million.

Schedule III—Real Estate and Accumulated Depreciation as of December 31, 2023
(in thousands)

				Initial Cost		Costs Capitalized Subsequent to Acquisitions (1)		Gross Amounts at which Carried at the Close of Period
Description	Location		Encumbrances	Land and Land Improvements	Building and Building Improvements	Land and Land Improvements	Building and Building Improvements	Land and Land Improvements	Building and Building Improvements	Total	Accumulated Depreciation	Year Built	Year Acquired	Depreciable Lives(2)
Rental Housing properties:
Anzio Apartments	Atlanta, GA		$44,400	$9,837	$47,058	$1,394	$264	$11,231	$47,322	$58,553	$(12,251)	1986	2019	(1)
Arbors of Las Colinas	Dallas, TX		45,950	18,155	43,492	661	80	18,816	43,572	62,388	(6,539)	1984	2020	(1)
1110 Key Federal Hill	Baltimore, MD		51,520	10,310	61,908	5	223	10,315	62,131	72,446	(3,741)	2019	2021	(1)
Domain	Orlando, FL		48,700	10,503	61,703	48	163	10,551	61,866	72,417	(3,743)	2017	2021	(1)
The Burnham	Nashville, TN		114,000	14,145	111,469	34	255	14,179	111,724	125,903	(6,099)	2017	2021	(1)
Flats on Front	Wilmington, NC		64,000	6,528	88,877	19	231	6,547	89,108	95,655	(4,681)	2021	2021	(1)
Verso	Beaverton, OR		49,000	8,100	61,139	30	12	8,130	61,151	69,281	(3,192)	2021	2021	(1)
2626 South Side Flats	Pittsburgh, PA		60,760	11,064	77,270	4	332	11,068	77,602	88,670	(3,993)	2016	2022	(1)
The Parker at Huntington Metro	Alexandria, VA		85,000	18,775	114,441	17	603	18,792	115,044	133,836	(5,353)	2016	2022	(1)
Briggs + Union	Mount Laurel, NJ		80,000	18,987	131,552	93	187	19,080	131,739	150,819	(6,559)	2020	2022	(1)
Single-Family Rentals	Various	(3)	82,008	24,473	105,043	534	10,080	25,007	115,123	140,130	(5,973)	Various	Various	(1)
Total Rental Housing properties:			$725,338	$150,877	$903,952	$2,839	$12,430	$153,716	$916,382	$1,070,098	$(62,124)

Logistics properties:
6123-6227 Monroe Ct	Morton Grove, IL	(3)	$11,685	$5,625	$9,703	$—	$611	$5,625	$10,314	$15,939	$(1,010)	1968	2021	(1)
8400 Westphalia Road	Upper Marlboro, MD		—	11,676	17,161	—	—	11,676	17,161	28,837	(1,678)	2005	2021	(1)
McLane Distribution Center	Lakeland, FL		—	3,217	22,039	—	96	3,217	22,135	25,352	(1,935)	1973	2021	(1)
2003 Beaver Road	Landover, MD	(3)	6,295	1,591	7,708	—	36	1,591	7,744	9,335	(489)	1983	2022	(1)
187 Bartram Parkway	Franklin, IN	(3)	18,997	4,205	22,948	—	—	4,205	22,948	27,153	(1,389)	2004	2022	(1)
Total Logistics properties:			$36,977	$26,314	$79,559	$—	$743	$26,314	$80,302	$106,616	$(6,501)

Office properties:
Two Liberty Center	Arlington, VA		$62,085	$3,075	$83,132	$—	$(20,854)	$3,075	$62,278	$65,353	$(8,981)	2007	2019	(1)
Lakes at West Covina	Los Angeles, CA		26,515	4,415	30,637	—	2,593	4,415	33,230	37,645	(7,242)	1990	2020	(1)
Total Office properties:			$88,600	$7,490	$113,769	$—	$(18,261)	$7,490	$95,508	$102,998	$(16,223)

Net Lease properties:
DreamWorks Animation Studios	Glendale, CA		$212,200	$74,803	$247,835	$—	$187	$74,803	$248,022	$322,825	$(15,756)	1997	2021	(1)
Total Net Lease properties:			$212,200	$74,803	$247,835	$—	$187	$74,803	$248,022	$322,825	$(15,756)

Portfolio Total			$1,063,115	$259,484	$1,345,115	$2,839	$(4,901)	$262,323	$1,340,214	$1,602,537	$(100,604)

(1)	Includes write-downs related to impairment of long-lived assets.
(2)	Refer to Note 2 of the Consolidated Financial Statements for details of depreciable lives.
(3)	These properties secure a $119.0 million balance on the Secured Credit Facility.

Schedule III—Real Estate and Accumulated Depreciation as of December 31, 2023 - Continued

The total included on Schedule III does not include furniture, fixtures and equipment totaling $29.1 million. Accumulated depreciation does not include $5.8 million of accumulated depreciation related to furniture, fixtures and equipment.
The following table summarizes activity for real estate and accumulated depreciation for the years ended December 31, 2023 and 2022 ($ in thousands):

	December 31, 2023	December 31, 2022
Real Estate:
Balance at the beginning of the year	$1,617,092	$1,075,445
Additions during the year:
Land and land improvements	836	84,073
Building and building improvements	6,552	458,249
Dispositions during the year:
Land and land improvements	—	—
Building and building improvements	(175)	(675)
Other Deductions:
Impairment of investment in real estate	(21,768)	$—
Balance at the end of the year	$1,602,537	$1,617,092

Accumulated Depreciation:
Balance at the beginning of the year	$(57,837)	$(19,373)
Depreciation expense	(45,380)	(39,050)
Dispositions	175	586
Impairment of investment in real estate	2,438	—
Balance at the end of the year	$(100,604)	$(57,837)